UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑	Preliminary Proxy Statement.
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☐	Definitive Proxy Statement.
☐	Definitive Additional Materials.
☐	Soliciting material Pursuant to §240.14a-12.

Boykin Lodging Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)  Title of each class of securities to which transaction applies:

Common Shares, without par value of Boykin Lodging Company (“Common Shares”)

Class A Cumulative Preferred Shares, without par value, of Boykin Lodging Company designated as Series 2002-A Preferred Shares (“Series 2002-A Preferred Shares”)

(2)  Aggregate number of securities to which transaction applies:

17,687,567 Common Shares

281,100 restricted Common Shares

569,000 Common Shares issuable upon the exercise of “in the money” stock options

181,000 Series 2002-A Preferred Shares

(3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$11.00 per Common Share

$11.00 per restricted Common Share

$11.00 minus the weighted average exercise price of outstanding “in the money” stock options of $8.55 per share

$250.00 per Series 2002-A Preferred Share (plus maximum accrued and unpaid dividends of $7.51 per share)

(4)  Proposed maximum aggregate value of transaction: $245,658,773

(5)  Total fee paid: $26,286

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid:

(2)  Form, Schedule or Registration Statement No.:

(3)  Filing Party:

(4)  Date Filed:

          , 2006

Dear Shareholder:

You are cordially invited to attend a special meeting of shareholders of Boykin Lodging Company (which we refer to as the “Company”) to be held on          , 2006 at 10:00 a.m. local time. The meeting will take place at the Cleveland Airport Marriott, 4277 West 150th Street, Cleveland, Ohio 44135.

At the special meeting, we will ask the holders of our common shares (which we refer to as “common shareholders”) to approve and adopt an Agreement and Plan of Merger, dated as of May 19, 2006, among Braveheart Investors LP, Braveheart II Realty (Ohio) Corp., Braveheart II Properties Holding LLC, Braveheart II Properties Company LLC, the Company and Boykin Hotel Properties, L.P., pursuant to which, among other things, Braveheart II Realty (Ohio) Corp. will merge with and into the Company with the Company as the surviving corporation of the merger. If the merger is completed, each common shareholder will be entitled to receive $11.00 per share, less the per share amount of any pre-closing dividends paid by us with respect to our common shares, in exchange for each share held, as more fully described in the enclosed proxy statement. We anticipate paying, on the day before closing of the merger, pre-closing dividends based upon our undistributed taxable income as of the closing date, which we estimate will be approximately $3.50 per common share. Also in the merger, each holder of depositary shares representing a 1/10th interest in our 10 1/2% Class A Cumulative Preferred Shares, Series 2002-A is entitled to receive $25.00 per depositary share, plus all accrued and unpaid dividends existing immediately prior to the effective time of the merger, in exchange for each depositary share held.

After careful consideration, our board of directors unanimously approved the merger agreement (with Robert W. Boykin, the Chairman of our Board of Directors and our Chief Executive Officer, abstaining) and has declared the merger agreement and the transactions contemplated by the merger agreement fair to and in the best interests of the Company and our shareholders. Our board of directors recommends that our common shareholders vote “FOR” approval and adoption of the merger agreement. The merger agreement must be approved and adopted by the affirmative vote of holders of a majority of our outstanding common shares that are entitled to vote at the special meeting.

In addition, immediately prior to the effective time of the merger, we will sell our interests in the Pink Shell Beach Resort and the Banana Bay Resort to entities controlled by Mr. Boykin, on terms and conditions described in more detail in the accompanying proxy statement. These sales are conditioned on completion of the merger. A Special Committee of independent directors, as well as our board of directors (with Mr. Boykin abstaining), unanimously approved these transactions.

The proxy statement accompanying this letter provides you with more specific information concerning the special meeting, the merger agreement, the related transactions, including the merger and the sale of certain interests to entities controlled by Mr. Boykin, and additional information about the parties involved. We urge you to read carefully the enclosed proxy statement, including the exhibits. You may also obtain more information about the Company and Boykin Hotel Properties, L.P. from us or from documents we have filed with the Securities and Exchange Commission.

Your vote is very important regardless of the number of common shares you own. Whether or not you plan to attend the special meeting, we request that you cast your vote by completing, signing and returning the enclosed proxy card as promptly as possible. The enclosed proxy card contains instructions regarding voting. If you attend the special meeting, you may continue to have your common shares voted as instructed in the proxy or you may revoke your proxy at the special meeting and vote your common shares in person. If you sign, date and return your proxy card without indicating how you want to vote, your proxy will be voted in favor of approval and adoption of the merger agreement. If you fail to vote by proxy or in person, or fail to instruct your broker on how to vote, it will have the same effect as a vote against approval and adoption of the merger agreement.

Sincerely,

Richard C. Conti
President and Chief Operating Officer

This proxy statement is dated          , 2006 and is first being mailed, along with the attached proxy card for our common shareholders, to our shareholders on or about          , 2006.

BOYKIN LODGING COMPANY
GUILDHALL BUILDING
45 WEST PROSPECT AVENUE, SUITE 1500
CLEVELAND, OHIO 44115
(216) 430-1200

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held On          , 2006

To our shareholders:

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Boykin Lodging Company, or the “Company,” will be held on          , 2006 at 10:00 a.m. local time. The meeting will take place at the Cleveland Airport Marriott, 4277 West 150th Street, Cleveland, Ohio 44135, for the purpose of acting upon the following proposals:

1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of May 19, 2006, by and among Braveheart Investors LP, Braveheart II Realty (Ohio) Corp., Braveheart II Properties Holding LLC, Braveheart II Properties Company LLC, the Company and Boykin Hotel Properties, L.P., which provides that, among other things, Braveheart II Realty (Ohio) Corp. will merge with and into the Company and that each holder of our common shares will be entitled to receive $11.00 per share, less the per share amount of any pre-closing dividends paid by us to the holders of our common shares, in exchange for each share held.

2. To consider and act upon any other matters that may properly be brought before the special meeting and at any adjournments or postponements thereof.

After careful consideration, our board of directors has approved the merger agreement and has declared the merger agreement and the transactions contemplated by the merger agreement to be fair to and in the best interests of the Company and our shareholders. Our board of directors recommends that holders of our common shares vote “FOR” approval and adoption of the merger agreement.

All holders of record of our common shares as of the close of business on          , 2006 are entitled to vote at the special meeting or any postponements or adjournments of the special meeting. Holders of depositary shares representing a 1/10th interest in our 10 1/2% Class A Cumulative Preferred Shares, Series 2002-A, are entitled to notice of and to attend the special meeting but are not entitled to vote at the meeting with respect to approval and adoption of the merger agreement.

Approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of our outstanding common shares. Accordingly, regardless of the number of common shares you own, your vote is important. Even if you plan to attend the meeting in person, we request that you cast your vote by completing, signing, dating and promptly returning the enclosed proxy card in the enclosed postage-paid envelope or by facsimile to          . If you sign, date and return your proxy card without indicating how you want to vote, your proxy will be voted in favor of approval and adoption of the merger agreement. If you fail to return your proxy card, your common shares will not be counted for purposes of determining whether a quorum is present at the special meeting, and such failure will have the same effect as voting against approval and adoption of the merger agreement.

Your proxy may be revoked at any time prior to its exercise by your delivery of a properly executed, later-dated proxy card, by your filing a written revocation of your proxy with our Secretary at our address set forth above or by revoking your proxy in open meeting at the special meeting. Simply attending the special meeting, however, will not revoke your proxy.

If you own common shares and object to the merger, you can demand to be paid the fair value of your common shares. In order to do this, you must follow certain procedures mandated by Ohio law, including filing certain notices and not voting your shares in favor of approval and adoption of the merger agreement.

The provisions of the Ohio Revised Code relating to your dissenters’ rights are attached to the accompanying proxy statement as Exhibit D.

We encourage you to read this proxy statement carefully. If you have any questions or need assistance voting your common shares, please call our proxy solicitor,          , toll-free at (800)          . In addition, you may obtain information about us from certain documents that we have filed with the Securities and Exchange Commission and from our website at www.boykinlodging.com.

By Order of the Board of Directors,

Andrew C. Alexander
Secretary

          , 2006

IMPORTANT:  Whether or not you plan to attend the special meeting, please promptly complete, sign, date and return the enclosed form of proxy. A self-addressed envelope is enclosed for your convenience. You also may return your proxy card by facsimile to          . Details are outlined in the enclosed proxy card. If you hold your common shares through a bank, brokerage firm or other nominee, you will need to submit your proxy in accordance with the instructions your bank, broker or other nominee provides. Returning a signed proxy will not prevent you from attending the meeting and voting in person, if you wish to do so. Please note that if you execute multiple proxies, the last proxy you execute revokes all previous proxies.

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QUESTIONS AND ANSWERS ABOUT THE MERGERS AND OTHER RELATED TRANSACTIONS

The following questions and answers address briefly some questions you may have regarding the special meeting, the merger agreement, the mergers and the other related transactions. These questions and answers may not address all questions that may be important to you as a shareholder of Boykin Lodging Company. Please refer to the more detailed information contained elsewhere in this proxy statement, as well as the additional documents to which it refers or which it incorporates by reference, including the merger agreement, a copy of which is attached to this proxy statement as Exhibit A. In this proxy statement, we refer to Boykin Lodging Company as “we,” “us,” “our” or the “Company” and Boykin Hotel Properties, L.P. as the “Partnership.” We refer to Braveheart Investors LP as “Braveheart Investors,” Braveheart II Realty (Ohio) Corp. as “Merger Sub,” Braveheart II Properties Holding LLC as “Braveheart Holding” and Braveheart II Properties Company LLC as “OP Merger Sub.” In addition, we refer to the merger of the Company and Merger Sub as the “merger,” and the merger of the Partnership and OP Merger Sub as the “partnership merger.” References to the “mergers” refer to both the merger and the partnership merger. We refer to the time the merger becomes effective under all applicable laws as the “Company merger effective time” and the time the partnership merger becomes effective under all applicable laws as the “partnership merger effective time.” References to the “merger effective time” refer to the time at which both the partnership merger and the merger are effective. We refer to holders of our common shares as “common shareholders,” and we refer to holders of our depositary shares representing a 1/10th interest in our 10 1/2% Class A Cumulative Preferred Shares, Series 2002-A as “preferred shareholders.”

Q:	What are the proposed transactions?

A:	The proposed transaction is the acquisition of the Company and the Partnership by Braveheart Investors, an affiliate of Westmont Hospitality Group and Cadim, Inc., a wholly-owned subsidiary of Caisse de dépôt et placement du Québec. We refer to Westmont Hospitality Group as “Westmont,” and we refer to Cadim, Inc. as “Cadim.” If the merger agreement is approved and adopted by our common shareholders and the other closing conditions of the merger agreement are satisfied or waived, OP Merger Sub will merge with and into the Partnership, with the Partnership being the surviving partnership, and Merger Sub will merge with and into the Company, with the Company being the surviving corporation.

In addition, immediately prior to the merger effective time, we will sell to entities controlled by Robert W. Boykin, the Chairman of our Board of Directors and our Chief Executive Officer, our interests in the Pink Shell Beach Resort and the Banana Bay Resort, properties that Braveheart Investors does not want to acquire. We refer to the Pink Shell Beach Resort as “Pink Shell,” and we refer to the Banana Bay Resort as “Banana Bay.” We refer to Pink Shell and Banana Bay collectively as the “condo/hotel properties.” These sales are conditioned on the completion of the mergers and will not occur if the merger agreement is terminated or the mergers do not occur. We, as the general partner of the Partnership, have already taken, or caused our subsidiaries to take, all actions necessary to approve the sale of our interests in the condo/hotel properties, and no further approvals of the shareholders of the Company or the partners of the Partnership are required to complete those sales. This proxy statement does not constitute a solicitation of consents in respect of those sales.

Q:	What will I be entitled to receive in the merger for my shares?

A:	Our common shareholders will be entitled to receive for each outstanding common share that you own as of the Company merger effective time, merger consideration, determined pursuant to formulas set forth in the merger agreement, equal to $11.00 per share, less the per share amount of any pre-closing dividends paid by us with respect to our common shares. We refer to this amount as the “common share merger consideration.” The common share merger consideration will be paid in cash, without interest. We anticipate paying, on the day before closing of the merger, pre-closing dividends based upon our undistributed taxable income as of the closing date, which we estimate will be approximately $3.50 per common share. The exact amount of the pre-closing dividends will depend on a number of factors, including the amount of our taxable income before the Company merger effective time. Holders of depositary shares representing a 1/10th interest in our 10 1/2% Class A Cumulative Preferred Shares, Series 2002-A will be entitled to receive $25.00 per depositary share, plus all accrued and unpaid dividends (whether or not declared)

existing immediately prior to the Company merger effective time, in cash, without interest. We refer to this amount as the “depositary share merger consideration.” We refer to the depositary shares as “depositary shares,” and we refer to our 10 1/2% Class A Cumulative Preferred Shares, Series, 2002-A which underlie the depositary shares as “preferred shares.”

Q:	When do you expect to complete the mergers?

A:	We are working toward completing the mergers as promptly as practicable. Because a vote of our common shareholders is only one of the conditions to completion of the mergers, we can give you no assurance as to when or whether the mergers will occur. If our common shareholders approve and adopt the merger agreement at the special meeting, we expect to establish , 2006 as the record date and , 2006 as the payment date for the pre-closing dividends, in which case we would expect to complete the mergers on , 2006. We currently expect to complete the mergers no later than the first business day after the other conditions to completion of the mergers are satisfied or waived. For more information, please see “The Merger Agreement — Conditions to the Mergers” beginning on page [ ].

Q:	If the merger is completed, when can I expect to receive the common share merger consideration for my common shares?

A:	Promptly after the completion of the merger, our common shareholders will receive a letter of transmittal describing how you may exchange your common shares for the common share merger consideration. At that time, you must send your share certificates with your completed letter of transmittal to the paying agent. You should not send your certificates to us or anyone else until you receive these instructions. You will receive payment of your common share merger consideration after the paying agent receives from you a properly completed letter of transmittal accompanied by your certificates.

Q:	If the merger is completed, when can I expect to receive the depositary share merger consideration for my depositary shares?

A:	Promptly after the completion of the merger, our preferred shareholders will receive a letter of transmittal from National City Bank, as depositary, describing how you may exchange your depositary shares for the depositary share merger consideration. At that time, you must send your share certificates with your completed letter of transmittal to the depositary. You should not send your certificates to us or anyone else until you receive these instructions. You will receive payment of your depositary share merger consideration after the depositary receives from you a properly completed letter of transmittal accompanied by your certificates.

Q:	If I hold common units in the Partnership, and if the mergers are completed, what will happen to my common units, and when can I expect to receive the merger consideration for my common units?

A:	Upon completion of the partnership merger, common units in the Partnership for which holders provide a notice of redemption prior to the partnership merger effective time will be converted into the right to receive merger consideration of $11.00 per unit, less the per unit amount of any pre-closing distributions made by the Partnership with respect to its common units. Common units for which holders do not provide a notice of redemption prior to the partnership merger effective time will be converted into the right to receive merger consideration of $9.19 per unit, less the amount of any pre-closing distributions made by the Partnership with respect to its common units, assuming a merger effective time of August 31, 2006; however, we expect all holders of common units to provide a notice of redemption. The pre-closing distributions by the Partnership on a per common unit basis will equal the pre-closing dividends paid to our common shareholders on a per share basis, and we anticipate the pre-closing distributions will be approximately $3.50 per common unit. The merger consideration will be paid in cash, without interest. Holders of common units will be provided instructions as to how to receive payment for their common units.

Q:	What is the location, date and time of the special meeting?

A:	The special meeting will be held on 2006, at 10:00 a.m. local time, at the Cleveland Airport Marriott, 4277 West 150th Street, Cleveland, Ohio 44135.

Q:	What vote is required to approve the merger proposal?

A:	Approval and adoption of the merger agreement requires the affirmative vote of a majority of our common shares that are outstanding and entitled to vote at the special meeting. Because the required vote is based on the number of common shares outstanding rather than on the number of votes cast, failing to vote your common shares (including as a result of broker non-votes) or abstaining will have the same effect as voting against approval and adoption of the merger agreement. We urge you to complete, sign and return the enclosed proxy card to assure the representation of your common shares at the special meeting.

Q:	What rights do I have if I own shares and oppose the merger?

A:	You can vote your common shares against approval and adoption of the merger agreement by indicating a vote against the proposal on your proxy or by voting against the merger proposal in person at the special meeting. Under the applicable provisions of Ohio law, dissenters’ rights are available to holders of our common shares with respect to the merger. Holders of depositary shares do not have dissenters’ rights under Ohio law.

Q:	Who is entitled to notice of and to attend the special meeting?

A:	Only our common shareholders of record and our preferred shareholders of record with the depositary at the close of business on the record date, , 2006, are entitled to receive notice of and to attend the special meeting. You may be asked to present photo identification for admittance.

Q:	Who is entitled to vote at the special meeting?

A:	Only our common shareholders of record at the close of business on the record date are entitled to vote common shares that they held on the record date at the special meeting, or any postponements or adjournments of the special meeting. Each common shareholder has one vote for each common share owned on the record date. As of the record date, there were common shares outstanding and entitled to vote at the special meeting. Preferred shareholders are not entitled to vote their depositary shares at the special meeting.

Q:	What happens if I sell my common shares before the special meeting?

A:	The record date for the special meeting, , 2006, is earlier than the date of the special meeting. If you held your common shares on the record date but transfer them before the special meeting without granting a proxy, you will retain your right to vote at the special meeting but not the right to receive the common share merger consideration for those common shares. The right to receive the common share merger consideration will pass to the person who owns your common shares when the merger is completed.

Q:	How do I vote my common shares?

A:	Complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided or by facsimile to , or submit your proxy in accordance with the voting instruction form received from any bank, brokerage firm or other nominee that may hold your common shares on your behalf as soon as possible so that your common shares can be voted at the special meeting.

Q:	What happens if I do not return a proxy card or vote at the special meeting?

A:	If you fail to return your proxy by mail or facsimile or vote in person at the special meeting, or if you mark your proxy “abstain,” the effect will be the same as voting against approval and adoption of the merger agreement.

v

Q:	If my common shares are held for me by my broker, will my broker vote my common shares for me?

A:	If you hold your common shares through a bank, brokerage firm or other nominee (i.e., in “street name”), in order to vote your common shares you must provide voting instructions in accordance with the instructions on the voting instruction card that your bank, brokerage firm or other nominee provides to you. You should instruct your bank, brokerage firm or other nominee as to how to vote your common shares following the directions contained in that voting instruction card. If you do not provide instructions to your bank, brokerage firm or other nominee, your common shares will not be voted, and this will have the same effect as voting against approval and adoption of the merger agreement.

Q:	May I vote my common shares in person?

A:	Yes. You may vote in person at the special meeting, rather than submitting a proxy, if you own common shares in your own name. If your shares are held in “street name” through a bank, brokerage firm or other nominee, you may vote in person at the special meeting by obtaining a legal proxy from your bank, brokerage firm or other nominee and presenting it at the special meeting.

Q:	May I change my vote after I have submitted my proxy?

A:	Yes. You may change your vote at any time before the common shares reflected on your proxy are voted at the special meeting. If you own your common shares in your name, you can do this in one of three ways. First, you can send a written notice of revocation of your proxy to our Secretary at our principal executive offices. Second, you can complete, sign, date and return a new proxy card with a later date than your previously submitted proxy. Third, you can attend the meeting and revoke your proxy in open meeting. Simply attending the meeting, however, will not revoke your proxy. If you have instructed a bank, brokerage firm or other nominee to vote your common shares, you must follow the directions received from the bank, brokerage firm or other nominee to change your instructions.

Q:	Have any shareholders already agreed to approve the merger proposal?

A:	No. There are no agreements between Braveheart Investors or its affiliates and any common shareholder of the Company in which that common shareholder has agreed to vote in favor of approval and adoption of the merger agreement.

Q:	What do I need to do now?

A:	This proxy statement contains important information regarding the special meeting, the merger agreement, the mergers and the sale of our interests in the condo/hotel properties to entities controlled by Mr. Boykin, as well as information about the Company, the Partnership, Braveheart Investors, Merger Sub, Braveheart Holding and OP Merger Sub. It also contains important information about some of the factors our board of directors considered in approving the merger agreement, the mergers and the other transactions related to the merger. We urge you to read this proxy statement carefully, including the exhibits. You may also want to review the documents referenced in the section captioned “Where You Can Find Additional Information” beginning on page [ ].

Q:	Should I send my share certificates now?

A:	No. After the merger is completed, the paying agent will send each common shareholder a letter of transmittal describing how to exchange common share certificates for the common share merger consideration. At that time, a common shareholder must send common share certificates with a completed letter of transmittal to the paying agent in order to receive the common share merger consideration. Do not send any share certificates with your proxy card.

After the merger is completed, the depositary will send preferred shareholders a letter of transmittal describing how a preferred shareholder may exchange depositary share certificates for the depositary share merger consideration. At that time, a preferred shareholder must send depositary share certificates with a completed letter of transmittal to the depositary agent in order to receive the depositary share merger consideration.

Q:	Where can I find more information about the Company?

A:	We file certain information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. We refer to the Securities and Exchange Commission as the “SEC,” and we refer to the Securities Exchange Act of 1934 as the “Exchange Act.” You may read and copy this information at the SEC’s public reference facilities. You may call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site the SEC maintains at www.sec.gov and on our website at www.boykinlodging.com. Information contained on our website is not part of, or incorporated in, this proxy statement. You can also request copies of these documents from us. See “Where You Can Find Additional Information” beginning on page [ ].

Q:	How will proxy holders vote my common shares?

A:	If you properly submit a proxy prior to the special meeting, your common shares will be voted as you direct. If you submit a proxy but no direction is otherwise made, your common shares will be voted “FOR” approval and adoption of the merger agreement.

Q:	Whom can I call with questions?

A:	We have appointed as our proxy solicitor, whom you may contact as follows:

Q:	Who will solicit and pay the cost of soliciting proxies?

A:	The Company will pay the costs of soliciting proxies for the special meeting. Our officers, directors and employees may solicit proxies by telephone, facsimile or mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies. We will also request that banks, brokerage firms and others holding common shares in their names, or in the names of their nominees, that are beneficially owned by others, send proxy materials to and obtain proxies from those beneficial owners, and, upon request, will reimburse those holders for their reasonable expenses in performing those services. We have retained to assist us in the solicitation of proxies, and will pay fees estimated to be approximately $ plus reimbursement of out-of-pocket expenses. In addition, our arrangement with includes provisions obligating us to indemnify it for certain liabilities that could arise in connection with its solicitation of proxies on our behalf.

SUMMARY

This summary highlights selected information in this proxy statement relating to the mergers of Merger Sub with and into the Company and OP Merger Sub with and into the Partnership as contemplated by the Agreement and Plan of Merger, dated as of May 19, 2006, by and among Braveheart Investors, Merger Sub, Braveheart Holding, OP Merger Sub, the Company and the Partnership. This summary also highlights certain information in this proxy statement relating to the sale by us of our interests in the condo/hotel properties to entities controlled by Mr. Boykin. This summary may not contain all of the information that is important to you. Accordingly, to understand the mergers and the related transactions fully and for a more complete description of the legal terms of the transactions contemplated by the merger agreement and the agreements concerning the sale of the condo/hotel properties, we encourage you to carefully read this entire proxy statement, as well as the additional documents to which it refers or which it incorporates by reference, including the merger agreement, a copy of which is attached to this proxy statement as Exhibit A. Each item in this summary includes a page reference directing you to a more complete description of that item. This proxy statement is first being mailed to our shareholders on or about          , 2006.

The Parties to the Mergers (page   )

Boykin Lodging Company
Guildhall Building
45 West Prospect Avenue, Suite 1500
Cleveland, Ohio 44115
(216) 430-1200

Boykin Lodging Company is an Ohio corporation that has elected to be taxed as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986 (which we refer to as the “Code”), and owns a portfolio of full-service, upscale, commercial and resort hotels in the United States. As of May 19, 2006, we owned interests in 21 hotels containing a total of 5,871 rooms.

Boykin Hotel Properties, L.P.
Guildhall Building
45 West Prospect Avenue, Suite 1500
Cleveland, Ohio 44115
(216) 430-1200

Boykin Hotel Properties, L.P. is an Ohio limited partnership of which we are the sole general partner. The Partnership owns substantially, directly or indirectly through subsidiary entities, all of our assets, and we conduct all of our business through the Partnership.

Braveheart Investors LP
c/o Westmont USA Development Inc.
5847 San Felipe Road, Suite 450
Houston, Texas 77057
(713) 782-9100

Braveheart Investors LP is a Delaware limited partnership and an affiliate of Westmont and Cadim. Westmont is one of the largest privately-held owner/operators of hotel assets in the world, owning an interest in, operating or overseeing the operations of over 350 hotels containing more than 45,000 rooms through North America, Europe and Asia.

Cadim is a wholly-owned subsidiary of Caisse de dépôt et placement du Québec and a member of the Caisse’s Real Estate group. It conducts merchant banking operations worldwide and offers advisory and structured finance services to institutional and private investors internationally. It invests in real estate equity and debt products and also manages portfolios of properties and real estate securities traded on the world’s various stock exchanges. Cadim is the umbrella for a group of companies with offices in Canada, the United States, Europe, Asia and Brazil. Its assets under management totaled CA$29.3 billion as of December 31,

2005. The Caisse is one of the world’s ten largest real estate managers among pension fund managers and manages funds primarily for public and private pension and insurance plans.

Braveheart II Realty (Ohio) Corp.
c/o Westmont USA Development Inc.
5847 San Felipe Road, Suite 450
Houston, Texas 77057
(713) 782-9100

Braveheart II Realty (Ohio) Corp. is an Ohio corporation formed by affiliates of Westmont and Cadim in connection with the mergers.

Braveheart II Properties Company LLC
c/o Westmont USA Development Inc.
5847 San Felipe Road, Suite 450
Houston, Texas 77057
(713) 782-9100

Braveheart II Properties Company LLC is a Delaware limited liability company formed by affiliates of Westmont and Cadim in connection with the mergers.

Braveheart II Properties Holding LLC
c/o Westmont USA Development Inc.
5847 San Felipe Road, Suite 450
Houston, Texas 77057
(713) 782-9100

Braveheart II Properties Holding LLC is a Delaware limited liability company formed by affiliates of Westmont and Cadim in connection with the mergers.

The Special Meeting

Purpose (page   )

The special meeting will be held on          , 2006, starting at 10:00 a.m. local time at the Cleveland Airport Marriott, 4277 West 150th Street, Cleveland, Ohio 44135. At the special meeting, common shareholders will be asked to consider and vote upon a proposal to approve and adopt the merger agreement. In connection with the merger, each outstanding common share will be converted into the right to receive $11.00 per share, less the per share amount of any pre-closing dividends paid by us with respect to our common shares. The common share merger consideration will be paid in cash, without interest. We anticipate paying, on the day before closing of the merger, pre-closing dividends based upon our undistributed taxable income as of the closing date, which we estimate will be approximately $3.50 per common share. In connection with the merger, each outstanding depositary share is entitled to receive $25.00, plus all accrued and unpaid dividends existing immediately prior to the Company merger effective time, in cash, without interest. In addition, each common unit in the Partnership will be converted into the right to receive the payment of merger consideration in cash, without interest. The merger consideration payable with respect to a common unit depends on whether the limited partner owning such common unit delivers a notice of redemption to the Partnership prior to the partnership merger effective time and will be reduced by the amount per common unit of any pre-closing distributions by the Partnership with respect its common units, which will equal the pre-closing dividends to common shareholders and which we anticipate will be approximately $3.50 per common unit. We expect that each limited partner will deliver a redemption notice prior to the date of this proxy statement and, as a result, will be entitled to receive $11.00 (less any pre-closing distributions) per common unit.

The persons named in the accompanying proxy will have discretionary authority to vote upon other business, if any, that properly comes before the special meeting and any adjournments or postponements of the special meeting, including any adjournments or postponements for the purpose of soliciting additional proxies to approve and adopt the merger agreement.

Record Date and Voting (page   )

Only common shareholders of record and preferred shareholders of record with the depositary at the close of business on the record date, which was          , 2006, are entitled to receive notice of and to attend the special meeting.

Only common shareholders of record as of the close of business on the record date are entitled to vote at the special meeting. You will have one vote for each common share that you owned as of the record date. On the record date, there were           common shares outstanding.

The presence at the special meeting, either in person or by proxy, of the holders of a majority of our common shares that were outstanding on the record date will constitute a quorum for purposes of the special meeting. Abstentions and properly executed broker non-votes will be counted as common shares present at the special meeting for purposes of determining whether a quorum is present.

Required Vote (page   )

Completion of the merger requires approval and adoption of the merger agreement by the affirmative vote of the holders of a majority of our common shares entitled to vote at the special meeting. Because the required vote is based on the number of common shares outstanding rather than on the number of votes cast, failing to vote your common shares (including as a result of broker non-votes) or abstaining will have the same effect as voting against approval and adoption of the merger agreement.

As of the record date, our executive officers and directors beneficially owned an aggregate of approximately 906,705 common shares, including restricted common shares, entitling them to exercise approximately      % of the voting power of the common shares. We currently expect that the executive officers and directors of the Company will vote their common shares in favor of approval and adoption of the merger agreement.

Proxies; Revocation (page   )

Any of our common shareholders of record entitled to vote may vote by returning the enclosed proxy or by attending and voting at the special meeting. If your common shares are held in “street name” by a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your common shares using the instructions provided by that bank, brokerage firm or other nominee.

Any proxy may be revoked at any time prior to its exercise by your delivery of a properly executed, later-dated proxy card, by your filing a written revocation of your proxy with our Secretary or by your revoking your proxy in open meeting at the special meeting. Simply attending the special meeting, however, will not revoke your proxy.

The Mergers (page   )

On the closing date, Merger Sub will be merged with and into the Company, with the Company surviving the merger. In addition, on that date, OP Merger Sub will be merged with and into the Partnership, with the Partnership surviving the partnership merger, and its general partner will be the surviving corporation. Braveheart Holding will become the limited partner of the surviving partnership.

The merger of Merger Sub and the Company will become effective under all applicable laws at (1) the time that a certificate of merger for the merger is accepted for filing by the Secretary of State of the State of Ohio or (2) such later date agreed to by the Company and Braveheart Investors and specified in the certificate of merger; although the Company merger effective time must be after the partnership merger effective time.

The merger of OP Merger Sub and the Partnership will become effective under applicable law at (1) the time that a certificate of merger for the partnership merger is accepted for filing by the Secretary of State of the State of Ohio or (2) such later date agreed to by the Company and Braveheart Investors and specified in the certificate of merger. The Company, in its capacity as general partner of the Partnership, has approved the partnership merger, and no further approvals of any of the partners of the Partnership are required to complete the partnership merger. This proxy statement does not constitute a solicitation of consents in respect of the partnership merger.

Sale of the Condo/Hotel Properties (page   )

Immediately prior to the merger effective time, the Company will sell to New Pink Shell, LLC and New Banana Bay, LLC, entities controlled by Mr. Boykin, the Company’s interests in Pink Shell and Banana Bay, respectively, properties that Braveheart Investors does not want to acquire. The sales of Pink Shell and Banana Bay are conditioned on the completion of the mergers and will not occur if the merger agreement is terminated or the mergers do not occur. We refer to these properties, together with the Radisson Suite Beach Resort — Marco Island which we have agreed to sell to Marriott Ownership Resorts, Inc., as the “Excluded Properties.” We refer to the Radisson Suite Beach Resort — Marco Island as the “Marco Island hotel.” We, as the general partner of the Partnership, have already taken, or caused our subsidiaries to take, all actions necessary to approve the sale of our interests in the condo/hotel properties and no further approvals of the shareholders of the Company or the partners of the Partnership are required to complete those sales. This proxy statement does not constitute a solicitation of consents in respect of those sales.

Recommendation of the Special Committee and the Board of Directors (page   )

After careful consideration, a Special Committee of our board of directors, by unanimous vote:

•	has determined that the transactions contemplated by the agreements concerning the sale of our interests in Pink Shell and Banana Bay to New Pink Shell, LLC and New Banana Bay, LLC are fair to and in the best interests of the Company and the Partnership; and

•	has approved, and recommended to our board of directors for approval, the agreements concerning the sale of our interests in Pink Shell and Banana Bay to New Pink Shell, LLC and New Banana Bay, LLC.

After careful consideration, our board of directors, by unanimous vote (with Mr. Boykin abstaining):

•	has approved the merger agreement;

•	has declared the merger agreement and the transactions contemplated by the merger agreement to be fair to and in the best interests of the Company and our shareholders;

•	has approved, following the recommendation of the Special Committee, the agreements concerning the sale of our interests in Pink Shell and Banana Bay to New Pink Shell, LLC and New Banana Bay, LLC; and

•	recommends that common shareholders vote “FOR” approval and adoption of the merger agreement.

Opinion of UBS Securities LLC (page   )

In connection with the mergers, our board of directors received a written opinion from UBS Securities LLC, our financial advisor (which we refer to as “UBS”), as to the fairness, from a financial point of view and as of the date of such opinion, of the $11.00 per share merger consideration to be received by holders of our common shares (other than holders who are proposing to acquire, or are affiliates of entities proposing to acquire, any of the Excluded Properties and their respective affiliates, which we refer to as the “excluded holders”). The full text of UBS’ written opinion, dated May 19, 2006, is attached to this proxy statement as Exhibit B. Holders of our common shares are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. UBS’ opinion was provided to our board in its evaluation of the $11.00 per common share merger consideration from a financial point of view, does not address any other aspect of the mergers or any other transaction involving the Company or the Partnership and does not constitute a recommendation to any shareholder as to how to vote or act with respect to the mergers.

Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (page   )

In connection with the mergers, the Special Committee, and, at the request of the Special Committee, our board of directors, received a written opinion from Houlihan Lokey Howard & Zukin Financial Advisors, Inc., financial advisor to the Special Committee (which we refer to as “Houlihan Lokey”), that as of the date of such opinion (i) the consideration to be received by the Company in connection with the sale of Pink Shell and Banana Bay is fair, from a financial point of view, to the Company and (ii) the common share merger consideration to be received by our common shareholders is fair, from a financial point of view, to our common shareholders. The full text of Houlihan Lokey’s written opinion, dated May 19, 2006, is attached to this proxy statement as Exhibit C. Holders of our common shares are encouraged to read this opinion carefully in its entirety for a description of the assumptions, procedures followed, matters considered and limitations on the review undertaken. Houlihan Lokey’s opinion was furnished for the benefit of the Special Committee and our board of directors in evaluating the mergers and does not constitute a recommendation to any common shareholder as to how to vote or act with respect to the mergers.

Financing (page   )

In connection with the mergers, Braveheart Investors will cause approximately $274.2 million (plus accrued but unpaid dividends on our depositary shares) to be paid in cash to our common shareholders (including holders of restricted common shares that vest as a result of the merger), our preferred shareholders, the limited partners of the Partnership, holders of options to purchase common shares, and our directors pursuant to our Directors’ Deferred Compensation Plan. In addition, in connection with the mergers, at or prior to the partnership merger effective time, we expect that Braveheart Investors will repay our credit facility (if there is any amount outstanding at that time). We anticipate that Braveheart Investors will seek the consent of the lender under our $130.0 million term note with respect to certain loan provisions in order to continue that financing arrangement in place following the mergers. As of March 31, 2006, the outstanding balance on such term note was $97.5 million. We also anticipate that BoyCon, L.L.C., our unconsolidated joint venture with Concord Hospitality Enterprises, will seek the consent of the lender under its financing arrangement in order to continue that financing arrangement in place following the mergers.

It is expected that in connection with the mergers, the owners of Braveheart Investors will contribute up to approximately $80.0 million of equity to Braveheart Investors. In addition, in connection with the execution and delivery of the merger agreement, Merger Sub has obtained a commitment letter from Citigroup Global Markets Realty Corp. to provide bridge debt financing in an aggregate principal amount of up to $200.0 million.

The merger agreement does not contain a financing condition or a condition that no material adverse change has occurred in market conditions. Braveheart Investors has agreed to use its commercially reasonable efforts to arrange its debt financing on the terms and conditions described in the commitment letter.

Agreement and Guaranty (page   )

In connection with the merger agreement, Westbridge Hospitality Management Limited, for and on behalf of and in its capacity as general partner of Westbridge Hospitality Fund L.P., which we refer to as “Westbridge Fund” and which is an affiliate of Westmont and Cadim, has agreed to make a capital call to its partners in order to complete the transactions contemplated by the merger agreement, and Westbridge Fund has guaranteed, up to $135.0 million, Braveheart Investors’ obligations under the merger agreement. The guaranty may be replaced with a $50.0 million unconditional standby letter of credit in favor of Braveheart Investors or Merger Sub and which the Company would be entitled to draw upon under certain circumstances.

Stock Options; Restricted Share Awards; Directors’ Deferred Compensation Units (page   )

The merger agreement provides that our executive officers and directors who hold options to purchase common shares granted under our Long-Term Incentive Plans with an exercise price of less than $11.00 per share, which we refer to as “in-the-money options,” will receive a lump sum cash payment, without interest, less applicable withholding taxes, from Braveheart Investors equal to the product of:

•	the excess, if any, of $11.00 over the exercise price per common share subject to that option, multiplied by

•	the aggregate number of common shares underlying that option immediately prior to the Company merger effective time.

All outstanding options to purchase common shares held by our executive officers and directors with an exercise price greater than $11.00 per share will be cancelled as of the Company merger effective time with no payment made.

Under the terms of the merger agreement, all restricted common shares granted under the Long-Term Incentive Plans will vest and become transferable prior to the Company merger effective time.

The Company’s directors have deferred pursuant to the Company’s Directors’ Deferred Compensation Plan the payment of all or a portion of their directors’ fees that they have earned. Under the plan, the deferred fees have been credited to an account consisting of units that are equivalent in value to common shares. Under the merger agreement, all units outstanding immediately prior to the Company merger effective time under all accounts (except for one account allocated to installment payments which have commenced but will not be completed prior to the Company merger effective time) will be canceled in exchange for a lump sum cash payment from Braveheart Investors equal to the product of $11.00 multiplied by the number of units in the director’s account immediately prior to the Company merger effective time. The balance of the account in installment payment status immediately prior to the Company merger effective time will be distributed by the Company in the form of a lump sum cash payment from Braveheart Investors.

Interests of the Company’s Directors and Executive Officers in the Merger (page   )

Our directors and executive officers may have interests in the merger that are different from, or in addition to, yours, including the following:

•	the merger agreement provides that our directors and executive officers will have their in-the-money options to purchase common shares cancelled as of the Company merger effective time in exchange for a lump sum cash payment equal to the excess, if any, of $11.00 over the exercise price per common share subject to the option multiplied by the aggregate number of common shares underlying the option, less applicable withholding taxes;

•	the merger agreement provides that all restricted common shares granted to our executive officers under the Long-Term Incentive Plans will vest and become transferable prior to the Company merger effective time;

•	the merger agreement provides that directors who have deferred the payment of directors’ fees pursuant to the Company’s Directors’ Deferred Compensation Plan will have all their units cancelled in exchange for a lump sum cash payment of $11.00 per unit, less applicable withholding taxes;

•	our executive officers have received bonuses with respect to 2005 and will receive bonuses with respect to 2006;

•	Robert W. Boykin, our Chairman of the Board of Directors and Chief Executive Officer, will be entitled to severance payments and other benefits under his employment agreement if, as expected, his employment with the Company is terminated upon the change in control caused by the merger;

•	each of Richard C. Conti, our President and Chief Operating Officer, Shereen P. Jones, our Executive Vice President and Chief Financial and Investment Officer, Andrew C. Alexander, our Senior

Vice President, General Counsel and Secretary, and Russ C. Valentine, our Senior Vice President-Acquisitions, will be entitled to severance payments and other benefits under our severance plans if, as expected, his or her employment with the Company is terminated under certain circumstances within two years after completion of the merger;

•	each of Messrs. Boykin, Conti, Alexander and Valentine and Ms. Jones is entitled to a tax gross-up payment under his employment agreement or his or her severance plan, as applicable, to eliminate all taxes that he or she would otherwise incur as a result of any excise taxes to which he or she may be subject by reason of his or her receipt of any payment under the employment agreement or severance plan, as applicable, or otherwise, that constitutes an excess parachute payment under Section 280G of the Code;

•	all unvested contributions to the Boykin Lodging Company Profit Sharing Plan and the Boykin Lodging Company Money Purchase Pension Plan for the benefit of our executive officers will vest;

•	immediately prior to the merger effective time, we will sell to New Pink Shell, LLC and New Banana Bay, LLC, entities controlled by Mr. Boykin, our interests in the condo/hotel properties, which Braveheart Investors does not want to acquire, and the management agreement between a subsidiary of the Company and Boykin Management Company Limited Liability Company, (which we refer to as “BMC”), with respect to Pink Shell will terminate, resulting in a termination fee payable to BMC of approximately $504,438, assuming a closing date of August 31, 2006. However, the sales and termination are conditioned on the completion of the mergers and will not occur if the merger agreement is terminated or the mergers do not occur. BMC is owned by Mr. Boykin and his brother, John E. Boykin, and manages 20 of our hotels; and

•	in connection with the merger agreement, Braveheart Investors has entered into a letter agreement with Mr. Boykin and BMC, which provides, among other things:

•	that the management agreements between the Company and BMC (other than the management agreements with respect to the condo/hotel properties) will terminate at the merger effective time, without the provision of 90 days prior notice as required by the terms of those management agreements or the payment of fees, penalties or other payments as a result of that termination;

•	for the mutual release of certain obligations under those management agreements;

•	that Braveheart Investors will cause the Company to transfer certain assets to BMC after the merger effective time which Braveheart Investors did not intend to use after the merger effective time; and

•	for certain changes to the non-competition provisions of Mr. Boykin’s employment agreement after the merger effective time.

No Solicitation of Transactions (page   )

The merger agreement contains restrictions on our ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving the Company or our subsidiaries. We may, however, before our common shareholders approve and adopt the merger agreement, in response to any takeover proposal that was not solicited by us, provide any non-public information regarding us to any third party or engage in any negotiations or substantive discussions with such person regarding any takeover proposal if our board of directors determines in good faith, after consultation with our counsel and financial advisors, that these actions could result in a superior proposal and if the third party has entered into a confidentiality agreement with us.

Conditions to the Mergers (page   )

Completion of the mergers is subject to the satisfaction or waiver of a number of conditions, including, among others:

•	approval and adoption of the merger agreement by the requisite common shareholder vote;

•	our payment of one or more pre-closing dividends with respect to the common shares in an aggregate amount equal to the minimum dividend necessary to avoid the imposition of income tax or excise tax on us under the Code;

•	the receipt of a tax opinion of Baker & Hostetler LLP regarding our qualification as a REIT under the Code;

•	the absence of a temporary restraining order or preliminary or permanent injunction or other order or decree which prevents the consummation of either of the mergers, and no statute, rule or regulation being enacted by any state or federal governmental entity which would prevent the consummation of either of the mergers;

•	the accuracy of our and the Partnership’s representations and warranties in all respects as of May 19, 2006 and as of the merger effective time as if then made, except where the failure of our representations and warranties to be true and correct would not, individually or in the aggregate, have a material adverse effect; and

•	the performance, in all material respects, by us and the Partnership of our obligations under the merger agreement.

Termination of the Merger Agreement (page   )

The merger agreement may be terminated and the mergers may be abandoned at any time prior to the merger effective time for various reasons, including:

•	by mutual written agreement of Braveheart Investors and us;

•	by either Braveheart Investors or us if:

•	the mergers have not occurred on or before December 21, 2006 (unless extended by our board of directors and Braveheart Investors’ general partner) (provided that this right to terminate the merger agreement is not available to any party whose failure or whose affiliate’s failure to perform any material covenant or obligation under the merger agreement has been the cause of or resulted in the failure of the mergers to occur on or before such date);

•	a court of competent jurisdiction or other governmental entity has issued a final and nonappealable order, decree or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the mergers; or

•	the requisite vote of our common shareholders to approve and adopt the merger agreement upon a vote taken at the special meeting (or at any adjournment or postponement of the special meeting) is not obtained;

•	by Braveheart Investors if:

•	our board of directors withdraws or modifies in a manner adverse to Braveheart Investors its recommendation to the common shareholders with respect to adoption of the merger agreement;

•	our board of directors recommends or approves another takeover proposal; or

•	the Company or the Partnership breaches any representation, warranty or covenant set forth in the merger agreement, in either case such that the conditions to closing in the merger agreement pertaining to the Company’s and the Partnership’s representations, warranties and covenants, are not satisfied or would be incapable of being satisfied within 30 days after giving of written notice to the Company;

•	by us if our board of directors approves and authorizes us to enter into an agreement providing for a superior proposal, so long as:

•	the requisite common shareholder vote has not been obtained;

•	the takeover proposal was not solicited by the Company or any of its affiliates or advisors;

•	our board of directors has determined in good faith, after consulting with our counsel and financial advisors, that such takeover proposal constitutes a superior proposal and has determined in good faith, after consulting with our counsel, that failing to take such action would result in a breach of the fiduciary duties of our board;

•	we have provided notice to Braveheart Investors regarding our intention to enter into such definitive agreement (specifying in reasonable detail the material terms and conditions of the superior proposal and the identity of the person making the superior proposal), and we have provided Braveheart Investors with five business days’ prior written notice of that intention, during which period we must negotiate in good faith with Braveheart Investors to make adjustments to the terms and conditions of the merger agreement such that the takeover proposal would no longer constitute a superior proposal; and

•	we pay to Braveheart Investors the termination fee in accordance with the merger agreement; or

•	by us if Braveheart Investors, Merger Sub, Braveheart Holding or OP Merger Sub breaches any representation, warranty or covenant set forth in the merger agreement, in any case such that the conditions to closing in the merger agreement pertaining to their representations, warranties and covenants, are not satisfied or would be incapable of being satisfied within 30 days after the giving of written notice to Braveheart Investors.

Fees and Expenses (page   )

Under certain circumstances, in connection with the termination of the merger agreement, we will be required to pay Braveheart Investors a termination fee of $8.0 million (less the amount of any expenses reimbursed). In certain other circumstances, in connection with the termination of the merger agreement, we will be required to reimburse Braveheart Investors up to $3.5 million for expenses it has incurred.

Material United States Federal Income Tax Consequences (page   )

A portion of the pre-closing dividends will be designated by us as a capital gain dividend, a portion of the pre-closing dividends will be ordinary income and a portion of the pre-closing dividends may possibly be a return of capital. As of the date hereof, we anticipate approximately  % of the pre-closing dividends to be designated as capital gain dividends, assuming a merger effective time of August 31, 2006. The receipt of the merger consideration in exchange for your common shares will be a fully taxable transaction for federal income tax purposes. Although your tax consequences will depend on your particular situation, you will generally recognize gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted basis in your common shares. You are urged to consult your own tax advisor for a full understanding of the tax consequences of the pre-closing dividends and the merger to you.

Dissenters’ Rights (page   )

Under Ohio law, if the merger agreement is approved and adopted by our common shareholders, any common shareholder that objects to the merger agreement may be entitled to seek relief as a dissenting shareholder under Section 1701.85 of the Ohio Revised Code. To perfect dissenters’ rights, a record holder must:

•	not vote his or her common shares in favor of the proposal to approve and adopt the merger agreement at the special meeting;

•	deliver a written demand for payment of the fair cash value of his or her common shares on or before the tenth day following the special meeting; and

•	otherwise comply with the statute.

The Company will not notify shareholders of the expiration of this ten-day period. Common shares held by any person who desires to dissent but fails to perfect or who effectively withdraws or loses the right to dissent as of the Company merger effective time under Section 1701.85 of the Ohio Revised Code will be converted into, as of the Company merger effective time, the right to receive the common share merger consideration, without interest. A copy of Section 1701.85 of the Ohio Revised Code is attached as Exhibit D to this proxy statement.

No dissenters’ rights are available with respect to the mergers to holders of depositary shares or common units.

Regulatory Approvals (page   )

We are not aware of any material federal, state or foreign regulatory requirements or approvals that are required for the execution of the merger agreement or the completion of either the merger or the partnership merger.

Market Price (page   )

Our common shares are listed on the New York Stock Exchange under the ticker symbol BOY. On May 19, 2006, the last full trading day prior to the date of the public announcement of the merger agreement, our common shares closed at $9.20 per share. On          , 2006, the last full trading day prior to the date of this proxy statement, our common shares closed at $      per share. Following the mergers, there will be no further market for our common shares.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains statements that constitute forward-looking statements. Those statements appear in a number of places in this proxy statement and include statements regarding our intent, belief or current expectations or those of our directors or officers regarding the Company, the Partnership and the proposed transactions, including those statements regarding the expected effects, timing and completion of the proposed transactions, among others.

You can identify the forward-looking statements by their use of forward-looking words, such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “estimates,” or “anticipates,” or the negative of those words or similar words. You are cautioned that any such forward-looking statement is not a guarantee of future performance and involves risks and uncertainties, and that actual results may differ materially from those in the forward-looking statement as a result of various factors. The factors that could cause actual results to differ materially from those expressed in a forward-looking statement include, among other factors, (1) the Company may be unable to obtain the common shareholder approval required for the transaction; (2) conditions to the closing of the transaction may not be satisfied; (3) the transaction may involve unexpected costs or unexpected liabilities; (4) the businesses of the Company may suffer as a result of uncertainty surrounding the transaction; and (5) the Company may be adversely affected by other economic, business and/or competitive factors. Other factors that could cause actual results to differ include litigation, financial performance, real estate conditions, execution of hotel acquisition or disposition programs, changes in local or national economic conditions and their impact on the occupancy of our hotels, military action, terrorism, hurricanes, changes in interest rates, changes in local or national supply and construction of new hotels, changes in profitability and margins and the financial condition of our operators and other similar variables.

The information contained in this proxy statement and in the Company’s periodic filings with the SEC also identifies important factors that could cause such differences.

With respect to any such forward-looking statement that includes a statement of its underlying assumptions or bases, we caution that, while we believe such assumptions or bases to be reasonable and have formed them in good faith, assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material depending on the circumstances. When, in any forward-looking statement, we or our management express an expectation or belief as to future results, that expectation or belief is expressed in good faith and is believed to have a reasonable basis, but there can be no assurance that the stated expectation or belief will result or be achieved or accomplished.

THE SPECIAL MEETING

Purpose

This proxy statement is being furnished to our shareholders in connection with a special meeting to be held at the Cleveland Airport Marriott, 4277 West 150th Street, Cleveland, Ohio 44135, on          , 2006, at 10:00 a.m. local time and in connection with the solicitation of proxies by our board of directors for use at the special meeting. The purpose of the special meeting is for common shareholders to consider and vote upon a proposal to approve and adopt the merger agreement and to transact any other business that may properly come before the special meeting or any adjournment or postponement thereof. Our common shareholders must approve and adopt the merger agreement for the merger to occur. A copy of the merger agreement is attached as Exhibit A to this proxy statement, which you are encouraged to read in its entirety.

The persons named in the accompanying proxy will also have discretionary authority to vote upon other business, if any, that properly comes before the special meeting and any adjournments or postponements of the special meeting, including any adjournments or postponements for the purpose of soliciting additional proxies to approve and adopt the merger agreement.

Record Date and Voting

Common shareholders of record and preferred shareholders of record with the depositary at the close of business on the record date,          , 2006, are entitled to receive notice of and to attend the special meeting. Only common shareholders of record as of the close of business on the record date are entitled to vote at the special meeting. On the record date, there were           common shares outstanding.

The holders of a majority of the common shares that were outstanding on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Any common shares held by any of our subsidiaries are not considered to be outstanding for purposes of determining a quorum. Abstentions and properly executed broker non-votes will be counted as common shares present at the special meeting for the purposes of determining the presence of a quorum. “Broker non-votes” result when the beneficial owners of common shares do not provide specific voting instructions to their brokers. Under the rules of the New York Stock Exchange, brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters, such as approval and adoption of the merger agreement.

Required Vote

Completion of the merger requires approval and adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding common shares entitled to vote at the special meeting. Each common share that is outstanding on the record date entitles the holder to one vote at the special meeting. Because the required vote is based on the number of common shares outstanding rather than on the number of votes cast, failing to vote your common shares (including as a result of broker non-votes) or abstaining will have the same effect as voting against approval and adoption of the merger agreement. Accordingly, in order for your common shares to be included in the vote, if you are a common shareholder of record, you must either have your common shares voted by returning the enclosed proxy card by mail or by facsimile, or by voting in person at the special meeting.

Record holders may cause their common shares to be voted using one of the following methods:

•	completing, signing, dating and returning the enclosed proxy card by mail or by facsimile; or

•	attending the special meeting and voting in person by ballot.

Regardless of whether you plan to attend the special meeting, we request that you complete and return a proxy for your common shares as described above as promptly as possible.

If you hold your common shares through a bank, brokerage firm or other nominee (i.e., in “street name”), in order to vote you must provide voting instructions in accordance with the instructions on the voting instruction card that your bank, brokerage firm or other nominee provides to you. You should instruct your bank, brokerage firm or other nominee as to how to vote your common shares following the directions contained in such voting instruction card. If you have not received such voting instructions or require further information regarding such voting instructions, contact your bank, brokerage firm or other nominee who can give you directions on how to vote your common shares. If you do not provide instructions to your bank, brokerage firm or other nominee, your common shares will not be voted, and this will have the same effect as voting against approval and adoption of the merger agreement.

As of the record date, our executive officers and directors beneficially owned an aggregate of approximately 906,705 common shares, including restricted common shares, entitling them to exercise approximately  % of the voting power of the common shares. We currently expect that the executive officers and directors of the Company will vote their common shares in favor of approval and adoption of the merger agreement.

Proxies; Revocation

If you submit a proxy, your common shares will be voted at the special meeting as you indicate on your proxy. If no instructions are indicated on your signed proxy card, your common shares will be voted “FOR” approval and adoption of the merger agreement.

You may revoke your proxy at any time, but only before the proxy is voted at the special meeting, in any of three ways:

•	by delivering a written revocation of your proxy dated after the date of the proxy that is being revoked to the Secretary of the Company at Guildhall Building, 45 West Prospect Avenue, Suite 1500, Cleveland, Ohio 44115;

•	by delivering a later-dated, duly executed proxy relating to the same shares; or

•	by revoking your proxy in open meeting at the special meeting.

Attendance at the special meeting will not, in itself, constitute revocation of a previously granted proxy. If you hold your common shares in street name, you may revoke or change a previously given proxy by following the instructions provided by the bank, brokerage firm or other nominee that is the record owner of the common shares.

The Company will pay the costs of soliciting proxies for the special meeting. Our officers, directors and employees may solicit proxies by telephone, facsimile or mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies. We will also request that banks, brokerage firms and others holding common shares in their names, or in the names of their nominees, that are beneficially owned by others, send proxy materials to and obtain proxies from those beneficial owners, and, upon request, will reimburse those holders for their reasonable expenses in performing those services. We have retained           to assist us in the solicitation of proxies, and will pay fees of approximately $      plus reimbursement of out-of-pocket expenses. In addition, our arrangement with           includes provisions obligating us to indemnify it for certain liabilities that could arise in connection with its solicitation of proxies on our behalf.

Adjournments and Postponements

Although we do not expect to do so, if we have not received sufficient proxies to constitute a quorum or sufficient votes for approval and adoption of the merger agreement at the special meeting of shareholders, the special meeting may be adjourned for the purpose of soliciting additional proxies. Any signed proxies received by us will be voted in favor of an adjournment in these circumstances. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow common shareholders who have already sent in their proxies to revoke them at any time prior to their use.

THE PARTIES TO THE MERGERS

Boykin Lodging Company

The Company, an Ohio corporation, is a REIT that focuses on the ownership of full-service, upscale commercial and resort hotels. The Company currently owns interests in 21 hotels containing a total of 5,871 rooms located in 13 states, and operating under such internationally known brands as Doubletree, Marriott, Hilton, Radisson, Embassy Suites, and Courtyard by Marriott among others. The Company’s principal executive offices are located at Guildhall Building, 45 West Prospect Avenue, Suite 1500, Cleveland, Ohio 44115. The telephone number for the Company’s executive offices is (216) 430-1200.

Boykin Hotel Properties, L.P.

The Partnership, an Ohio limited partnership, is a subsidiary of the Company and owns, directly and indirectly through other subsidiary entities, substantially all of our assets. We conduct all of our business through the Partnership. The Company has an 85.5% common ownership interest in and is the sole general partner of the Partnership. A number of parties own the remaining approximately 14.5% of the equity interests of the Partnership, in the form of common units. The Partnership’s principal executive offices are located at Guildhall Building, 45 West Prospect Avenue, Suite 1500, Cleveland, Ohio 44115. The telephone number for the Partnership’s executive offices is (216) 430-1200.

Braveheart Investors LP

Braveheart Investors is a Delaware limited partnership and an affiliate of Westmont and Cadim. Westmont is one of the largest privately-held owner/operators of hotel assets in the world. Westmont owns an interest in and operates, or oversees the operations of, over 350 hotels containing more than 45,000 guestrooms through North America, Europe and Asia. Cadim is a wholly-owned subsidiary of Caisse de dépôt et placement du Québec and a member of the Caisse’s Real Estate group. It conducts merchant banking operations worldwide and offers advisory and structured finance services to institutional and private investors internationally. It invests in real estate equity and debt products and also manages portfolios of properties and real estate securities traded on the world’s various stock exchanges. Cadim is the umbrella for a group of companies with offices in Canada, the United States, Europe, Asia and Brazil. Its assets under management totaled CA$29.3 billion as of December 31, 2005. The Caisse is one of the world’s ten largest real estate managers among pension fund managers and manages funds primarily for public and private pension and insurance plans. To date, Braveheart Investors has not conducted any activities other than those incident to its formation and the execution of the merger agreement. Upon completion of the mergers, the Company and the Partnership will be subsidiaries of Braveheart Investors. The principal executive offices of Braveheart Investors are located at c/o Westmont USA Development Inc., 5847 San Felipe Road, Suite 450, Houston, Texas 77057, and its telephone number is (713) 782-9100.

Braveheart II Realty (Ohio) Corp.

Merger Sub is an Ohio corporation formed by affiliates of Westmont and Cadim in connection with the mergers. To date, Merger Sub has not conducted any activities other than those incident to its formation and the execution of the merger agreement. In the merger, Merger Sub will be merged with and into the Company, with the Company being the surviving corporation. The principal executive offices of Merger Sub are located at c/o Westmont USA Development Inc., 5847 San Felipe Road, Suite 450, Houston, Texas 77057, and its telephone number is (713) 782-9100.

Braveheart II Properties Company LLC

OP Merger Sub is a Delaware limited liability company formed by affiliates of Westmont and Cadim in connection with the mergers. To date, OP Merger Sub has not conducted any activities other than those incident to its formation and the execution of the merger agreement. In the partnership merger, OP Merger Sub will be merged with and into the Partnership, with the Partnership as the surviving partnership. The principal executive offices of OP Merger Sub are located at c/o Westmont USA Development Inc., 5847 San Felipe Road, Suite 450, Houston, Texas 77057, and its telephone number is (713) 782-9100.

Braveheart II Properties Holding LLC

Braveheart Holding is a Delaware limited liability company formed by affiliates of Westmont and Cadim in connection with the mergers. To date, Braveheart Holding has not conducted any activities other than those incident to its formation and the execution of the merger agreement. Braveheart Holding will be the limited partner of the surviving partnership after the partnership merger. The principal executive offices of Braveheart Holding are located at c/o Westmont USA Development Inc., 5847 San Felipe Road, Suite 450, Houston, Texas 77057, and its telephone number is (713) 782-9100.

THE MERGER PROPOSAL

General Description of the Mergers and the Sales of the Excluded Properties

Under the terms of the merger agreement, affiliates of Westmont and Cadim will acquire us and our subsidiaries, including the Partnership, through their ownership of Braveheart Investors and through the merger of Merger Sub with and into us and the merger of OP Merger Sub with and into the Partnership. Under the merger agreement, first, OP Merger Sub will merge with and into the Partnership, with the Partnership continuing as the surviving partnership. Second, immediately after the partnership merger, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation. We, as the general partner of the Partnership, have already taken all actions necessary to approve the partnership merger and no further approvals of any of the partners of the Partnership are required to complete the partnership merger. This proxy statement does not constitute a solicitation of consents in respect of the partnership merger.

In addition, immediately prior to the merger effective time, we will sell to New Pink Shell, LLC and New Banana Bay, LLC, entities controlled by Mr. Boykin, our interests in the condo/hotel properties, which Braveheart Investors does not want to acquire. These sales are conditioned on the completion of the mergers and will not occur if the merger agreement is terminated or the mergers do not occur. Under a Limited Liability Company Interests and Asset Purchase Agreement, dated as of May 19, 2006, among BellBoy, Inc. (which we refer to as “BellBoy”), the Partnership, Sanibel View Development LLC, White Sand Villas Development LLC, BeachBoy, LLC, Pink Shell Realty LLC and New Pink Shell, LLC and JABO LLC, New Pink Shell, LLC will acquire all of the limited liability company interests of Captiva Villas Development LLC (which we refer to as “Captiva Villas”) and the assets owned by the selling entities relating to Pink Shell. Under a Limited Liability Company Interests Purchase Agreement, dated as of May 19, 2006, among BellBoy, New Banana Bay, LLC and JABO LLC, New Banana Bay, LLC will acquire all of the limited liability company interests of Marathon Partners Manager LLC, which owns 50.0% of the outstanding limited liability company interests and is the manager of Marathon Partners LLC, the owner of Banana Bay. We refer to Marathon Partners Manager LLC as “Marathon Manager,” and we refer to Marathon Partners LLC as “Marathon Partners.” We, as the general partner of the Partnership, have already taken, or caused our subsidiaries to take, all actions necessary to approve the sale of our interests in the condo/hotel properties and no further approvals of the shareholders of the Company or the partners of the Partnership are required to complete those sales. This proxy statement does not constitute a solicitation of consents in respect of those sales.

In addition, Boykin Marco LLC, a wholly owned subsidiary of the Partnership, has entered into an agreement, dated May 7, 2006, to sell the Marco Island hotel to an unaffiliated third party. We, as the general partner of the Partnership, have already taken all actions necessary to approve the sale of the Marco Island hotel and no further approvals of the shareholders of the Company or the partners of the Partnership are required to complete that sale. This proxy statement does not constitute a solicitation of consents in respect of that sale.

Background of the Merger

In January 2004, our management initiated a review of various strategic initiatives for our business, including possible acquisitions of other companies, hotel acquisitions and an equity offering to finance these activities, as well as the sale of parts of our portfolio of hotels. At this time the hotel business environment was beginning to improve as were valuations for hotel properties, and our board of directors and management believed that our assets were worth more than the trading price of our common shares at the time. At meetings held in 2004, our board and management also discussed the complexity of our portfolio of hotels, including our three different businesses (operating hotels, condominium/hotel or residential condominium development and our one gaming-related hotel), whether investors understood all three businesses, whether the businesses should be separated and whether it was appropriate to continue to operate all three businesses.

At a meeting of our board on May 19, 2004, at which management and representatives of UBS, our financial advisor, were present, the board reviewed various alternatives to enhance or maximize shareholder value, including hotel acquisitions, an equity offering to finance these activities, the sale of parts of our portfolio of hotels and a sale of the Company. During a telephonic meeting of our board of directors on May 28, 2004, our board of directors decided to proceed with a limited test of the market for a potential sale of the Company. This decision was based on the belief of our board of directors and management that many of our competitors were larger than we were and had greater access to capital, and as a result, it was difficult for us to compete for acquisitions in our target markets. In addition, our board and management believed that our portfolio of hotels, based on its characteristics, including the fact that our hotels generally are located in secondary markets, had limited prospects for growth and would require significant capital investments to maintain or grow market share. The board and our management believed that hotel properties were selling at attractive valuations. However, if we continued to reduce the size of our portfolio, our overhead costs would have an increasingly negative impact on our financial results because many of our public company-related expenses could not be reduced on a proportional basis. Following this meeting, in accordance with our instructions, UBS made a few informal and discreet inquiries to determine the level of interest that potential purchasers might have in an acquisition of the Company, and we continued to consider the sale of parts of our portfolio.

At a regular meeting of our board of directors on December 1, 2004, at which our management and representatives of Baker & Hostetler LLP, our outside counsel, and UBS were present, UBS updated our board on the status of the informal inquiry process, including the reluctance expressed by some contacted parties to commit resources to considering a transaction in response to only an informal inquiry from the Company. The complexity of our portfolio also was discussed as was the fact that no one buyer appeared to be interested in all three of our businesses. Thereafter, the board discussed the possibility of more fully exploring a sale process for the Company and the parties that might be interested in participating in that process. On December 22, 2004, at a special telephonic meeting of our board, the board authorized a process to explore a sale of the Company. With a view toward minimizing disruption to the Company’s business, our board instructed UBS to contact a limited number of parties to determine their potential interest in an acquisition of the Company. These initial parties were selected from different classes of potentially interested parties, including hotel operators, financial buyers and other REITs. The closing price of our common shares on December 22, 2004 was $9.03.

Commencing in late March 2005, selected parties were contacted to determine their potential interest in an acquisition of the Company. On April 14, 2005, we sold our gaming-related property, the French Lick Springs Resort and Spa, which simplified our portfolio and enhanced our strategic options. This sale marked our complete exit from gaming-related hotels. At a special telephonic meeting of our board of directors held on April 29, 2005, at which representatives of Baker & Hostetler and UBS were present, UBS informed the board that interest in acquiring the Company had been primarily expressed by financial buyers and that the parties contacted appeared to be having difficulty valuing some of the properties that we intended to redevelop as residential condominiums or as condominium/hotels. As a result of these discussions, the board directed UBS to contact additional parties.

At a regular meeting of our board of directors held on May 24, 2005, at which representatives of Baker & Hostetler and UBS were present, the board discussed the status of the process to explore a sale of the Company. The discussion included the appropriate role for management in negotiating a transaction on behalf of the Company in light of the fact that some of the interested parties had expressed interest in including some members of our management as possible participants in a transaction. At this meeting, the board also discussed the recent share price and trading activity of our common shares. During an executive session of non-management directors following the board meeting, the board established a Special Committee of our board consisting of three independent directors (Messrs. Schecter (Chairman), Nasca and Winfield) to direct the negotiation of any transaction for the sale of the Company because of the possible involvement of management in a transaction.

From March through May 26, 2005, in accordance with our instructions, UBS contacted a total of 19 parties to determine their level of interest in an acquisition of the Company, 16 of which executed confidentiality agreements with the Company and were provided with the Company’s confidential memorandum. On May 26, 2005, five parties submitted preliminary indications of interest to acquire the Company at prices ranging from $10.75 to $12.50 per share. These indications of interest were generally based on the confidential memorandum and limited due diligence, as most parties had not yet conducted site visits.

At a special telephonic meeting of our board of directors held on June 2, 2005, at which representatives of Baker & Hostetler and UBS were present, the directors discussed the indications of interest that had been received. The directors also discussed three particular factors that likely impacted the indications received, which ultimately could affect our ability to achieve the prices indicated. These factors were the fact that our properties are primarily located in secondary markets with limited growth prospects, the amount of capital expenditures that would be necessary to satisfy requirements of our franchisors and the valuation of the properties that we intended to redevelop as residential condominiums or as condominium/hotels, which we sometimes refer to as the “redevelopment properties.” The board noted and discussed that the party that was believed to have performed the most due diligence and which had conducted a number of site visits had submitted the lowest indication of interest. It was also discussed that the prices indicated by the parties that had not conducted site visits could be significantly impacted by their estimate of the amount of capital expenditures that would be necessary to satisfy requirements of our franchisors based on those site visits. The board instructed UBS to invite each of the five interested parties to continue in the process. Also at this meeting, the directors discussed the recent increase in our common share price to $11.61 per share as of the close of trading on June 1st, as well as recent trading activity, and authorized a public announcement that we were exploring strategic alternatives. We issued a press release to that effect before the opening of business on June 3, 2005.

From June through July 2005, three of the five interested parties continued in the process and performed varying levels of due diligence, including site visits and attendance at management meetings. In addition, in early July 2005, a privately held owner and operator of hotels, which we refer to herein as “Participant A,” submitted an indication of interest to acquire the Company for $12.00 per share.

The Special Committee held a telephonic meeting on July 15, 2005. At this meeting, representatives of Baker & Hostetler reviewed with the members of the Special Committee the proposed form of merger agreement to be provided to the interested parties. The committee members also discussed the fact that all of the indications of interest received were significantly below the then current trading price of our common shares of $14.00, which had increased significantly since the June 3rd press release.

During July 2005 and after conducting varied amounts of due diligence, the three remaining interested parties which had submitted preliminary indications of interest on May 26, 2005 declined to continue pursuing an acquisition of the Company. In so declining, some of these parties indicated that the price they would offer would be significantly below the then current trading price of our common shares and that this was one of the reasons they declined to continue.

During a telephonic meeting of the Special Committee held on July 20, 2005 in which representatives of Baker & Hostetler and UBS participated, the Special Committee was updated on the status of discussions with Participant A. The directors again discussed that Participant A’s indication of interest was significantly below the then current trading price of our common shares of $14.55. The Special Committee also discussed whether the parties which had expressed interest in an acquisition of the Company, including Participant A, had allocated appropriate value to our redevelopment properties. Accordingly, the Special Committee discussed the possibility of selling or entering into contracts to sell our redevelopment properties before entering into a definitive agreement with Participant A.

On July 25, 2005, our board of directors held a special meeting at which the directors discussed Participant A’s bid and the fact that a broker had indicated that our Marco Island hotel could be worth significantly more than the value attributed to it by Participant A. In addition, the board discussed its understanding that Participant A was not attributing any value to our interests in the two smaller redevelopment assets, the Pink Shell Resort, which we owned, and an interest in a joint venture which owned a contract to acquire Banana Bay, and that it was possible that third parties may be willing to purchase those interests. As a result, the board discussed whether the sale of the entire company to Participant A would maximize shareholder value or whether the redevelopment properties would need to be sold to other parties separately from a transaction with Participant A in order to maximize shareholder value. The directors again discussed the significant difference between the $12.00 bid from Participant A and the trading price of our common shares ($14.50 on July 25, 2005). At this meeting, management reviewed with our board financial projections for the Company on a stand-alone basis using various assumptions, including the sale of certain properties and the reinvestment of the proceeds of the sales in other properties. After management (other than Mr. Boykin) was excused from the meeting, the board discussed the financial projections and determined to proceed with negotiating a transaction with Participant A, while simultaneously exploring the sale of our redevelopment properties in separate transactions. The board also determined to proceed with the engagement of a broker to sell our Marco Island hotel.

In August 2005, we engaged a broker experienced in the Florida market to sell our Marco Island hotel. From August 2005 to February 2006, the broker contacted approximately 500 prospective purchasers, over 70 of which executed confidentiality agreements.

Also at this time, Participant A was requested to consider the possibility of a transaction for the Company without the redevelopment properties. Subsequently, Participant A increased its offer for the entire Company to $13.00 per share. Thereafter, Participant A increased its bid for the entire Company to $13.50 per share.

On August 16, 2005, our board of directors held a special telephonic meeting in which representatives of Baker & Hostetler and UBS participated. The board discussed Participant A’s increased offer of $13.50 per share. There was also discussion of the possibility, based on information from an experienced broker that had recently sold another redevelopment property in southwest Florida, that the Marco Island hotel could be sold for an amount in excess of $120.0 million, which was significantly higher than the value attributed to it by Participant A. The directors again discussed the possibility of selling the redevelopment properties separately from the rest of the Company in order to maximize the proceeds to our shareholders. After considerable deliberation, the board determined to propose to Participant A a transaction for the entire Company at $15.00 per share or for the Company without the redevelopment properties at $9.25 per share. Discussions were subsequently held with Participant A regarding both possibilities, and Participant A indicated that it was unwilling to proceed on the basis we proposed. As a counter-offer, Participant A offered us the choice of a transaction at $13.50 per share for the entire Company or $8.50 per share for the Company without the redevelopment properties.

On August 17, 2005, the board held a special telephonic meeting, in which representatives of Baker & Hostetler and UBS participated, to discuss Participant A’s response. The directors considered available information about the value of the redevelopment properties, particularly the Marco Island hotel. It was noted that the process of attempting to sell the Marco Island hotel had not proceeded very far and that the directors did not, therefore, have a clear understanding of the value of the Marco Island hotel. The directors discussed the possibility that a transaction involving a sale of the redevelopment properties would be more complicated and could make it more difficult to reach agreement with Participant A, but could lead to a higher value for our common shareholders. After considerable discussion, the board determined to proceed with a transaction with Participant A for $8.50 per share, excluding the redevelopment properties. On August 19, 2005, we provided Participant A with a draft merger agreement reflecting a sale of the Company to Participant A, excluding the redevelopment properties.

On August 25, 2005, our board of directors held a regularly scheduled meeting, at which representatives of Baker & Hostetler and UBS participated. At the meeting, the directors discussed the status of our discussions with Participant A and the issues involved in separately disposing of the redevelopment properties. In particular, the directors discussed the possible use of a liquidating trust for the benefit of the Company’s common shareholders to hold the three redevelopment properties if they were not sold to third parties prior to the time a transaction with Participant A was completed. The challenges of selling the Pink Shell and Banana Bay interests in an expedited time frame also were discussed as both sales would be more complicated than a typical hotel sale. Instead of receiving outright ownership of a hotel, a purchaser of Pink Shell would be acquiring three existing condominium units owned by the Company, development rights to a 43 unit project that was underway, title to certain common areas and management rights for the condominium units. With respect to the management rights, the purchaser would acquire management agreements with the owners of the condominiums not owned by the Company that entitled the purchaser of Pink Shell to a portion of the revenue from rental of the applicable condominium (unlike a hotel where the purchaser would receive all of the revenue from a rental), but made the purchaser responsible for the majority of the costs of operating Pink Shell. With respect to Banana Bay, the Company only owned a 50.0% interest in the joint venture, the joint venture agreement had not yet been signed and the joint venture’s primary asset was a contract to purchase Banana Bay.

In the meantime, in accordance with our instructions, UBS had continued to contact additional parties to determine their level of interest in an acquisition of the Company. As of August 25, 2005, a total of 27 parties had been contacted to determine their level of interest in an acquisition of the Company, 24 of which executed confidentiality agreements and were provided with a confidential memorandum concerning the Company.

From August 25, 2005 through the end of September 2005, Participant A conducted due diligence with respect to the Company and its properties, and counsel for the Company and Participant A had brief discussions about the tax and other consequences of the transaction. On September 7, 2005, Participant A provided comments on a draft merger agreement that was provided by us, and on September 22, 2005, we provided a revised draft of the merger agreement to Participant A, although there were no significant discussions regarding the definitive agreement for a transaction with Participant A.

Continuing our efforts to sell the redevelopment properties, on August 31, 2005, we engaged a broker to market Pink Shell. From September 1, 2005 through December 2005, the broker for the Pink Shell property contacted 200 potential buyers, 24 of which executed confidentiality agreements and were provided non-public information regarding the property. Although we had also explored the possibility of selling our interest in Banana Bay, we had been advised by a broker that our interest in that property was not marketable because it was a 50.0% joint venture interest without a signed joint venture agreement.

Between late August and September 27, 2005, the Company received six preliminary indications of interest from proposed purchasers of the Marco Island hotel ranging from $57.5 million to $110.0 million. The Company selected the highest bidder, a private developer of condominium properties, which we refer to herein as “Marco Bidder A,” and engaged in negotiations for the sale of the hotel to Marco Bidder A.

The Special Committee held a telephonic meeting on September 23, 2005, in which representatives of Baker & Hostetler participated, to discuss the sale of the two smaller redevelopment properties. In particular, there was discussion about the difficulty of valuing Pink Shell because of the three distinct parts of the Pink Shell property (the existing condominiums, the development aspect and the management rights). Certain members of management participated in the meeting in order to provide the directors with further information regarding these issues, including the fact that purchasers might need a longer period of time than usual to complete due diligence because of the complexity of the asset. In addition, instead of purchasing hotel rooms, a purchaser would be acquiring management agreements of various lengths and having various terms and, as a result, would be entitled to only a portion of the revenue related to the rental of the unit subject to the management agreement. Following the discussion, the members of management (including Mr. Boykin) were excused from the meeting, and the members of the Special Committee discussed the terms of a proposal that

Mr. Boykin had made to acquire Pink Shell and Banana Bay. It was reported that, in light of Participant A offering no value for Pink Shell and Banana Bay, Mr. Boykin was willing to pay $4.0 million for the Company’s interest in Pink Shell and $2.0 million, plus expenditures made by the Company after such date, for the Company’s interest in the Banana Bay joint venture as a backstop to facilitate a transaction for the Company and provide additional value to shareholders. It was understood that the Company would continue to market Pink Shell, and that the Company would continue to be permitted to sell our interests in Pink Shell and Banana Bay to another party at a higher price, if one could be realized, or to a buyer of the entire Company. The Special Committee viewed Mr. Boykin’s offer as an opportunity to increase the value obtained by shareholders and determined to consider a transaction with Mr. Boykin in addition to the marketing of Pink Shell to third parties.

On September 28, 2005, the board of directors convened a special telephonic meeting in which representatives of Baker & Hostetler participated. The board continued the discussion from the Special Committee’s meeting on September 23, 2005 concerning the sale of Pink Shell and Banana Bay. After that discussion, members of management (other than Mr. Boykin) were excused from the meeting. The directors were advised that Participant A had indicated that it was no longer interested in a transaction for only part of the Company and had offered to acquire the entire Company for a reduced price of $13.00 per share. It was noted that the current highest bid for the Marco Island hotel was $110.0 million from Marco Bidder A, which was significantly higher than the value being attributed to it by Participant A. It also was noted that the board’s understanding was that Participant A was still not allocating any value to the two smaller redevelopment properties (Pink Shell and Banana Bay). The directors discussed continued pursuit of a transaction with Participant A in which we would be entitled to retain for the benefit of our common shareholders the proceeds of any sales of the two smaller redevelopment properties. In addition, the directors determined that we should continue to market Pink Shell under the supervision of the Special Committee in light of Mr. Boykin’s interest in acquiring the smaller redevelopment properties.

On October 3, 2005, Participant A informed UBS that, due to hurricane damage to properties involved in another acquisition to which it was already committed, it would be required to provide substantial additional equity for the other acquisition. Participant A, therefore, withdrew its interest in an acquisition of the Company.

During October 2005, in accordance with our instructions, UBS contacted the other parties that previously had submitted indications of interest to acquire us, as well as four additional parties, including Westmont, each of which executed confidentiality agreements.

In October 2005, a member of the Special Committee contacted an appraiser about conducting appraisals of the Company’s interests in the Pink Shell and Banana Bay properties. On December 19, 2005, the appraiser delivered to our board of directors an appraisal of Pink Shell indicating an “as is” market value of Pink Shell as of November 11, 2005 of $6.8 million. On January 9, 2006, the appraiser delivered to our board of directors an appraisal of Banana Bay indicating a value for the Company’s interest in Banana Bay of $1.1 million as of November 10, 2005. This appraised value was based on the difference between the “as is” appraised value of the fee simple estate determined by the appraiser and the current purchase price for that property under the purchase contract to which the joint venture was a party at the time of the appraisal. The difference was then discounted for the lack of a controlling interest in the joint venture, and the discounted amount was then adjusted to reflect our 50.0% interest in the joint venture.

During late September and October, the Company received only one offer for Pink Shell (other than Mr. Boykin’s offer) for $5.5 million from a hotel real estate investment trust, which we refer to as “Pink Shell Bidder A.” Pink Shell Bidder A subsequently increased its offer to $5.7 million. On November 8, 2005, Mr. Boykin increased his offer for Pink Shell to $5.8 million. After discussion among outside counsel, certain members of management (excluding Mr. Boykin) and the chairman of the Special Committee, it was determined that the two bidders for Pink Shell should be instructed to make their best and final bids by November 18, 2005. In addition, each of the bidders was asked to improve its bid on non-financial matters such as due diligence periods, contingencies and conditions to closing. On November 18, 2005, Mr. Boykin submitted an increased offer of $6.0 million for Pink Shell, and Pink Shell Bidder A restated its prior offer of

$5.7 million. Unlike Pink Shell Bidder A’s offer, Mr. Boykin’s offer did not contain a due diligence period and had limited conditions to closing. On November 21, 2005 and before the Special Committee had taken action on these offers, an additional party, which we refer to as “Pink Shell Bidder B,” advised our broker of a general interest in acquiring Pink Shell for $9.0 million, although this indication of interest had few details.

On November 9, 2005, Marco Bidder A notified the Company that, based on its underwriting of the economics of the project, it was no longer willing to acquire the Marco Island hotel at a purchase price of $110.0 million, but indicated a desire to discuss acquiring the Marco Island hotel at a significantly reduced price. As a result, the broker for the Marco Island hotel was instructed to continue marketing the Marco Island hotel to new bidders while also continuing discussions with bidders that had offered a lower price.

On November 30, 2005, Pink Shell Bidder B submitted a letter of intent to acquire Pink Shell for $9.0 million. In light of the late offer from Pink Shell Bidder B and in an effort to encourage Pink Shell Bidder B to increase its offer and improve other non-financial terms of its offer, all bidders were provided the opportunity to make a final bid due December 9. On December 9, Mr. Boykin submitted a bid for the Pink Shell and Banana Bay interests together, without allocating any consideration between the two, of $11.3 million with an expected closing date of February 15, 2006. Also on December 9, Pink Shell Bidder B indicated that it was no longer interested in bidding on Pink Shell out of concern that it was competing against management for the property. Notwithstanding direct confirmation to Pink Shell Bidder B that the highest and best bid would be selected, Pink Shell Bidder B did not submit a final bid. On December 14, Pink Shell Bidder A also withdrew its bid.

On December 14, 2005, the Special Committee met to discuss the fact that the Pink Shell bidders (other than Mr. Boykin) had withdrawn their offers. Although no formal action was taken to accept Mr. Boykin’s offer, the Special Committee considered that the bid was the best available alternative and the chairman of the Special Committee advised Mr. Boykin that if a transaction for the entire Company was executed with a buyer that did not allocate adequate value to Pink Shell and Banana Bay, the Company would likely proceed with a transaction with him on substantially the terms of his proposal if a higher bid for such properties was not made. The Company reserved the right to accept any higher bid.

On November 22, 2005, a privately held real estate fund, which we refer to herein as “Participant B,” that had initially been contacted in June 2005 sent a letter to the Company expressing an interest in acquiring the Company. The letter indicated a price ranging from $12.50 to $12.75 per share, (i) assuming in that amount proceeds from the sale of the Marco Island hotel of at least $110.0 million and (ii) deducting from that amount the net cash invested by the Company in Banana Bay after September 30, 2005, and attributing no value to Pink Shell and Banana Bay. This indication of interest represented an implied price of approximately $7.33 to $7.58 per share for the Company’s properties other than the redevelopment properties. No other additional formal indications of interest had been received at this time, but Westmont continued to express interest in acquiring the Company and proceeded with due diligence.

On December 1, 2005, Westmont, on its own behalf, sent a letter to the Company expressing an interest in acquiring the Company in a transaction that valued the Company at $12.75 per share, assuming the redevelopment properties were sold to one or more third parties and that the proceeds from the sale of the redevelopment properties were at least $130.0 million. This indication of interest represented an implied price of approximately $6.64 per share for the Company’s properties other than the redevelopment properties.

With respect to our efforts to sell the Marco Island hotel, the broker continued to market the property and informed us that Marco Bidder A had again made the highest bid, but its bid remained subject to equity and debt financing and completion of due diligence. On December 16, 2005, Marco Bidder A informed the Company that it would be willing to reevaluate an acquisition of the Marco Island hotel for a price of $90.0 million.

In early January 2006, Participant B indicated that it would only continue with its due diligence investigation and explore the possibility of a transaction with the Company if it were reimbursed for its expenses. On January 10, 2006, the Company and Participant B signed a letter agreement providing for the reimbursement to Participant B of its due diligence expenses up to a maximum of $500,000 so long as

Participant B was prepared to enter into a definitive agreement on terms reasonably acceptable to the parties on or before February 9, 2006, subject to certain extension rights that were exercised on that date, for a transaction consistent with the November 22, 2005 expression of interest. On January 27, 2006, Participant B provided initial comments on a draft merger agreement that had been provided by us. During January 2006, Westmont continued its due diligence.

On January 30, 2006, Marco Bidder A informed the Company that it was no longer interested in acquiring the Marco Island hotel based on its underwriting of the economics of the project. The Company continued its marketing efforts with respect to the hotel and invited additional brokers to market the property.

At a special meeting of the board of directors held on February 9, 2006, at which representatives of Baker & Hostetler and UBS were present, the board was updated on the status of the due diligence reviews being conducted by Participant B and Westmont. There was also discussion of the fact that the Company was having discussions with a private equity buyer, referred to herein as “Marco Bidder B,” for the Marco Island hotel at an indicated price of $75.0 million.

On March 1, 2006, our board of directors held a special meeting to consider strategic alternatives in the event we were not able to reach a satisfactory transaction for a sale of the Company. Management discussed with our board several alternatives, including acquisition and disposition scenarios.

On March 6, 2006, we provided a revised draft of the merger agreement to Participant B.

In early March 2006, in light of the continued difficulty in finding a buyer for the Marco Island hotel, the Company contacted an appraiser about conducting an appraisal of the property. On March 15, 2006, the appraiser delivered to the Company an appraisal indicating that the market value of the Marco Island hotel on an “as is” basis as of such date was $72.0 million to $78.0 million.

On March 10, 2006, Participant B indicated that, in order to continue its due diligence and continue exploring its interest in acquiring the Company, Participant B required that it be reimbursed promptly for $200,000 of its expenses. Accordingly, on March 13, 2006, Participant B and the Company signed a letter agreement providing for the prompt payment of $200,000 of Participant B’s due diligence expenses. The letter agreement preserved each party’s right with respect to whether additional expense reimbursements of up to $300,000 would be owed under the terms of the existing letter agreement. In addition, we agreed to reimburse Participant B for additional due diligence expenses of up to $200,000 incurred after March 13, 2006.

On March 15, 2006, at a regular meeting of our board of directors, the directors met in executive session to discuss the status of discussions with Participant B. There was extensive discussion concerning alternatives to a sale of the Company, including a sale of some of the Company’s more poorly performing assets and the redeployment of those proceeds to other hotels. There was also a discussion about the longer-term realizable value of the redevelopment properties and the potential recoveries the Company could receive in its litigation against an insurer related to our Melbourne, Florida hotels. The directors also discussed the status of pending discussions with buyers for our Marco Island hotel. It was noted that Marco Bidder B had indicated it was prepared to complete a purchase in approximately two weeks for a purchase price of $70.0 million, and that a resort company, which we refer to herein as Marco Bidder C, was proposing a purchase price of $78.0 million with a due diligence period and a longer period to closing. During the course of this meeting, we received a written indication of interest from Westmont to acquire the Company, without the redevelopment properties, for $12.00 per share assuming, for illustrative purposes, that we received a total of $108.0 million for the redevelopment properties. This indication of interest represented an implied price of approximately $6.93 per share for the Company’s properties other than the redevelopment properties. At the conclusion of the executive session, the consensus of the directors was that, based on the ability to enter into a contract with a non-refundable security deposit with Marco Bidder B for a sale of the Marco Island hotel in a more timely manner, the Company should continue to explore a transaction with Participant B, providing for the sale of the Marco Island hotel to Marco Bidder B and a sale of the other redevelopment properties to Mr. Boykin on terms approved by the Special Committee. If the transactions involving the Marco Island hotel and the other redevelopment properties did not occur, the board would consider transferring such properties to a liquidating trust for the benefit of our common shareholders, but only if a contract with a non-refundable security deposit for the sale of the Marco Island hotel had been executed.

On or about March 17, 2006, Marco Bidder B informed the Company that it was no longer interested in acquiring the Marco Island hotel for $70.0 million, and our management immediately commenced discussions with Marco Bidder C concerning its acquisition of the Marco Island hotel for $78.0 million.

On March 21, 2006, Participant B, the Company and their respective advisors discussed the terms of the merger agreement, including the structure of the transaction and Participant B’s demand for certain conditions to closing, some of which we found unacceptable. On March 22, 2006, the Company received comments from Westmont on the form merger agreement previously delivered to it.

On March 28 and 29, 2006, Westmont and its legal and financial advisors met with the Company and its legal and financial advisors at Baker & Hostetler’s offices in Cleveland, Ohio to discuss the terms of the merger agreement, including the structure of the mergers, the representations, warranties and covenants in the merger agreement, the terms of the non-solicitation provisions in the merger agreement and the amount of a break-up fee, as well as the treatment of the three redevelopment properties if they were not sold prior to closing. In particular, the parties discussed a transaction in which the Company would enter into a contract with a third party for the sale of the Marco Island hotel and the Company would enter into contracts with entities controlled by Mr. Boykin for the sale of Pink Shell and Banana Bay. It was further discussed that if the transactions for the sale of the redevelopment properties were not completed prior to the time that a merger with Westmont was scheduled to close, the redevelopment properties would be distributed to the Company’s common shareholders in a liquidating trust.

On April 1, 2006, the Company approached Houlihan Lokey Howard & Zukin Financial Advisors, Inc. to act as financial advisor to the Special Committee in its consideration of a possible sale of the Company, including a possible sale of our interests in Pink Shell and Banana Bay to entities controlled by Mr. Boykin.

On April 3, 2006, Marco Bidder C advised us that it was no longer interested in acquiring the Marco Island hotel for $78.0 million but would be willing to acquire it for $47.5 million plus a potential participation in the proceeds from the sale of the project upon development. As a result, Westmont and Participant B were each informed that we were not willing to continue exploring the use of a liquidating trust for the Marco Island hotel since we were no longer confident that we would have a contract with a non-refundable security deposit to sell that hotel at the time we would otherwise be prepared to enter into a merger agreement. Accordingly, Westmont and Participant B were each asked to make a proposal for the Company that would include the Marco Island hotel. During April 2006, the Company continued its efforts to sell the Marco Island hotel and began negotiating with two buyers for that property. Marco Bidder B proposed to pay $60.0 million with an immediate $10.0 million non-refundable deposit and a short period to close, and Marriott Ownership Resorts, Inc., which we refer to as “Marriott Resorts,” proposed to pay $69.0 million, but with a smaller deposit, a longer due diligence period and a longer period until closing.

In late April, Westmont indicated that it was willing to pursue a transaction to acquire the entire Company, except for the smaller redevelopment properties, for a price of $11.00 per share, assuming we had entered into a contract for the sale of the Marco Island hotel for a purchase price of at least $55.0 million that contained customary terms and conditions and that provided for a non-refundable security deposit of at least $10.0 million. Alternatively, Westmont was prepared to acquire the entire Company, except for the smaller redevelopment properties and without a contract for the sale of the Marco Island hotel, for a price of $10.50 per share.

At a special meeting of the board of directors held on May 1, 2006, the directors discussed the possible sale of the Marco Island hotel in the context of a potential transaction with Westmont. Although no formal action was taken, the board directed management to pursue the transaction with Marco Bidder B, because of the greater certainty to a timely closing which was more likely to facilitate a transaction with Westmont. On May 2, 2006, Participant B advised representatives of UBS of its price for the entire Company, except for the two smaller redevelopment properties, of approximately $10.50 per share, assuming the sale of the Marco Island hotel to a third party for $65.0 million.

On May 2 and 3, 2006, Westmont, the Company and their respective legal and financial advisors met at Baker & Hostetler’s offices in Cleveland, Ohio to review due diligence issues and the terms of the merger agreement in a transaction in which the Marco Island hotel would be sold to Marco Bidder B for $60.0 million and in which Westmont would acquire the Company with the Marco Island hotel, even if the transaction with Marco Bidder B was not completed prior to the closing of the merger. In addition, Westmont and BMC began working on issues relating to the transition of management of our hotels, including termination of BMC as manager of the hotels Westmont was acquiring at the closing of the merger without regard to the provisions in the management agreements requiring that BMC be provided 90 days’ advance notice of termination. These discussions also covered BMC’s assumption of the office lease for our headquarters, subject to landlord consent, as well as the transfer to BMC of furniture, fixtures and equipment as well as computer hardware and software that Westmont did not intend to use.

On May 4, 2006, Marco Bidder B advised us that it was no longer interested in acquiring the Marco Island hotel for $60.0 million. Our management immediately proceeded to work with Marriott Resorts toward execution of a contract for the sale of the Marco Island hotel for a price of $69.0 million. On May 5, 2006, Marriott Resorts advised the Company that its due diligence investigation did not support a purchase price of $69.0 million, and Marriott Resorts offered to purchase the Marco Island hotel for $52.0 million. We rejected that offer and continued to negotiate with Marriott Resorts concerning the purchase price. Marriott Resorts subsequently agreed to a purchase price of $58.0 million, with an immediate $3.0 million non-refundable deposit and an additional $3.0 million non-refundable deposit on May 25, 2006. Our management agreed to present this transaction to the board of directors for its consideration.

On May 6, 2006, our board of directors held a special telephonic meeting, with our management and representatives of Baker & Hostetler and UBS present. The board discussed the sale of the Marco Island hotel to Marriott Resorts for $58.0 million, with an immediate $3.0 million non-refundable deposit and an additional $3.0 million non-refundable deposit on May 25, 2006. After considerable discussion, our board of directors authorized the sale to Marriott Resorts on these terms, and a purchase agreement was signed with Marriott Resorts for the Marco Island hotel on May 7, 2006. The board also directed management and the Company’s legal and financial advisors to proceed with a transaction with Westmont at no less than $11.00 per share. This price represented an implied price of approximately $7.58 per share for the Company’s properties other than the redevelopment properties. In approving the sale of the Marco Island hotel to Marriott Resorts for $58.0 million, the directors considered the fact that several other parties previously had submitted expressions of interest for substantially higher prices, but that following due diligence none of these parties had been willing to pay these prices. The directors also discussed the fact that the Company had received an appraisal in March reflecting an estimated value significantly higher than the price Marriott Resorts was prepared to pay. The directors considered that a definitive contract with a reputable buyer such as Marriott Resorts, coupled with a significant non-refundable deposit, would make Westmont more willing to proceed with an overall transaction that would realize value for the Marco Island hotel at or near the Marriott Resorts purchase price.

From May 8, 2006 through May 18, 2006, the Company and Westmont and their respective counsel negotiated and exchanged drafts of the merger agreement and related documents, and the Company, Westmont, Mr. Boykin and their respective counsel negotiated and exchanged drafts of the definitive agreements relating to the hotel management transition issues. Among other things, the parties discussed whether the merger would be conditioned on completion of the sale of the Marco Island hotel to Marriott Resorts or on Marriott Resorts making the additional deposit required under our agreement with Marriott Resorts. The parties also negotiated and discussed the documentation to evidence Westmont’s debt and equity financing for the transaction, including the Westbridge guaranty. Additionally, the Company, Mr. Boykin and their respective counsel negotiated and exchanged drafts of the Pink Shell and Banana Bay agreements, and it was agreed that the purchase price for both properties in the aggregate would be approximately $14.6 million, which represented the offer of $11.3 million plus the amount of the additional equity contributed by the Company to the Banana Bay joint venture in order to acquire the Banana Bay property in January 2006, net of proceeds from operating that property, and certain of the Company’s expenditures (including capital expenditures) at the properties from December 2005 through March 31, 2006. It was further agreed that the actual price would be decreased by any positive cash flow and increased by any negative cash flow (including capital expenditures) at the properties from April 1, 2006 through the closing date. Additionally, the contracts for Pink Shell and Banana Bay were agreed to be contingent on the Westmont merger and cancelable by the Company in the event the Company received a superior proposal for the properties, subject to payment of expenses not to exceed $350,000 to Mr. Boykin.

On May 15, 2006, our board of directors met at the offices of Baker & Hostetler in Cleveland, Ohio, with two directors participating by telephone and at which representatives of Baker & Hostetler and UBS were present. Our counsel reviewed for the directors their fiduciary duties and discussed the status of the discussions with Westmont, including the fact that there were no substantial open issues to be resolved in the merger agreement or the definitive agreements for the Pink Shell and Banana Bay transactions, but that we were still negotiating the terms of the Westbridge guaranty. Counsel also summarized the terms of the arrangements between Westmont and BMC regarding the transition of the management of the hotels and other items. UBS reviewed with our board, on a preliminary basis, its financial analysis of the $11.00 per common share merger consideration.

On May 16, 2006, the Special Committee, with the other independent members of the board of directors participating, held a telephonic meeting in which representatives of Baker & Hostetler participated. During this meeting, the Special Committee discussed the terms of the arrangements between Westmont and BMC regarding the transition of the management of the hotels, including the nature and value of any consideration to be received by BMC in connection with the termination of the hotel management agreements. Immediately thereafter, the compensation committee of our board of directors, with the other independent members of the board of directors participating, held a telephonic meeting in which representatives of Baker & Hostetler participated. During the meeting, the compensation committee discussed whether bonuses would be awarded to executive officers of the Company for 2005 and 2006, but no decision was made.

On May 19, 2006, the Special Committee, with the other independent members of the board of directors present (but excluding Mr. Boykin), met at the offices of Baker & Hostetler in Cleveland, Ohio to consider the transactions pursuant to which entities controlled by Mr. Boykin would acquire the Company’s interests in Pink Shell and Banana Bay. Two directors participated by telephone. Representatives of Baker & Hostetler were in attendance, and representatives of Houlihan Lokey participated by teleconference. At the meeting, representatives of Baker & Hostetler summarized the background of the Pink Shell and Banana Bay transactions and the terms of the draft definitive agreements to effect those transactions. At the meeting, Houlihan Lokey reviewed with our board its financial analysis of the Pink Shell and Banana Bay transactions and delivered to the Special Committee its oral opinion, which opinion was confirmed by delivery of a written opinion dated May 19, 2006, to the effect that, as of that date and based on and subject to the factors, assumptions and limitations set forth in its written opinion, the consideration to be received by the Company in connection with the Pink Shell and Banana Bay transactions was fair, from a financial point of view, to the Company. At the May 19 meeting of the Special Committee, the Special Committee unanimously determined that the definitive agreements for the sale of the Pink Shell and Banana Bay properties and the transactions contemplated by those agreements were fair to and in the best interests of the Company’s shareholders and unanimously approved these agreements and recommended their approval by the full board of directors.

Following the meeting of the Special Committee on May 19, 2006, a meeting of the Company’s board of directors was convened and attended by representatives of Baker & Hostetler, UBS and Houlihan Lokey. At the meeting, representatives of Baker & Hostetler reviewed the terms of the merger agreement and noted that all of the directors, other than Mr. Boykin, had been present at the Special Committee meeting at which the definitive agreements for the Pink Shell and Banana Bay transactions were reviewed. Representatives of Houlihan Lokey repeated its opinion to the full board that the consideration to be received by the Company in connection with the Pink Shell and Banana Bay transactions was fair, from a financial point of view, to the Company. Houlihan Lokey reviewed with the board its financial analysis of the merger transaction with Westmont and delivered to the board its oral opinion, which opinion was confirmed by delivery of a written opinion dated May 19, 2006, to the effect that, as of that date and based on and subject to the factors, assumptions and limitations set forth in its written opinion, the merger consideration to be received by our common shareholders was fair, from a financial point of view, to such holders. UBS updated its financial analysis of the $11.00 per common share merger consideration preliminarily reviewed with the board at the board’s May 15th meeting and rendered to our board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated May 19, 2006, to the effect that, as of that date and based on and subject to various assumptions and matters considered and limitations described in its opinion, the $11.00 per share merger consideration to be received by the holders of our common shares (other than holders who are proposing to acquire, or are affiliates of entities proposing to acquire, any of the Excluded Properties and their respective affiliates) was fair, from a financial point of view, to such holders.

After further discussion, the board of directors (1) unanimously determined (with Mr. Boykin abstaining) that the mergers, the merger agreement and the other transactions contemplated by the merger agreement were fair to and in the best interests of the Company and our common shareholders, (2) unanimously approved (with Mr. Boykin abstaining) the merger agreement, the definitive agreements for the sale of Pink Shell and Banana Bay and the transactions contemplated by those agreements and (3) unanimously recommended (with Mr. Boykin abstaining) that our common shareholders vote FOR approval and adoption of the merger agreement. The board of directors also declared that the merger agreement be submitted to our common shareholders for approval.

At the meeting, the compensation committee and the board (outside of the presence of management) discussed and approved the payment of bonuses to management for 2005 as discussed in this proxy statement. The compensation committee and the board also discussed and determined that, as contemplated by the merger agreement, they expected to approve the payment of bonuses to management for 2006 pro rated based on the period from January 1, 2006 through the merger effective time. The compensation committee subsequently approved on June 20, 2006 the payment to management of pro rated bonuses for 2006 as discussed in this proxy statement.

Later in the day on May 19, 2006, the Westbridge guaranty was delivered, and the merger agreement and the definitive agreements for the Pink Shell and Banana Bay transactions were executed. On May 22, 2006, the Company issued a press release announcing the transactions.

Our Reasons for the Merger

In the course of evaluating the transactions contemplated by the merger agreement, including the sale of the redevelopment properties (sometimes also referred to herein and in the merger agreement as the “Excluded Properties”) as discussed in this proxy statement, our board of directors consulted with our management, as well as our outside legal and financial advisors, and considered a number of factors. The Company’s board of directors viewed the following material factors as supporting its decision to approve the merger agreement and the transactions contemplated by the merger agreement, including the sale of the Excluded Properties as discussed in this proxy statement, and to recommend approval and adoption of the merger agreement to our common shareholders:

•	the current and historical market prices of our common shares, including the market price of our common shares relative to the market prices of common shares of other industry participants and general market indices, and the fact that the cash merger consideration of $11.00 per share represents a 19.6% premium over the closing price on May 19, 2006, the last trading day before we announced the mergers and a 21.8% premium over the closing price on December 22, 2004, the day our board of directors authorized a process to explore the sale of the Company;

•	the current favorable valuations of hotels caused by high investor interest in hotel properties and the risk that such valuations and interest might not continue to be sustained, and that as a result of a decrease in such valuations or interest, the price of our common shares and the valuation of our hotels might remain flat or decline regardless of any improvement in operating results;

•	the lodging industry cycle, including the high multiples currently placed on the securities of publicly-traded lodging companies and the fact that compression of those multiples could adversely affect our share price;

•	our business, operations, financial condition, strategy and prospects, as well as the risks involved in implementing our strategy and achieving those prospects, the nature of the lodging industry, and general industry, economic and market conditions, both on a historical and on a prospective basis;

•	the potential value that might result from other alternatives available to us, including the alternatives of remaining a stand-alone, independent company or liquidating the Company, as well as the risks, costs and uncertainties associated with those alternatives;

•	the current strength in the debt and equity capital markets and the relationship of this strength and the current lodging industry cycle to the prices at which lodging companies and properties have been sold recently;

•	challenges, in our efforts to acquire properties, in competing against private equity funds, other lodging REITs and other competitors with greater resources and greater access to capital than we have;

•	our being a REIT with comparatively small capitalization, which limits our growth opportunities;

•	uncertainties with respect to future capital expenditure and property improvement requirements that might be imposed by franchisors and the sources of financing of such capital expenditures;

•	as discussed above under the heading “— Background of the Merger” beginning on page , in addition to the merger agreement, the extensive efforts made by us and our advisors over the past two and one-half years to consider and evaluate a broad range of strategic transaction alternatives;

•	as we have reduced the size of our hotel portfolio, our overhead costs have had and would continue to have an increasingly negative proportional impact on our financial results;

•	the terms and conditions of the merger agreement, which were reviewed by our board of directors with our legal advisors and the fact that such terms were the product of arm’s-length negotiations between the parties, do not include a financing condition and the obligations of Braveheart Investors are guaranteed by Westbridge Fund, up to $135.0 million;

•	the financial presentation of UBS, including its opinion, dated May 19, 2006, to our board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the $11.00 per share merger consideration to be received by holders of our common shares (other than the excluded holders) (see “— Opinion of UBS Securities LLC” beginning on page );

•	the financial presentation of Houlihan Lokey and its opinion dated May 19, 2006, to the effect that, as of that date and based upon and subject to the factors, assumptions and limitations set forth in that opinion, the common share merger consideration to be received by our common shareholders was fair, from a financial point of view, to such shareholders (see “— Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.” beginning on page );

•	the financial presentation of Houlihan Lokey and its opinion dated May 19, 2006, to the effect that, as of that date and based upon and subject to the factors, assumptions and limitations set forth in that opinion, the consideration to be received by the Company in connection with the sale of Pink Shell and Banana Bay was fair, from a financial point of view, to the Company (see “— Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.” beginning on page );

•	the terms and conditions of the agreements providing for the sale of the condo/hotel properties, including that those agreements were approved by a Special Committee of independent members of our board of directors;

•	in evaluating the possibility that third party acquirers may submit an unsolicited takeover proposal, the following terms of the merger agreement:

•	those that permit our board of directors to provide information to, and engage in negotiations or discussions with, a third party that makes an unsolicited proposal that could result in a superior proposal;

•	those that permit our board of directors to withdraw or modify its recommendation that the common shareholders vote in favor of approving and adopting the merger agreement if our board of directors determines in good faith that failing to take any such action would result in a breach of its fiduciary duties under applicable law; and

•	those that permit our board of directors to terminate the merger agreement to enter into a definitive agreement for a superior proposal, subject to our obligation to provide five business days prior written notice to Braveheart Investors and negotiate with Braveheart Investors in good faith during such period and pay a termination fee of $8.0 million;

•	the sale of the Excluded Properties to Marriott Resorts, New Pink Shell, LLC and New Banana Bay, LLC facilitated the mergers by permitting Braveheart Investors to include in its price the value of those properties as indicated by the agreements to sell those properties, which is higher than the amount Braveheart Investors otherwise was willing to pay for the Excluded Properties;

•	the fact that Braveheart Investors assumes all of the risk of whether the sale of the Marco Island hotel is actually completed on the terms set forth in the agreement with Marriott Resorts;

•	the receipt of appraisals of the value on an “as is” basis of Pink Shell as of November 11, 2005 at $6.8 million and of our interest in Banana Bay at the time of the appraisal (November 10, 2005) of $1.1 million, values that are less than the actual purchase price to be paid for each condo/hotel property in the sales to New Pink Shell, LLC and New Banana Bay, LLC;

•	the fact that the all cash merger consideration will provide our shareholders with immediate value, in cash, for their investment in our shares;

•	the limited nature of the closing conditions in the merger agreement; and

•	the merger agreement is subject to approval of our common shareholders.

Our board of directors also considered the following potentially negative factors in its deliberations concerning the merger agreement and the transactions contemplated by the merger agreement, including the sale of the Excluded Properties as discussed in this proxy statement:

•	the historical market prices of our common shares, including the fact that our common shares have traded at prices significantly over $11.00 per share during the past year;

•	as a result of the merger, our common shareholders will not participate in any future earnings growth and will not receive any appreciation in the value of the Company or its hotel portfolio;

•	as a result of the merger, our preferred shareholders will no longer receive dividends that would be payable with respect to the depositary shares absent the merger;

•	the fact that an all cash transaction is taxable to our shareholders for U.S. federal income tax purposes;

•	the fact that a portion of the pre-closing dividends will constitute ordinary income;

•	the possibility that the $8.0 million termination fee payable by us to Braveheart Investors upon the termination of the merger agreement may discourage other potential bidders from making a competing bid to acquire us;

•	the failure to complete the merger may cause substantial damage to the Company’s relationships with hotel brands, management companies and customers and may divert management and employee attention from the day-to-day management of the business and lead to employee attrition;

•	Mr. Boykin has interests in the merger that are in addition to his interests as a common shareholder and limited partner as a result of the proposed purchase by entities controlled by Mr. Boykin of the condo/hotel properties, and the termination fee payable to BMC upon termination of the management agreement relating to Pink Shell (see “— Interests of the Company’s Directors and Executive Officers in the Mergers” beginning on page );

•	the letter agreement among Braveheart Investors, BMC and Mr. Boykin (see “— Interests of the Company’s Directors and Executive Officers in the Mergers” beginning on page );

•	some of our executive officers and directors having interests in the merger that are in addition to their interests as common shareholders, including under employment agreements with or severance plans of the Company, the terms of which would entitle certain executives to specific compensation and benefits if, as expected, their employment terminates following the merger (see “— Interests of the Company’s Directors and Executive Officers in the Mergers” beginning on page );

•	in evaluating bids related to the sale of the Marco Island hotel, terms other than price were considered important, including each bidder’s proposed time to closing and perceived certainty of closing, and the Company may have been able to obtain a higher price if such other terms were not important;

•	the consideration the Company will receive for the Marco Island hotel is substantially less than an appraisal the Company received for that property;

•	the fact that the Special Committee was represented by Baker & Hostetler, our regular outside counsel, of which Albert T. Adams, a member of our board, is a partner, and that Baker & Hostetler also serves as counsel to BMC and members of the Boykin family in matters unrelated to the transactions; and

•	the restrictions on the conduct of our business prior to the completion of the mergers, which require us to conduct our business in the ordinary course consistent with past practice, subject to specific limitations, delaying or preventing us from undertaking business opportunities that may arise pending completion of the mergers.

The foregoing discussion of the factors considered by the Company’s board of directors is not intended to be exhaustive, but rather includes the material factors considered by the Company’s board of directors. In reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, including the sale of the Excluded Properties as discussed in this proxy statement, the Company’s board of directors did not quantify or assign any relative weights to the factors considered and individual directors may have given different weights to different factors.

Recommendation of the Board of Directors

After careful consideration, our board of directors, by unanimous vote (with Mr. Boykin abstaining), has approved the merger agreement and has declared the merger agreement and the transactions contemplated by the merger agreement to be fair to and in the best interests of the Company and our shareholders. Our board of directors recommends that you vote “FOR” approval and adoption of the merger agreement.

Opinion of UBS Securities LLC

On May 19, 2006, at a meeting of our board of directors held to evaluate the proposed merger, UBS delivered to our board an oral opinion, confirmed by delivery of a written opinion dated May 19, 2006, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the $11.00 per share merger consideration to be received by holders of our common shares (other than the excluded holders) was fair, from a financial point of view, to such holders.

The full text of UBS’ opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. This opinion is attached as Exhibit B and is incorporated into this proxy statement by reference. UBS’ opinion is directed only to the fairness, from a financial point of view, of the $11.00 per share merger consideration to be received by holders of our common shares

(other than the excluded holders) and does not address any other aspect of the mergers or any other transaction involving the Company and the Partnership, referred to collectively in this section as the “Company Entities.” The opinion does not address the relative merits of the mergers or any other transaction involving the Company Entities as compared to other business strategies or transactions that might be available with respect to the Company Entities or our underlying business decision to effect the mergers or any other transaction. The opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the mergers. Holders of our common shares are encouraged to read this opinion carefully in its entirety. The summary of UBS’ opinion described below is qualified in its entirety by reference to the full text of its opinion.

In arriving at its opinion, UBS:

•	reviewed publicly available business and historical financial information relating to the Company Entities;

•	reviewed internal financial information and other data relating to the Company Entities’ business and financial prospects that were provided to UBS by the Company Entities’ management and not publicly available, including financial forecasts and estimates relating to the Company Entities (both with and without the Excluded Properties) prepared by the Company Entities’ management;

•	conducted discussions with members of the Company Entities’ senior management concerning the Company Entities’ business and financial prospects;

•	reviewed publicly available financial and stock market data with respect to other companies UBS believed to be generally relevant;

•	compared the financial terms of the mergers with the publicly available financial terms of other transactions which UBS believed to be generally relevant;

•	reviewed current and historical market prices of our common shares;

•	reviewed the merger agreement;

•	reviewed the definitive purchase agreements relating to the proposed sales of the Excluded Properties; and

•	conducted other financial studies, analyses and investigations, and considered other information, as UBS deemed necessary or appropriate.

In connection with its review, with our consent, UBS did not assume any responsibility for independent verification of any of the information provided to or reviewed by UBS for the purpose of its opinion and, with our consent, UBS relied on that information being complete and accurate in all material respects. In addition, with our consent, UBS did not make any independent evaluation or appraisal of any of the Company Entities’ assets or liabilities, contingent or otherwise, and UBS was not furnished with any evaluation or appraisal, other than appraisals with respect to the Excluded Properties prepared by independent consultants to the Company Entities and provided to UBS by the Company Entities. UBS is not a real estate appraiser and expressed no opinion as to the value of any individual property of the Company Entities, or the price at which any such property might be transferable, at any time. With respect to the financial forecasts and estimates prepared by the Company Entities’ management, UBS assumed, at our direction, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company Entities’ management as to the Company Entities’ future performance. UBS’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and information made available to UBS as of, the date of its opinion.

At our request, UBS contacted third parties to solicit indications of interest in a possible business combination with the Company Entities, held discussions with certain of these parties prior to the date of UBS’ opinion and provided certain of these parties with the Company’s confidential memorandum, for which UBS assumed no responsibility. Although UBS was not authorized to, and it did not, solicit indications of interest in a possible acquisition of any of the Excluded Properties, UBS conducted discussions with the Company Entities regarding the Company Entities’ efforts to solicit indications of interest in the possible acquisition of the Excluded Properties. At our direction, UBS was not asked to, and it did not, offer any opinion as to (i) the terms of the merger agreement or any related documents, other than the $11.00 per share merger consideration with respect to our common shares to the extent expressly specified in the opinion, including, without limitation, any matters relating to any other securities of the Company or the Partnership or the consideration payable in the transaction for such securities, (ii) the form of the mergers or (iii) any aspect or implication of any other transaction involving the Company Entities, including, without limitation, the proposed sales by the Company Entities or their affiliates of the Excluded Properties. UBS also was not asked to, and it did not, participate in the negotiation or structuring of any of the proposed sales of the Excluded Properties. In rendering its opinion, UBS assumed, with our consent, that the Company, the Partnership, Braveheart Investors, Merger Sub, Braveheart Holding and OP Merger Sub would comply with all material terms of the merger agreement and that the mergers would be consummated in accordance with the terms of the merger agreement without any adverse waiver or amendment of any material term or condition of the merger agreement. UBS also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the mergers or any other transaction involving the Company Entities would be obtained without any material adverse effect on the Company Entities or the mergers. Except as described above, we imposed no other instructions or limitations on UBS with respect to the investigations made or the procedures followed by UBS in rendering its opinion.

In connection with rendering its opinion to our board of directors, UBS performed a variety of financial and comparative analyses which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by UBS in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected companies analysis and the selected transactions analysis summarized below, no company or transaction used as a comparison is identical or directly comparable to the Company or the mergers. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

UBS believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying UBS’ analyses and opinion. None of the analyses performed by UBS was assigned greater significance or reliance by UBS than any other. UBS arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole. UBS did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion.

The estimates of the Company Entities’ future performance provided by its management in or underlying UBS’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, UBS considered industry performance, general business and economic conditions and other matters, many of which are beyond the Company Entities’ control. Estimates of the financial value of companies do not necessarily purport to be appraisals or reflect the prices at which companies actually may be sold.

The $11.00 per common share merger consideration was determined through negotiation between the Company and Westmont and the decision to enter into the mergers was solely that of our board of directors. UBS’ opinion and financial analyses were only one of many factors considered by our board in its evaluation of the mergers and should not be viewed as determinative of the views of our board of directors or management with respect to the mergers or the $11.00 per common share merger consideration.

The following is a brief summary of the material financial analyses performed by UBS and reviewed with our board of directors in connection with its opinion relating to the proposed mergers. The financial analyses summarized below include information presented in tabular format. In order to fully understand UBS’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of UBS’ financial analyses. For purposes of its analyses, UBS utilized financial forecasts and estimates relating to the Company Entities both with the Excluded Properties and assuming the sale of the Excluded Properties, in each case as prepared by the Company Entities’ management. Forecasts and estimates relating to the Company Entities with the Excluded Properties reflected the continued operation of the Marco Island hotel as a hotel and the retention of the Pink Shell and Banana Bay properties. Forecasts and estimates relating to the Company Entities assuming the sale of the Excluded Properties reflected the net cash proceeds from the sale of the Excluded Properties as estimated by the Company Entities’ management based on the terms of the definitive purchase agreements relating to such proposed sales.

Selected Companies Analysis

UBS compared selected financial and stock market information for the Company Entities with corresponding information of the following five publicly-traded REITs in the lodging industry:

•	Ashford Hospitality Trust, Inc.
•	FelCor Lodging Trust Incorporated
•	Hospitality Properties Trust
•	Innkeepers USA Trust
•	Winston Hotels, Inc.

UBS reviewed, among other things, enterprise values of the selected companies, calculated as equity market value (including common stock and operating partnership units) based on closing stock prices on May 18, 2006, plus debt, plus the liquidation preference amount of preferred shares, less cash, as a multiple of estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as “EBITDA,” for calendar years 2006 and 2007. UBS then compared the multiples derived from the selected companies with corresponding multiples implied for the Company based both on the closing price of our common shares on May 18, 2006 and on the $11.00 per common share merger consideration. Estimated financial data of the selected companies were based on publicly available research analysts’ estimates. Estimated financial data of the Company Entities were based on internal estimates of the Company Entities’ management. This analysis indicated the following implied mean, median, high and low multiples for the selected companies, as compared to corresponding multiples implied for the Company based both on the closing price of our common shares on May 18, 2006 and on the $11.00 per common share merger consideration:

Implied Multiples For
									Implied Multiples For				the Company Based on
									the Company Based on				$11.00 Per Common
	Implied Multiples								Closing Share Price				Share Merger
	For Selected Companies								on 5/18/06				Consideration
											Assuming				Assuming
									With		Sale of		With		Sale of
Enterprise Value as									Excluded		Excluded		Excluded		Excluded
Multiple of:	Mean		Median		High		Low		Properties		Properties		Properties		Properties

EBITDA
Calendar year 2006	11.4	x	11.2	x	12.4	x	10.7	x	11.9	x	10.2	x	13.2	x	11.7	x
Calendar year 2007	10.4	x	10.3	x	12.0	x	9.7	x	10.3	x	8.9	x	11.4	x	10.1	x

Selected Precedent Transactions Analysis

UBS reviewed transaction values in the following seven selected transactions involving companies in the lodging industry announced since May 2003:

Acquiror	Target

• The Blackstone Group	• MeriStar Hospitality Corporation
• Host Marriott Corporation	• Starwood Hotels & Resorts Worldwide, Inc. (hotel portfolio)
• DiamondRock Hospitality Company	• Capital Hotel Investments, LLC (hotel portfolio)
• Sunstone Hotel Investors, Inc.	• Marriott International, Inc. (hotel portfolio)
• Hospitality Properties Trust	• InterContinental Hotels Group, plc (hotel portfolio)
• The Blackstone Group	• Prime Hospitality Corp.
• CNL Hospitality Properties, Inc.	• RFS Hotel Investors, Inc.

UBS reviewed transaction values in the selected transactions, calculated as purchase price paid (including common stock and operating partnership units, where applicable), plus debt, plus the liquidation preference amount of preferred shares, less cash, as a multiple of next 12 months EBITDA. UBS then compared the multiples derived from the selected transactions with the calendar year 2006 estimated EBITDA multiple implied for the Company based on the $11.00 per common share merger consideration. Multiples for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Estimated financial data of the Company Entities were based on internal estimates of the Company Entities’ management. This analysis indicated the following implied mean, median, high and low multiples for the selected transactions, as compared to corresponding multiples implied for the Company based on the $11.00 per common share merger consideration:

Implied Multiples For
	Implied Multiples								the Company Based on $11.00
	For Selected Transactions								Per Common Share Merger Consideration
Assuming
Transaction Value as									With		Sale of
Multiple of:	Mean		Median		High		Low		Excluded Properties		Excluded Properties

Next 12 Months EBITDA	10.5	x	10.9	x	11.3	x	8.7	x	13.2	x	11.7	x

Discounted Cash Flow Analysis

UBS performed a discounted cash flow analysis to calculate the estimated present value of the stand-alone unlevered, after-tax free cash flows that the Company Entities could generate over fiscal years 2006 through 2010 based on internal estimates of the Company Entities’ management both with the Excluded Properties and assuming the sale of the Excluded Properties. UBS calculated ranges of terminal values for the Company by applying a range of forward EBITDA multiples of 9.0x to 11.0x to the Company Entities’ fiscal year 2011 estimated EBITDA. The cash flows and terminal values were then discounted to present value using discount rates ranging from 11.0% to 13.0%. This analysis indicated the following implied per share equity reference ranges for the Company, as compared to the $11.00 per common share merger consideration:

Implied Per Share Equity
Reference Range For the Company
With	Assuming Sale of	Per Common Share
Excluded Properties	Excluded Properties	Merger Consideration

$6.13 - $9.71	$7.50 - $10.66	$11.00

Miscellaneous

Under the terms of UBS’ engagement, we have agreed to pay UBS customary fees for its financial advisory services in connection with the mergers, a portion of which was payable in connection with UBS’ opinion and a significant portion of which is contingent upon completion of the mergers. In addition, we have agreed to reimburse UBS for its reasonable expenses, including fees, disbursements and other charges of legal counsel, and to indemnify UBS and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement. In the ordinary course of business, UBS, its successors and affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of the Company and/or affiliates of Westmont and, accordingly, may at any time hold a long or short position in such securities.

We selected UBS as our financial advisor in connection with the mergers because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions. UBS is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

We retained Houlihan Lokey, on behalf of and to serve as financial advisor to the Special Committee. In connection with the services contemplated by Houlihan Lokey’s engagement agreement with us, the Special Committee requested that Houlihan Lokey provide financial advisory services to it in connection with the Special Committee’s consideration of the sale of Pink Shell and Banana Bay and the merger and render to it, and, at the election of the Special Committee, to our board of directors, a written opinion as to whether: (a) the consideration to be received by the Company in connection with sale of Pink Shell and Banana Bay is fair, from a financial point of view, to the Company and (b) the common share merger consideration to be received by our common shareholders is fair, from a financial point of view, to our common shareholders.

On May 19, 2006, Houlihan Lokey delivered its oral opinion to the Special Committee and our board of directors, which was confirmed by delivery of a written opinion dated May 19, 2006, that, as of the date of the opinion, on the basis of its analysis summarized below and subject to the factors, assumptions and limitations described below and in the written opinion, (a) the consideration to be received by the Company in connection with the sale of Pink Shell and Banana Bay is fair, from a financial point of view, to the Company and (b) the common share merger consideration to be received by our common shareholders is fair, from a financial point of view, to our common shareholders. The sale of Pink Shell and Banana Bay and the merger are collectively referred to in this section as the “Transactions.” Prior to issuance of the written opinion, Houlihan Lokey made a presentation to the Special Committee in which it outlined its analysis of the proposed Transactions and rendered its oral opinion to the Special Committee.

The full text of Houlihan Lokey’s opinion, which is attached to this proxy statement as Exhibit C and is incorporated herein by reference, describes, among other things, the assumptions made, general procedures followed, matters considered and limitations on the review undertaken by Houlihan Lokey in rendering its opinion. The opinion was furnished for the benefit of the Special Committee and our board of directors in evaluating the Transactions, does not constitute a recommendation to any shareholder on whether or not to support the merger and does not constitute a recommendation to any shareholder on whether or not to vote in favor of or against approval and adoption of the merger agreement. The summary of Houlihan Lokey’s opinion in this statement is qualified in its entirety by reference to the full text of its opinion. Our shareholders are urged to read the opinion carefully and in its entirety.

Houlihan Lokey has not been requested to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Transactions or any alternatives to the Transactions, (b) negotiate the terms of the Transactions, or (c) advise the Special Committee, our board of directors or any other party with respect to alternatives to the Transactions. The opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date thereof. Houlihan Lokey has not undertaken, and is under no obligation, to update, revise, reaffirm or withdraw the opinion, or otherwise comment on or consider events occurring after the date of the opinion. Houlihan Lokey has not considered, nor does Houlihan Lokey express any opinion therein with respect to, the prices at which our common shares have traded or may trade subsequent to the disclosure or consummation of the Transactions.

Houlihan Lokey was not requested to opine as to, and did not address, among other things:

•	the underlying business decision of the Special Committee, our board of directors, the Company, its security holders or any other party to proceed with or effect the Transactions;

•	the fairness of any portion or aspect of the Transactions not expressly addressed in the opinion;

•	the fairness of any portion or aspect of the Transactions to the holders of any class of our securities, our creditors or our other constituencies, or any other party other than those set forth in the opinion;

•	the relative merits of the Transactions as compared to any alternative business strategies that might exist for the Company or any other party or the effect of any other transaction in which we or any other party might engage;

•	the tax or legal consequences of the Transactions to either the Company, our security holders, or any other party; or

•	the fairness of any portion or aspect of the Transactions to any one class or group of our or any other party’s security holders vis-à-vis any other class or group of our or such other party’s security holders.

Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. In addition, Houlihan Lokey relied, with our consent, and the consent of our board of directors and the Special Committee, on advice that the Company, the Special Committee, and our board of directors received from their respective outside counsel and independent accountants, and on the assumptions of our management, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company and the Transactions.

Furthermore, Houlihan Lokey has not been requested to make, and, other than as described below and as specified in the opinion, has not made, any physical inspection or independent appraisal or evaluation of any of our assets, properties or liabilities (contingent or otherwise) or those of any other party. Houlihan Lokey expressed no opinion regarding the liquidation value of any entity. In addition, Houlihan Lokey has undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which we or any other party is a party or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which we or any other party is a party or may be subject. With our consent, and the consent of our board of directors and the Special Committee, the opinion makes no assumption concerning, and therefore does not consider, the potential effects of any such litigation, claims or investigations or possible assertions of claims, outcomes or damages arising out of any such matters.

In connection with its opinion, Houlihan Lokey undertook such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey:

•	reviewed our annual reports to shareholders on Form 10-K for the fiscal years ended December 31, 2003, December 31, 2004 and December 31, 2005 and our quarterly report to shareholders on Form 10-Q for the quarter ended March 31, 2006;

•	held conversations with representatives of the Company regarding our operations, financial condition, future prospects and projected operations and performance regarding the Transactions;

•	held conversations with representatives of our investment bankers and counsel regarding the Company, the Transactions, and related matters;

•	visited Pink Shell and Banana Bay and held discussions with our on site management regarding the operations and performance of such assets;

•	reviewed the Hotel Purchase Agreement, dated May 7, 2006, between Boykin Marco LLC and Marriott Resorts regarding the sale of the Marco Island hotel;

•	reviewed the May 17, 2006 draft of the merger agreement;

•	reviewed the May 18, 2006 draft of the Limited Liability Company Interests Purchase Agreement by and among BellBoy, New Banana Bay LLC, and JABO LLC, regarding the sale of our interest in Banana Bay;

•	reviewed the May 18, 2006 draft of the Limited Liability Company Interests and Asset Purchase Agreement by and among the Partnership, Sanibel View Development, LLC, White Sand Villas Development, LLC, BeachBoy, LLC, Pink Shell Realty, LLC, and BellBoy, as sellers, and New Pink Shell LLC, and JABO LLC, regarding the sale of our interest in Pink Shell;

•	reviewed the Marco Island hotel appraisal dated March 15, 2006;

•	reviewed the Pink Shell appraisal dated November 11, 2005;

•	reviewed the Banana Bay appraisal dated November 10, 2005;

•	reviewed certain materials in connection with its review of the sale process conducted by the Company;

•	reviewed forecasts and projections prepared by our management with respect to the Company for the fiscal years ending December 31, 2006 through 2008;

•	reviewed forecasts and projections prepared by our management with respect to Pink Shell for the fiscal years ending December 31, 2006 through 2008;

•	reviewed forecasts and projections prepared by our management with respect to Banana Bay for the fiscal years ending December 31, 2006 through 2007;

•	reviewed the historical market prices and trading volume for our publicly-traded securities and those of certain publicly-traded companies which Houlihan Lokey deemed relevant;

•	reviewed certain publicly available financial data for certain companies that Houlihan Lokey deemed relevant and publicly available transaction prices and premiums paid in other change of control transactions that Houlihan Lokey deemed relevant for companies in related industries to the Company; and

•	conducted such other studies, analyses and inquiries, and reviewed such other materials, as Houlihan Lokey deemed appropriate.

Material Financial Analyses

The following is a summary of the material financial analyses used by Houlihan Lokey in connection with providing its opinion. This summary is qualified in its entirety by reference to the full text of such opinion, which is attached to this proxy statement as Exhibit C. You are urged to read the full text of the opinion carefully and in its entirety.

In connection with rendering its opinion, Houlihan Lokey performed certain financial, comparative and other analyses as described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances. Such an opinion is not, therefore, readily susceptible to summary description. Furthermore, in arriving at its opinion, Houlihan Lokey did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Houlihan Lokey believes that its analyses must be considered as a whole and that consideration of any portion of such analyses and factors, without consideration of all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Houlihan Lokey made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. None of the Company, Houlihan Lokey or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

The following is a summary of the material financial analyses used by Houlihan Lokey in connection with the delivery of its opinion to the Special Committee and our board of directors. The financial analyses summarized below were based upon market prices as of May 19, 2006 unless otherwise noted. The financial analyses summarized below include information presented in tabular format. In order fully to understand the financial analyses used by Houlihan Lokey, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Accordingly, the analyses listed in the tables and described below must be considered as a whole. Consideration of any portion of such analyses and the factors considered, without consideration of all analyses and factors, could create a misleading or incomplete view of the process underlying the Houlihan Lokey opinion.

On May 19, 2006, Houlihan Lokey discussed with our board of directors, among other things, its evaluation of: (i) the estimated value of our common shares based on an evaluation of the Company in order to evaluate the common share merger consideration, and (ii) the estimated value of the Pink Shell and Banana Bay assets in order to evaluate the consideration that we were receiving in connection with the sale of such assets. The information set forth below under “The Company Valuation Analysis” summarizes Houlihan Lokey’s evaluation and analysis of the Company. The evaluation and analyses of Pink Shell and Banana Bay are set forth below under “Pink Shell and Banana Bay Valuation Analyses.”

Pink Shell and Banana Bay Valuation Analyses

In order to determine the fairness of the consideration from a financial point of view to be received by us in connection with our sale of Pink Shell and Banana Bay, Houlihan Lokey determined a range of values for the Pink Shell and Banana Bay assets (collectively) and compared such estimated valuation range to the consideration received for those assets. In order to determine such range of values for Pink Shell and Banana Bay, Houlihan Lokey used the following valuation methodologies: discounted cash flow, capitalization of net operating income (“NOI”), comparable sale analysis and third party appraisal review. With respect to Pink Shell, other than the third party appraisal review, each of the aforementioned methodologies captures only a portion of the various operations and assets of Pink Shell, and therefore the results of these methodologies were added together to result in valuation indications for Pink Shell.

Pink Shell Valuation Analysis

     Valuation of the Resort Operations — Capitalization of NOI Approach

The capitalization of NOI approach is a valuation approach in which the value of an asset is determined based upon the capitalization rates indicated in the sale of similar assets. This approach involved the determination of a level of NOI and capitalizing NOI by a risk-adjusted multiple. Houlihan Lokey reviewed certain financial information relating to comparable real estate transactions provided by the USRC Hotel Investors Survey, the Korpacz Real Estate Investors Survey and Real Capital Analytics (collectively, the “Hotel Cap Rate Databases”), and observed that for branded hotels capitalization rates ranged from 5.0% to 14.0%.

To evaluate the appropriate capitalization rate to apply to Pink Shell’s NOI, Houlihan Lokey reviewed the operational and financial characteristics of Pink Shell. Operationally, Houlihan Lokey observed that the Pink Shell asset is not branded and is comprised of several buildings that vary in age and quality. Pink Shell is a condo/hotel, so while we own the resort’s common areas and amenities, we do not own the rooms themselves. Rather, individual condominium owners who own units execute management agreements with us for their units, thereby providing us units to serve as hotel “rooms.” The owners of the units are not required to participate in the management agreement program, and therefore the number of “rooms” that are available at Pink Shell will vary by year depending upon the participation of the condominium owners in the hotel “room” pool. Financially, Houlihan Lokey observed that the Pink Shell income stream represented a residual income stream after the payment to condominium owners of a percentage of revenue for participation in the management agreement program and a majority of the operating expenses. As managers (rather than owners) of a condo/hotel, we must pay the condominium owners a percentage of the revenue for their units that serve as the hotel “rooms,” which lowers the profitability of the resort as this is an expense that a traditional hotel does not have. Moreover, as the resort owner, we are responsible for a majority of the operating expenses, and therefore may incur losses even if the condominium owners are paid for their units. In fact, as management indicated to Houlihan Lokey, Pink Shell had been operating at a loss in 2003, 2004 and 2005 and, based on management projections, was not expected to operate profitably until 2007.

To reflect these operational and financial characteristics, Houlihan Lokey selected capitalization rates of 11.0% to 14.0% to apply to Pink Shell’s actual 2005 NOI, projected 2006 NOI and projected 2007 NOI. Overall, this methodology yielded a range of values for Pink Shell operations of $0 to $2.00 million.

     Valuation of the Resort Operations — Discounted Cash Flow Approach

Houlihan Lokey performed a discounted cash flow analysis of the resort operations based upon forecasts prepared by our management for fiscal years 2006 through 2008. Houlihan Lokey discounted to present value the projected stream of the leveraged cash flows, consisting of NOI less management fees. Houlihan Lokey calculated the net present value of cash flows for the projected periods using discount rates of 18.0% to 22.0% (using 20.0% as the midpoint), with such discount rates reflecting the operational and financial characteristics discussed above in the “Valuation of the Resort Operations — Capitalization of NOI Approach” section, and particularly the residual nature of the resort operations cash flow after payment of management fees to the condominium owners and a majority of the expenses, and the obligation to absorb losses as the owner of the resort operations. The terminal value was calculated based upon exit capitalization rates of 10.0% to 14.0% and was discounted to a present value based upon the same range of discount rates. Based on the aforementioned parameters, Houlihan Lokey calculated a range of value indications relating to the resort operations in the range of $1.947 million to $2.322 million.

     Valuation of Resort Operations — Summary

Houlihan Lokey observed that the aforementioned two valuation approaches indicated a value of the resort operations in the range of $0 to $2.322 million. Houlihan Lokey considered the more relevant range of value of the resort operations to be $0.974 million to $2.161 million.

     Valuation of the Captiva Villas Development — Discounted Cash Flow Approach

Houlihan Lokey performed a discounted cash flow analysis of profits associated with the new development at Pink Shell, known as the Captiva Villas. The discounted cash flow analysis was based upon forecasts prepared by our management for fiscal years 2006 through 2007. Houlihan Lokey discounted to present value the projected stream of the expected net cash flows which reflects the expected revenues from condominium sales less the expected expenses associated with completing the Captiva Villas project. Houlihan Lokey calculated the net present value of cash flows for the projected periods using discount rates of 20.0% to 30.0% (using 25.0% as the midpoint), with such discount rates reflecting the risks of development and construction completion of the Captiva Villas. Based on the aforementioned parameters, Houlihan Lokey calculated a range of value indications relating to the development of Captiva Villas in the range of $0.478 million to $0.785 million.

     Valuation of Owned Units In the Pink Shell Resort — Comparable Sales Approach

Houlihan Lokey estimated the value of the four Pink Shell condominium units and two cottages owned by us by utilizing comparable sales data from sales of condominium units. Such sales data was provided by the Century 21 real estate office on site at Pink Shell. Pink Shell has several buildings and therefore Houlihan Lokey considered the sales data from each of the Pink Shell buildings to arrive at pricing indications for our owned units in the Sanibel View Villas, White Sand Villas, Vacation Villas and Captiva Villas, as well as two cottages (which are not suitable for rental but serve as an amenity to the resort). The comparable sales data provided price/square foot valuation metrics which were then applied to the square footage of our owned units in the respective buildings at Pink Shell. Houlihan Lokey noted that the cottages are not comparable to any of the other units, and are not rentable as condominium units but rather are part of the resort amenities.

Accordingly, Houlihan Lokey estimated the value of the cottages by benchmarking from the lowest valued condominium units and applying a slight discount. The resulting indication of value for the owned condominium units and cottages from this analysis was approximately $3.135 million.

     Valuation of Pink Shell — Sum of Parts, Third Party Appraisal, and Summary

Houlihan Lokey aggregated the results from the aforementioned analyses as follows ($ millions):

Indicated Range of Value	Low	High

Resort Operations	$0.974	$2.161
Captiva Development	$0.478	$0.785
Condominium Units and Cottages	$3.135	$3.135
Total	$4.587	$6.081

Houlihan Lokey then compared its indicated range of value to an appraisal prepared for the Company in November 2005. Such appraisal indicated a range of values for the Pink Shell assets from $6.8 million (on an “as is” basis) to $11.1 million on an “as stabilized” basis. Houlihan Lokey noted that Pink Shell is not stabilized because the Captiva Villas are still under construction. The appraisal and the analyses prepared by Houlihan Lokey resulted in a range of indicated values for Pink Shell of $5.693 million to $8.590 million.

Banana Bay Valuation Analysis

     Valuation of Banana Bay — Discounted Cash Flow Approach

Houlihan Lokey performed a discounted cash flow analysis of profits associated with the redevelopment of Banana Bay. The discounted cash flow analysis was based upon a two-year forecast prepared by our management for fiscal years 2006 through 2007. Houlihan Lokey discounted to present value the projected stream of the expected net cash flows which reflects the expected revenues from condominium sales less the expected expenses associated with constructing and marketing the project. Houlihan Lokey calculated the net present value of cash flows for the projected periods using discount rates of 30.0% to 40.0% (using 35.0% as the midpoint), with such discount rates reflecting the risks of development, construction completion, and selling the condominiums of the Banana Bay project in the two year projection period. Based on the aforementioned parameters, and adjusting for our 50.0% interest in the project, Houlihan Lokey calculated a range of value indications relating to the development of Banana Bay in the range of $4.620 million to $5.692 million.

Based upon discussions with management, a three-year discounted cash flow valuation associated with the new development of Banana Bay was prepared, which involved delaying completion of the project until 2008. Houlihan Lokey calculated the net present value of cash flows for the 2006 through 2008 projected periods using discount rates of 20.0% to 30.0% (using 25.0% as the midpoint), with such discount rates reflecting the risks of development, construction completion, and selling the condominiums of the Banana Bay project in the three year projection period. Based on the aforementioned parameters, and adjusting for the Company’s 50.0% interest in the project, Houlihan Lokey calculated a range of value indications relating to the development of Banana Bay in the range of $5.719 million to $7.096 million.

Based upon the analyses above, the discounted cash flow analyses prepared by Houlihan Lokey indicated a range of values for the Banana Bay project of $5.170 million to $6.394 million.

     Valuation of Banana Bay Valuation — Recent Purchase Price

Houlihan Lokey noted that we purchased our interest in Banana Bay in January 2006 for $2.1 million. Discussions with our management indicated that we participated in a sales process conducted by the prior owners of Banana Bay and offered the highest price for the asset, resulting in our joint venture’s purchase of the asset.

     Valuation of Banana Bay — Third Party Appraisal

Houlihan Lokey reviewed an appraisal prepared for the Company in November 2005 which indicated that our interest in Banana Bay at the time of the appraisal, on an “as is” basis, had a value of $1.1 million.

Valuation of Banana Bay — Summary

Houlihan Lokey considered all three of the aforementioned valuation methodologies and the respective indicated valuation ranges. The discounted cash flow analysis, the purchase price indication and the appraisal resulted in a range of indicated values for Banana Bay of $3.635 million to $4.247 million.

Comparison of Pink Shell and Banana Bay Valuation to Consideration Received

Houlihan Lokey compared the aggregate value of Pink Shell and Banana Bay based upon the aforementioned analysis ($9.33 million to $12.84 million) to the consideration to be received by the Company in connection with the sales of the Pink Shell and Banana Bay assets of $11.3 million on an unadjusted basis and $14.60 million on an adjusted basis. Houlihan Lokey also compared the consideration to the appraised value (which in the aggregate ranged from $7.9 million to $12.2 million).

The Company Valuation Analysis

In order to determine the fairness of the common share merger consideration from a financial point of view to be received by our common shareholders in connection with the merger, Houlihan Lokey determined a range of values of our common shares and compared such estimated valuation ranges to the common share merger consideration to be paid to our common shareholders in connection with the merger. In order to determine such range of values for our common shares, Houlihan Lokey used the following valuation methodologies: the public market price approach, a market multiple approach, a comparable transaction approach, a discounted cash flow approach, a net asset value approach where the Company holds its assets, a net asset value approach where the Company sells its assets, and a yield approach based upon our common share dividend.

The Company’s Public Market Trading Analysis

In order to value our publicly-held common shares and determine whether the price indicated by the public market accurately reflected the fair market value of the Company at the time of the analysis, Houlihan Lokey analyzed the historical market prices and trading volume for our publicly-held common shares and reviewed news articles and press releases relating to the Company. Houlihan Lokey observed that our common shares traded on the New York Stock Exchange and exhibited weighted average share prices for various periods up to May 18, 2006 as follows: $9.60 for the 20 day average, $9.92 for the 30 day average, $10.48 for the 60 day average, and $10.93 for the 90 day average period up to May 18, 2006. In addition, Houlihan Lokey noted that our common shares benefit from institutional and retail ownership, strong analyst following, and trading characteristics that are similar to trading in the shares of our peer companies. Houlihan Lokey found no evidence suggesting that the price indicated by the public market failed to reflect the fair market value of the Company. However, Houlihan Lokey noted that the price of our common shares over the past 12 month period may have been affected by the news of the strategic alternatives process made public on June 3, 2005. Because the market lacked complete information with respect to the process surrounding the merger and related transactions, Houlihan Lokey noted that the pre-announcement public price of our common shares may not have reflected full information with respect to the merger.

Market Multiple Approach and Yield Approach

The market multiple approach is a valuation approach in which the value of a company is determined based upon the trading multiples of comparable publicly-traded companies. Similarly, the yield approach is a valuation approach in which the value of a company is determined based upon the indicated yields of comparable publicly-traded companies. The market multiples approach involved the determination of a level of earnings before interest, taxes, depreciation and amortization, or EBITDA, for the latest 12 month (“LTM”)

period, the projected next fiscal year (“NFY”) period (fiscal 2006), and the projected fiscal 2007 period, which were considered to be representative of our future performance, and capitalizing these figures by a risk-adjusted multiple. The yield approach provides indications of our equity value by capitalizing our dividend by a risk adjusted yield, which was based on comparable public REITs.

Houlihan Lokey reviewed certain financial, operating and stock market information of comparable publicly-traded real estate investment companies selected solely by Houlihan Lokey. The comparable publicly-traded companies included other REITs that were engaged in the ownership of hotel assets. The comparable REITs consisted of Eagle Hospitality Property Trust, Equity Inns, Inc., Felcor Lodging Trust Inc., Hersha Hospitality Trust, Highland Hospitality Corp, Innkeepers USA Trust, Meristar Hospitality Corp., Winston Hotels Inc. and Ashford Hospitality Trust.

Houlihan Lokey calculated certain financial ratios of the comparable companies based on the most recent publicly available information, including multiples of EBITDA to total enterprise value (“TEV,” which is defined as an entity’s market value of equity, plus the book value of its existing debt and preferred shares, less cash and cash equivalents) for the latest twelve months for which information was publicly available and for projected 2006 and 2007 periods based on publicly available estimates and equity analysts reports. Houlihan Lokey also calculated the current dividend yield based upon the LTM dividend payment for each of the comparable publicly-traded companies and their current stock prices. These multiples indicated that the publicly-traded companies exhibited the following valuation multiples and dividend yields:

	TEV/LTM		TEV/2006		TEV/2007		Implied
Comparable Companies’ Multiples	EBITDA		EBITDA		EBITDA		Yield

Low	10.7	x	8.9	x	8.0	x	0.0%
High	15.3	x	13.9	x	12.8	x	7.8%
Mean	13.3	x	11.2	x	10.0	x	5.1%
Median	13.5	x	11.4	x	10.1	x	7.6%

Results of Market Multiple Approach and Yield Approach

Houlihan Lokey derived TEV indications for the Company by applying selected LTM EBITDA, projected 2006 EBITDA, and projected 2007 EBITDA multiples to the Company’s adjusted LTM EBITDA for the period ended March 31, 2006, the projected, adjusted EBITDA for the period ended December 31, 2006 and projected EBITDA for the period ending December 31, 2007. Adjustments to the LTM and 2006 projected EBITDA were made to reflect normal profits for our Melbourne Hilton and Melbourne Quality Suites, both of which have been adversely impacted financially by hurricanes, and one-time insurance proceeds, as well as other non-recurring expenses. Based on the above, the resulting indications of the TEV for the Company range from approximately $355.0 million to $389.0 million, or after adjusting for cash and options proceeds and subtracting debt and preferred shares, approximately $9.12 to $10.72 per share. Houlihan Lokey derived market value of equity (“MVE”) indications for the Company by applying a range of selected yields to the Company’s dividend. Based on the above, the resulting indications of the MVE for the Company range from $7.75 to $8.40 per common share.

Due to the inherent differences between the business, operations and prospects of the Company and the businesses, operations and prospects of each of the companies included in the comparable company analysis, Houlihan Lokey believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable company analysis and, accordingly, also made certain qualitative judgments concerning differences between the financial and operating characteristics and prospects of the Company and the companies included in the comparable company analysis that would affect the public trading values of each.

Comparable Transaction Approach

The comparable transaction valuation approach involves comparing the Company to certain other companies engaged in a similar line of business that have been sold, yielding pricing information regarding the value of such companies. The transactions were selected solely by Houlihan Lokey and based on the target companies in the selected transactions which Houlihan Lokey deemed to be comparable to the Company or to be engaged in lines of business comparable to the lines of business in which we are engaged. By considering the price of such companies’ transaction determined values, and the resulting valuation metrics as measured by the multiple of EBITDA that the transaction value represents, this valuation approach is meant to reflect the sentiment of acquirers.

Accordingly, in connection with this analysis, Houlihan Lokey reviewed certain publicly available financial information regarding transactions that have been announced during 2004, 2005 and through May 1, 2006 for REITs in all sectors. This analysis resulted in indicated median and mean multiples of 15.8x EBITDA, a low multiple of 11.5x EBITDA and a high multiple of 18.9x EBITDA. Houlihan Lokey then applied a selected multiple based on the range of data from the comparable industry transactions to the Company’s LTM adjusted EBITDA (with such adjustments made as set forth in the Market Multiple Approach above) to arrive at a TEV value range for the Company of $377.0 million to $410.0 million, or, after adjusting for cash and option proceeds and subtracting debt and preferred shares, $10.16 to $11.73 per common share.

Houlihan Lokey noted that the reliability of this valuation approach is dependent upon the similarity of the selected transactions to the contemplated Transactions.

Discounted Cash Flow Approach

Houlihan Lokey performed a discounted cash flow analysis based upon forecasts prepared by our management for fiscal years 2006 through 2008. Houlihan Lokey discounted to present value the projected stream of Net Debt Free Cash Flows, which is defined as EBITDA less capital expenditures. Additionally, given that Pink Shell and Banana Bay have significantly different risk profiles than the other hotels we own, the cash flows associated with Pink Shell and Banana Bay were excluded, as were the cash flows associated with the Marco Island hotel, as such cash flows do not reflect the potential for redevelopment. Houlihan Lokey calculated the net present value of cash flows for the projected periods using discount rates of 9.0% to 13.0% (using 11.0% as the midpoint). The terminal value was calculated based upon exit multiples of EBITDA of 10.5x to 11.5x and was discounted to a present value based upon the same range of discount rates.

Overall Results of Discounted Cash Flow Analysis

Based on the above, Houlihan Lokey calculated TEV of the operations (excluding Pink Shell, Banana Bay and the Marco Island hotel) indications to be in the range of $290.175 million to $333.303 million, and then added the estimated values of Pink Shell, Banana Bay and the Marco Island hotel (based on the NAV approach as set forth below), to arrive at TEV indications of $331.402 million to $424.140 million, or, after adjusting for cash and option proceeds and subtracting debt and preferred shares, $8.84 to $13.19 per common share.

Net Asset Value Analyses — Direct Capitalization of NOI On an Asset by Asset Basis

Houlihan Lokey performed Net Asset Value Analyses which estimated the value of each of our assets, which was generally based upon a direct capitalization of NOI and a price/key methodology. The exceptions to these methodologies were Pink Shell and Banana Bay, which are discussed above.

For each of our assets (other than Pink Shell and Banana Bay), Houlihan Lokey applied capitalization rates to the 2005 actual NOI (adjusted for any non-recurring expenses or revenues) and projected 2006 NOI to arrive at indications of value for each asset. Capitalization rates were determined based upon the Hotel Cap Rate Databases. In its capitalization rate selection for each of our assets, Houlihan Lokey considered the type of hotel and the flag of each hotel and utilized capitalization rate information from the Hotel Cap Rate Databases that was relevant for such type and flag hotel.

Additionally, the price/key approach was utilized to determine indications of value. In this approach, Houlihan Lokey utilized price/key data from sale and refinancing transactions as provided by a data base known as Real Capital Analytics. The price/key data provides a valuation metric based upon sale transactions and refinancing transactions (in which case an appraisal as opposed to a sale value is utilized) measured in terms of value paid for each hotel room (or “key”). The price/key data provided measures which Houlihan

Lokey then applied to the number of rooms for each of our hotels to arrive at a valuation indication for each asset.

Houlihan Lokey considered indicated ranges of values that resulted from both the capitalization of NOI and the price/key approaches in order to determine a range of gross values for each asset. (Additionally, in the case of the Marco Island hotel, Houlihan Lokey considered an appraisal prepared for the Company in March 2005 which considers the Marco Island hotel as a development property.) Houlihan Lokey considered gross value with and without adjustments for required Property Improvement Plan Requirements (“PIP”) and/or deferred maintenance, to result in a range of net asset value for each asset. Such adjustments were based upon discussions with our management and the PIP that each asset would likely require in the event of a sale of such asset. The aggregation of the net asset values for each asset, including the aforementioned values for Pink Shell and Banana Bay, indicated a range of TEV for the Company of $385.099 million to $482.700 million, or, after adjusting for cash and the proceeds from exercising options and subtracting debt and preferred shares, $10.54 to $15.14 per common share. These results are referred to as the “Net Asset Value — Hold Scenario.”

Houlihan Lokey also considered that to realize net asset value we would incur certain costs associated with the sale of each asset, and therefore Houlihan Lokey adjusted the net asset value indication by an estimated sales costs of three percent. The results of this analysis are referred to as the “Net Asset Value — Sale Scenario,” with an indicated range of TEV of $363.007 million to $426.826 million, or, after adjusting for cash and the proceeds from exercising options and subtracting debt and preferred shares, $9.50 to $14.20 per common share.

Other Considerations — Implied Premium and Multiple Analysis

Based upon the TEV indicated by the common share merger consideration, Houlihan Lokey calculated the implied multiple of LTM EBITDA to be 13.5x or 11.2x 2006 projected EBITDA. Houlihan Lokey observed that such multiples were similar to the multiples exhibited by the group of comparable lodging REITs which had a median LTM EBITDA multiple of 13.5x, and a median next fiscal year EBITDA multiple of 11.2x. Houlihan Lokey also noted the indicated Transactions’ multiple of 13.5x as compared to the range of EBITDA multiples exhibited by comparable transactions of 11.5x to 18.9x.

In addition, based upon the common share merger consideration of $11.00 per share, Houlihan Lokey calculated a Transactions premium based upon our common share price as of May 18, 2006 of 19.6%, which exceeds the one-day, five-day, and 30-day transaction premiums (calculated by Mergerstat) of 12.3%, 14.2% and 13.3%, respectively.

Determination of Fairness

Based upon and subject to the foregoing, and in reliance thereon, it is Houlihan Lokey’s opinion that, as of May 19, 2006, (a) the consideration to be received by the Company in connection with the sale of Pink Shell and Banana Bay is fair, from a financial point of view, to the Company and (b) the common share merger consideration to be received by our common shareholders is fair, from a financial point of view, to such common shareholders.

Assumptions

In arriving at its opinion, Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to Houlihan Lokey, discussed with or reviewed by Houlihan Lokey, or publicly available, and does not assume any responsibility with respect to such data, material and other information. In addition, our management has advised Houlihan Lokey, and Houlihan Lokey has assumed, without independent verification, that the financial forecasts and projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company, and Houlihan Lokey expresses no opinion with respect to such forecasts and projections or the assumptions on which they are based. Houlihan Lokey has relied upon and assumed, without independent verification, that there has been no material change in our assets, liabilities, financial condition, results of operations, business or prospects since the date of our most recent financial statements provided to Houlihan Lokey, and that there are no information or facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading. Houlihan Lokey also has assumed that we are not party to any material pending transaction, including, without limitation, any external financing, recapitalization, acquisition or merger, divestiture or spin-off (other than the Transactions).

In connection with its review, Houlihan Lokey considered financial forecasts and projections prepared by our management. Houlihan Lokey has relied upon and assumed, without independent verification, that the financial forecasts and projections have been prepared on bases reflecting our good faith estimates and judgments of our future financial results and condition, and Houlihan Lokey expresses no opinion with respect to such forecasts and projections or the assumptions on which they are based. The financial forecasts and projections were prepared under market conditions as they existed as of May 18, 2006 and our management did not provide Houlihan Lokey with any updated or revised financial forecasts or projections. The financial forecasts and projections do not take into account any circumstances or events occurring after the date they were prepared. In addition, factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operations of the Company, may cause the financial forecasts or projections or the assumptions underlying such forecasts or projections to be inaccurate. As a result, the financial forecasts and projections may not be relied upon as necessarily indicative of future results. For purposes of the opinion, Houlihan Lokey has assumed that we will perform, in all material respects, in accordance with such forecasts and projections for all periods specified therein. Changes to such forecasts or projections could affect the Houlihan Lokey opinion.

Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the merger agreement, and all other related documents and instruments that are referred to therein are true and correct, (b) each party to all such agreements will perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transactions will be satisfied without waiver thereof and (d) the Transactions will be consummated in a timely manner in accordance with the terms described in the agreements provided to Houlihan Lokey, without any amendments or modifications thereto or any adjustment to the aggregate consideration (through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise). Houlihan Lokey also relied upon and assumed, without independent verification, that all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transactions will be obtained and that no delay, limitations, restrictions or conditions will be imposed that would result in the disposition of any material portion of our assets, or otherwise have an adverse effect on us, or the expected benefits of the Transactions. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final forms of the draft documents identified above would not differ in any material respect from such draft documents.

Miscellaneous

As compensation to Houlihan Lokey for its services in connection with the Transactions, we agreed to pay Houlihan Lokey reasonable and customary fees. No portion of the Houlihan Lokey fee or its right to expense reimbursement is contingent upon the successful completion of the sale of Pink Shell and Banana Bay, the merger, any other related transaction or the conclusions reached in the Houlihan Lokey opinion. In addition, regardless of whether the Transactions are consummated, we also agreed to indemnify Houlihan Lokey and related persons against certain liabilities, including liabilities under federal securities laws, that arise out of the engagement of Houlihan Lokey, and to reimburse Houlihan Lokey for its reasonable expenses.

The Special Committee chose to retain Houlihan Lokey to serve as its financial advisor based upon Houlihan Lokey’s experience in the valuation of businesses and their securities in connection with mergers, acquisitions, recapitalizations and similar transactions, particularly with respect to real estate investment trusts and other real estate-related companies, and because of Houlihan Lokey’s experience with and knowledge of the Company. Houlihan Lokey is a nationally recognized investment banking firm that is continually engaged in providing financial advisory services and rendering fairness opinions in connection with mergers and acquisitions, leveraged buyouts, and business and securities valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructurings and private placements of debt and equity securities.

Financing

In connection with the mergers, Braveheart Investors will cause approximately $274.2 million (plus accrued but unpaid dividends on our depositary shares) to be paid in cash to our common shareholders (including holders of restricted common shares that vest as a result of the merger), our preferred shareholders, the limited partners of the Partnership, holders of stock options and our directors pursuant to our Directors’ Deferred Compensation Plan. In addition, in connection with the mergers, at or prior to the partnership merger effective time, we expect that Braveheart Investors will repay our credit facility (if there is any amount outstanding at that time). We anticipate that Braveheart Investors will seek the consent of the lender under our $130.0 million term note with respect to certain loan provisions in order to continue that financing arrangement in place following the mergers. As of March 31, 2006, the outstanding balance on such term note was $97.5 million. We also anticipate that BoyCon, L.L.C., our unconsolidated joint venture with Concord Hospitality Enterprises, will seek the consent of the lender under its financing arrangement in order to continue that financing arrangement in place following the mergers.

It is expected that in connection with the mergers, the owners of Braveheart Investors will contribute up to approximately $80.0 million of equity to Braveheart Investors. In addition, in connection with the execution and delivery of the merger agreement, Merger Sub obtained a commitment letter from Citigroup Global Markets Realty Corp. providing for bridge debt financing in an aggregate principal amount of up to $200.0 million. The funds to be borrowed under the bridge debt financing contemplated by the commitment letter are to be secured by the pledge of the ownership interests of wholly-owned direct or indirect special purpose subsidiaries of Merger Sub that will be the owner/lessee of certain of our hotels.

The commitment letter terminates on October 7, 2006 and is conditioned on the mergers being completed. In addition, the loan is subject to the condition that no material adverse change has occurred in the condition or financial results of our hotels or market conditions.

The merger agreement does not contain a financing condition or a condition that no material adverse change has occurred in market conditions. Under the terms of the merger agreement, Braveheart Investors has agreed to use its commercially reasonable efforts to arrange its debt financing on the terms and conditions described in the commitment letter. In the event that any portion of Braveheart Investors’ debt financing becomes unavailable on the terms and conditions contemplated in the commitment letter, Braveheart Investors is obligated to use its commercially reasonable efforts to arrange to obtain that portion from alternative sources as promptly as practicable following the occurrence of that event. With certain exceptions, we have agreed to, and to cause our subsidiaries and their representatives to, cooperate in connection with any debt or equity financing undertaken in connection with the mergers and to use commercially reasonable efforts to take all actions reasonably requested by Braveheart Investors in connection with any financing.

Agreement and Guaranty

In connection with the merger agreement, Westbridge Hospitality Management Limited, which we refer to as “Westbridge Management,” for and on behalf of and in its capacity as general partner of Westbridge Fund, has agreed to make a capital call to its partners in order to complete the transactions contemplated by the merger agreement, and Westbridge Fund has guaranteed, up to $135.0 million, Braveheart Investors’ obligations under the merger agreement. So long as the merger agreement has not been terminated, Westbridge Management has agreed not to commit Westbridge Fund to make any investment or undertake any other action to the extent the making of that investment or the undertaking of that action would cause Westbridge Fund to be unable to perform its obligations under the merger agreement or result in the net worth of Westbridge Fund (based on the book value of its assets less its liabilities) at any time being less than $75.0 million. Westbridge Fund may replace the guaranty with a $50.0 million unconditional standby letter of credit in favor of Braveheart Investors or Merger Sub and which the Company is entitled to draw upon under certain circumstances. The guaranty will terminate on the earliest of performance and indefeasible payment and performance of all of the guaranteed obligations, termination of the merger agreement in accordance with its terms or the closing of the mergers.

Interests of the Company’s Directors and Executive Officers in the Mergers

Company Stock Options, Restricted Share Awards and Directors’ Deferred Compensation Units

As of the record date, there were approximately 722,139 common shares subject to stock options and approximately 269,900 restricted share awards granted to our current executive officers and directors under our Long-Term Incentive Plans.

Under the terms of the merger agreement, each in-the-money option to purchase common shares that is outstanding immediately prior to the Company merger effective time will be cancelled in exchange for a lump sum cash payment, without interest, less applicable withholding taxes, from Braveheart Investors equal to the product of:

•	the excess, if any, of $11.00 over the exercise price per common share subject to that stock option, multiplied by

•	the aggregate number of common shares underlying that stock option immediately prior to the Company merger effective time.

Under the terms of the merger agreement, all restricted common shares granted under the Long-Term Incentive Plans will vest and become transferable prior to the Company merger effective time. As a result, those common shares will be treated like all other common shares in connection with the merger.

The Company’s directors have deferred pursuant to the Company’s Directors’ Deferred Compensation Plan the payment of all or a portion of their directors’ fees that they have earned. Under the plan, the fees that are deferred are credited to an account consisting of units that are equivalent in value to common shares. Under the merger agreement, all units outstanding immediately prior to the Company merger effective time under all accounts (except for one account allocated to installment payments which have commenced but will not be completed prior to the Company merger effective time) will be canceled in exchange for a lump sum cash payment from Braveheart Investors equal to the product of $11.00 multiplied by the number of units in the director’s account immediately prior to the Company merger effective time.

The following table summarizes the unvested restricted common share awards held by each of our executive officers, the number of units under the Directors’ Deferred Compensation Plan held by each of our directors and the in-the-money stock options held by each of our directors and executive officers (stock options with exercise prices in excess of $11.00 are not included because they will be canceled for no consideration), in each case as of the date of this proxy statement and the consideration that each of them will receive under the merger agreement (including pre-closing dividends paid by the Company) in connection with the disposition of their restricted common shares and the cancellation of their options and units:

		Number of Shares
	Number of Restricted	Underlying Options	Weighted Average
	Shares or Deferred	with an Exercise Price	Exercise Price of
Name	Compensation Units	of $11.00 or Less	Options*	Consideration

Executive Officers:
Robert W. Boykin	77,200	148,000	$8.631	$1,199,750
Richard C. Conti	58,900	88,000	8.791	842,263
Shereen P. Jones	54,600	250,000	8.400	1,250,600
Andrew C. Alexander	41,600	29,000	9.119	512,155
Russ C. Valentine	37,600	23,000	8.644	467,780
Directors:
Albert T. Adams	40,777.520	6,000	$7.902	$467,141
Lee C. Howley, Jr.	8,084.881	6,000	7.902	107,522
Mark J. Nasca	4,900.457	0	—	53,905
James B. Meathe	8,084.881	0	—	88,934
William H. Schecter	8,084.881	6,000	7.902	107,522
Ivan J. Winfield	8,084.881	6,000	7.902	107,522

*	The weighted average exercise prices have been rounded to the nearest one-thousandth.

These amounts will be reduced by applicable tax withholdings.

Annual Bonuses

On May 19, 2006, the compensation committee of the Company’s board of directors approved, and the board of directors ratified, the payment of the following bonuses in respect of 2005 to each of the Company’s executive officers, which bonuses have been paid:

Executive Officer	2005 Bonus

Robert W. Boykin	$50,000
Richard C. Conti	150,000
Shereen P. Jones	150,000
Andrew C. Alexander	100,000
Russ C. Valentine	100,000

The compensation committee of the Company’s board of directors has approved the payment to the Company’s executive officers, as contemplated by the merger agreement, of annual bonuses at target level for 2006. The bonuses will be pro rated based on the period from January 1, 2006 through the merger effective time. The target bonuses for Mr. Boykin, Mr. Conti, Ms. Jones, Mr. Valentine and Mr. Alexander for 2006 are, respectively, 115.0%, 85.0%, 82.5%, 55.0% and 55.0% of their respective annual base salaries. If the merger effective time was to occur on August 31, 2006, the bonus paid to each of the Company’s executive officers would be as follows (with the exact amount of bonus paid being determined based on when the merger effective time actually occurs):

Estimated
Executive Officer	2006 Bonus

Robert W. Boykin	$330,553
Richard C. Conti	174,538
Shereen P. Jones	160,309
Andrew C. Alexander	77,691
Russ C. Valentine	77,691

Employment Agreement and Severance Plans

The mergers will constitute a “change of control” under the employment agreement between the Company and Mr. Boykin and under the Company’s Amended and Restated COO Severance Plan, Amended and Restated CFO/CIO Severance Plan and Amended and Restated Key Employee Severance Plan (Sr. Vice Presidents and Vice Presidents). Various change of control payments are expected to be triggered as a result of the mergers.

Under Mr. Boykin’s employment agreement, in the event of a separation from service of Mr. Boykin by the Company without cause (as defined in the employment agreement) or a separation from service by Mr. Boykin for certain reasons, including the occurrence of a change of control of the Company (as defined in the employment agreement and which definition includes the mergers), Mr. Boykin will be entitled to receive:

•	an amount equal to three multiplied by the sum of Mr. Boykin’s then-current base salary and then-current target bonus, which amount will be paid over a period of three years in accordance with the Company’s usual pay practices;

•	coverage under the Company’s medical, dental and other group insurance benefit plans for a period of three years beginning on the date of separation from service;

•	a vehicle, together with automobile theft, casualty and liability insurance, and payment for or reimbursement of all maintenance, repair and gasoline (or an automobile allowance the dollar amount of which must be substantially commensurate with the cost for the vehicle and related costs) until December 31, 2008;

•	use of a cellular telephone by Mr. Boykin and payment of all charges related thereto until December 31, 2008;

•	the regular membership fees and dues, incurred prior to December 31, 2008, for one country club, one golf club and one downtown business club;

•	beginning on the day after termination of Mr. Boykin’s employment until his death or the date, if ever, on which he begins full-time employment with another employer, office space at a location (other than our executive offices) suitable to his status as the former Chief Executive Officer of the Company, a full-time secretary and other customary office support functions; and

•	a tax gross-up payment to eliminate, after all taxes have been paid, any costs that he would otherwise have as a result of any excise taxes imposed by reason of his receipt of any payment, under the employment agreement or otherwise, that constitutes an “excess parachute payment” under Section 280G of the Code.

These obligations to Mr. Boykin are required to be secured by a letter of credit, and the provision of benefits will be delayed as necessary to comply with Section 409A of the Code.

The mergers will constitute a change of control as defined in the employment agreement, and Mr. Boykin will be permitted under the employment agreement to terminate his employment and receive the severance payments and benefits previously described. We and Braveheart Investors anticipate that Mr. Boykin will terminate his employment or Braveheart Investors will terminate his employment without cause effective as of the closing of the merger.

The Company’s Amended and Restated COO Severance Plan, Amended and Restated CFO/CIO Severance Plan and Amended and Restated Key Employee Severance Plan (Sr. Vice Presidents and Vice Presidents) are all in substantially similar forms. The plans in which Messrs. Conti, Alexander and Valentine and Ms. Jones participate provide that in the event of a separation from service of the participant by the Company other than for cause (as defined in the plans) or by the participant for good reason (as defined in the plans) within two years after a change of control (as defined in the plans and which definition includes the mergers), the Company will pay the participant a lump sum amount equal to (a) two multiplied by (b) the sum of the participant’s base salary at the time of the change of control and the participant’s target bonus during the year in which the change of control occurs. In addition, the Company must provide the participant a vehicle allowance and coverage under the medical, disability, dental and other individual and group insurance benefits provided by the Company prior to the change of control for a period of 24 months beginning on the date of separation from service. In addition, we must pay each executive a tax gross-up payment to eliminate, after all taxes have been paid, any costs that he or she would otherwise have as a result of any excise taxes imposed by reason of his or her receipt of any payment, under the applicable severance plan or otherwise, that constitutes an “excess parachute payment” under Section 280G of the Code. These obligations are required to be secured by a letter of credit, and the provision of benefits will be delayed as necessary to comply with Section 409A of the Code.

We and Braveheart Investors anticipate that the employment of Messrs. Conti, Alexander and Valentine and Ms. Jones with the Company will be terminated without cause effective as of the closing of the merger and that, at such time, they will become entitled to receive the severance payments and benefits described above.

In addition, under the Boykin Lodging Company Profit Sharing Plan and the Boykin Lodging Company Money Purchase Pension Plan, all unvested contributions for the benefit of our executive officers will vest as of the merger effective time.

The following table sets forth an estimate of the potential severance payments that would be payable as described above in the event the executive officer becomes entitled to severance payments pursuant to his or her employment agreement or severance plan (described above) following the merger (assuming for illustrative purposes that the executive officer is terminated without cause on August 31, 2006 and utilizing current base salaries). The table does not include the cost of providing employee benefits or other non-cash benefits.

	Severance	Estimated Tax
Executive Officer	Payment	Gross-Up Payments	Total

Robert W. Boykin	$ 2,784,771	$ 1,960,673	$ 4,745,444
Richard C. Conti	1,141,191	—	1,141,191
Shereen P. Jones	1,065,326	1,111,828	2,177,154
Andrew C. Alexander	657,743	—	657,743
Russ C. Valentine	657,743	—	657,743

Sale of Pink Shell Beach Resort and Banana Bay Resort

Immediately prior to the merger effective time, the Company will sell to New Pink Shell, LLC and New Banana Bay, LLC, entities controlled by Mr. Boykin, its interests in the condo/hotel properties, which Braveheart Investors does not want to acquire as part of the mergers. These sales are conditioned on the completion of the mergers and will not occur if the merger agreement is terminated or the mergers do not occur. Under a Limited Liability Company Interests and Asset Purchase Agreement, dated as of May 19, 2006, among BellBoy, the Partnership, Sanibel View Development LLC, White Sand Villas Development LLC, BeachBoy, LLC, Pink Shell Realty LLC and New Pink Shell, LLC and JABO LLC, New Pink Shell, LLC will acquire all of the limited liability company interests of Captiva Villas and the assets owned by the selling entities relating to Pink Shell. The purchase price for Pink Shell is $10,686,324, which amount will be adjusted to reflect the cash flows at the resort from April 1, 2006 through the closing. Generally, the purchase price will be decreased by any positive cash flow or increased by any negative cash flow (including capital expenditures) at the resort during this period.

Under the terms of the management agreement between a subsidiary of the Company and BMC with respect to Pink Shell, the subsidiary is required to pay BMC a termination fee calculated in accordance with the terms of the management agreement as a result of the termination of the management agreement at the closing of the sale of the hotel to New Pink Shell, LLC. The termination fee will be either paid or credited against the purchase price payable under the Limited Liability Company Interests and Asset Purchase Agreement. The termination fee will be approximately $504,438, assuming a closing date of August 31, 2006.

Under a Limited Liability Company Interests Purchase Agreement, dated as of May 19, 2006, among BellBoy, New Banana Bay, LLC and JABO LLC, New Banana Bay, LLC will acquire all of the limited liability company interests of Marathon Manager, which owns 50.0% of the outstanding limited liability company interests and is the manager of Marathon Partners, the owner of Banana Bay. The purchase price for the limited liability company interests is $3,913,566, which amount will be adjusted to reflect our share of the cash flows of the investment from April 1, 2006 through the closing. Generally, the purchase price will be decreased by any positive cash flow or increased by any negative cash flow (including capital expenditures) at the resort during this period. In addition, because the $7.8 million term note payable by Marathon Partners will remain outstanding after the closing, New Banana Bay, LLC will be economically liable for 50.0% of such indebtedness.

See “— Sale of the Condo/Hotel Properties” beginning on page    for a further description of the agreements related to the sale of our interests in the condo/hotel properties.

Letter Agreement among Braveheart Investors, BMC and Mr. Boykin

Braveheart Investors, BMC and Mr. Boykin have entered into a letter agreement which provides that the management agreements between the Company and BMC (other than the management agreements with respect to the condo/hotel properties) will terminate at the merger effective time, without the provision of 90 days prior notice as required by the terms of those management agreements. No payment of fees, penalties or other payments to BMC will be due as a result of that termination (other than management fees, indemnification payments or reimbursements set forth in those management agreements and incurred through the day immediately preceding the effective time of the mergers). The letter agreement also provides for the mutual release of certain obligations under the management agreements.

As part of the letter agreement, Braveheart Investors will cause the Company to transfer after the merger effective time certain assets located at the Company’s executive offices to BMC, including all appliances, fixtures, inventory, machinery, equipment, tools, furniture, office equipment, computer hardware and software (including 200 seats under the Company’s Microsoft Enterprise Agreement), supplies, materials, and other items of tangible property (other than certain inventory, books, records and data and 530 seats under the Microsoft Enterprise Agreement being retained by the Company) of every kind located at the Company’s executive offices. BMC is required to transfer to Braveheart Investors all data stored on BMC’s Delphi and PeopleSoft software relating to the Company, its subsidiaries and their hotels, as well as licenses relating to the seats on the Delphi System located at the hotels owned by the Company. Although the board of directors of the Company did not perform a valuation with respect to the assets to be transferred by the Company after the merger effective time to BMC, Braveheart Investors has advised the Company that it does not require the assets to be transferred for the operation of the business of the Company after the merger effective time, and it therefore did not place a significant value on the assets. In addition, the board of directors believes that many of the software licenses would not be transferable to a third party unrelated to the Company, which limits the value of those licenses.

The terms of the letter agreement also provide that BMC will, and Braveheart Investors will cause the Company to, request the consent of the landlord under the Company’s office lease to the assignment of the lease to, and assumption of the lease by, BMC. If the landlord consents to that assignment, BMC will assume all of the Company’s obligations under that lease and Braveheart Investors will reimburse BMC during the period beginning on the date of the assumption through January 31, 2008 monthly payments to BMC in an amount equal to 33 1/3% of the total monthly payments payable under the lease. During the period beginning on the date of the merger effective time and ending on the date of the assumption, or if the landlord does not approve the assumption, during the period beginning on the date of the merger effective time and ending on January 31, 2008, BMC will pay rent to Braveheart Investors under the lease on the same terms and conditions as the shared services and office space arrangement that was in effect on May 19, 2006, pursuant to which BMC reimburses the Company for 66 2/3% of the total amounts payable under the lease. The letter agreement further provides for certain changes to the non-competition provisions of Mr. Boykin’s employment agreement after the merger effective time. In addition, to the extent permitted by law, Braveheart Investors will or will cause the Company to assume as of the merger effective time all worker’s compensation liabilities related to the hotels (other than the condo/hotel properties) arising prior to or through the merger effective time. The letter agreement will terminate if the merger agreement is terminated.

Indemnification of Directors and Officers

The merger agreement provides that Braveheart Investors, the surviving corporation and the surviving partnership will honor all of the Company’s and its subsidiaries’ obligations to indemnify (including any obligations to advance funds for expenses) the current and former directors and officers of the Company and any of its subsidiaries for acts or omissions by those indemnified parties occurring prior to the merger effective time to the extent that those obligations exist on the date of the merger agreement, whether pursuant to the Company’s articles of incorporation, the Company’s code of regulations, the partnership agreement of the Partnership, individual indemnity agreements or otherwise. Those indemnification obligations will survive the mergers and continue in full force and effect until the expiration of the applicable statute of limitations with respect to any claims against such indemnified parties.

In addition, after the merger effective time, Braveheart Investors, the surviving corporation and the surviving partnership will indemnify, to the fullest extent permitted by law, the individuals who prior to the mergers were directors or officers of the Company or any of its subsidiaries against all losses, claims, damages, liabilities, fees and expenses (including attorneys’ fees and disbursements) arising from or relating to or otherwise in respect of any actual or threatened claim or action arising out of any act or omission by them in their capacities as directors or officers before the merger effective time, other than in respect of acts or omissions constituting a material breach of the merger agreement or criminal conduct.

Braveheart Investors is required to purchase at or prior to the merger effective time extended reporting or “tail” coverage directors’ and officers’ liability insurance, in form and substance acceptable to the Company, for the Company’s and each subsidiary’s directors and officers for a period of six years after the merger effective time. The insurance will be in the aggregate amount of $20.0 million and consist of a policy providing $10.0 million of primary coverage and a policy providing $10.0 million of “Side A” excess coverage. Braveheart Investors is not required to expend for the insurance an amount in excess of $750,000. If the premium of that insurance coverage exceeds $750,000, Braveheart Investors will be obligated to obtain a policy with the best coverage available, in the reasonable judgment of the Company, for a cost not exceeding $750,000.

The obligations described above regarding directors’ and officers’ indemnification and insurance must be assumed by any successor entity to the surviving corporation or the surviving partnership as a result of any consolidation, merger or transfer of a majority of its properties and assets.

Delisting and Deregistration of Our Common Shares and Depositary Shares

If the merger is completed, our common shares and depositary shares will no longer be traded on the New York Stock Exchange, and our common shares and depositary shares will be deregistered under the Exchange Act. As a result, we will cease to be subject to the reporting obligations under the Exchange Act.

Material United States Federal Income Tax Consequences

The following is a general summary of material United States federal income tax consequences of the receipt of pre-closing dividends and of the merger consideration by common and preferred shareholders in the merger. This summary is based on current law, is for general information only and is not tax advice. In addition, the summary below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to holders of our securities.

The information in this section is based on the Code, current, temporary and proposed Treasury Regulations promulgated under the Code, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service, which we refer to as the “IRS,” (including its practices and policies as expressed in certain private letter rulings which are not binding on the IRS except with respect to the particular taxpayers who requested and received such rulings), and court decisions, all as of the date of this proxy statement. Future legislation, Treasury Regulations, administrative interpretations and practices and court decisions may adversely affect, perhaps retroactively, the tax considerations described herein. We have not requested, and do not plan to request, any rulings from the IRS concerning our tax treatment and the statements in this proxy statement are not binding on the IRS or any court. Thus, we can provide no assurance that these statements will not be challenged by the IRS or sustained by a court if challenged by the IRS.

You are advised to consult your tax advisors regarding the specific tax consequences to you of the pre-closing dividends and the merger, including the federal, state, local, foreign and other tax consequences of such events and of potential changes in applicable tax laws.

This summary assumes that the Company will qualify as a REIT for its entire taxable year ending December 31, 2006, which includes the period after the merger effective time. In addition, this summary assumes that shares are held as capital assets within the meaning of Section 1221 of the Code and does not address all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances or to persons that are subject to special tax rules and does not address the tax consequences of the merger to holders of options to purchase common shares or awards of restricted common shares. In addition, this summary does not address the tax treatment of special classes of common shareholders, including, for example:

•	banks and other financial institutions;

•	insurance companies;

•	tax-exempt entities;

•	mutual funds;

•	subchapter S corporations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons whose functional currency is not the United States dollar;

•	persons holding shares as part of a hedging or conversion transaction or as part of a “straddle” or a constructive sale;

•	U.S. expatriates;

•	persons subject to the alternative minimum tax;

•	holders who acquired shares through the exercise of employee stock options or warrants or otherwise as compensation;

•	holders that are properly classified as a partnership or otherwise as a pass-through entity under the Code;

•	holders that hold 5.0% or more of our shares; and

•	non-U.S. holders, as defined below, except to the extent discussed below.

If any entity that is treated as a partnership for United States federal income tax purposes holds shares, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the activities of the entity.

For purposes of this section, a “U.S. holder” means a beneficial owner of shares that is for United States federal income tax purposes one of the following:

•	a citizen or resident of the United States;

•	a corporation or other entity treated as a corporation created or organized in or under the laws of the United States or any political subdivision thereof, including the States and the District of Columbia;

•	a trust (1) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust, or (2) that was in existence on August 20, 1996, was treated as a United States person on the previous day, and elected to continue to be so treated; or

•	an estate the income of which is subject to United States federal income taxation regardless of its source.

As used in this section, a “non-U.S. holder” means a beneficial owner of shares that is an individual, corporation, estate or trust that is not described in the bullets above.

Consequences to U.S. Holders

Capital Gain Distributions

Distributions that we properly designate as capital gain dividends (and undistributed amounts for which we properly make a capital gains designation) will be taxable to U.S. holders as gains (to the extent that they do not exceed our actual net capital gain for the taxable year) from the sale or disposition of a capital asset. As of the date hereof, we anticipate approximately  % of the pre-closing dividends to be designated as capital gain dividends, assuming a merger effective time of August 31, 2006. Depending on the period of time we have held the assets which produced these gains, and on certain designations, if any, which we may make, these gains may be taxable to non-corporate U.S. holders at either a 15.0% or a 25.0% rate, depending on the nature of the asset giving rise to the gain. Corporate U.S. holders may, however, be required to treat up to 20.0% of certain capital gain dividends as ordinary income.

Distributions Generally

As long as we qualify as a REIT, distributions out of our current or accumulated earnings and profits, other than capital gain dividends discussed above, generally will constitute dividends taxable to our taxable U.S. holders as ordinary income. For purposes of determining whether distributions to holders of shares are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to our outstanding preferred shares and then to our common shares. These distributions will not be eligible for the dividends-received deduction in the case of U.S. holders that are corporations. A portion of the pre-closing dividends on our common shares will be taxable as ordinary income.

Because we generally are not subject to federal income tax on the portion of our REIT taxable income distributed to our shareholders, our ordinary dividends generally are not eligible for the reduced 15.0% rate currently available to most non-corporate taxpayers, and will continue to be taxed at the higher tax rates applicable to ordinary income. However, the reduced 15.0% rate does apply to our distributions:

•	designated as long-term capital gain dividends (except to the extent attributable to real estate depreciation, in which case such distributions continue to be subject to tax at a 25.0% rate);

•	to the extent attributable to dividends received by us from non-REIT corporations or our taxable REIT subsidiaries; and

•	to the extent attributable to income upon which we have paid corporate income tax (for example, if we distribute taxable income that we retained and paid tax on in the prior year).

To the extent that we make distributions in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. holder. Because the pre-closing dividends may exceed our current and accumulated earnings and profits, a portion of the pre-closing dividends on our common shares may be treated as a return of capital. This treatment will reduce the adjusted basis which each U.S. holder has in his shares for tax purposes by the portion of the pre-closing dividends treated as a return of capital (but not below zero). Distributions in excess of a U.S. holder’s adjusted basis in his shares will be taxable as capital gains (provided that the shares have been held as a capital asset) and will be taxable as long-term capital gain if the shares have been held for more than one year. Shareholders may not include in their own income tax returns any of our net operating losses or capital losses.

Passive Activity Losses and Investment Interest Limitations

Distributions we make and gain arising from the sale or exchange by a U.S. holder of our shares pursuant to the merger will be treated as portfolio income. As a result, U.S. holders generally will not be able to apply any “passive losses” against this income or gain. A U.S. holder may elect to treat capital gain dividends, capital gains from the disposition of shares and qualified dividend income as investment income for purposes of computing the investment interest limitation, but in such case, the shareholder will be taxed at ordinary income rates on such amount. Other distributions we make (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of our shares, however, will not be treated as investment income under certain circumstances.

The Merger

The receipt of cash by U.S. holders in exchange for their shares pursuant to the merger will be a taxable transaction for United States federal income tax purposes (and also may be a taxable transaction under applicable state, local and foreign income and other tax laws). In general, a U.S. holder of common shares will recognize gain or loss for United States federal income tax purposes equal to the difference between:

•	the amount of cash received in exchange for that share; and

•	the U.S. holder’s adjusted tax basis in that share.

Gain or loss will be calculated separately for each block of shares, with a block consisting of shares acquired at the same cost in a single transaction. Assuming that the shares constitute capital assets in the hands of the U.S. holder, this gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of the merger the shares have been held for more than one year. An individual U.S. holder will be subject to tax on net long-term capital gain at a maximum federal income tax rate of 15.0%. Although a capital loss recognized in the exchange generally may be used to offset capital gains recognized during the same period (for example, as a result of any capital gain dividends by the Company), the deductibility of a net capital loss is subject to limitations under the Code.

Special Rule for U.S. Holders Who Have Held Shares Less than Six Months

A U.S. holder who has held shares for less than six months at the effective time of the merger, taking into account the holding period rules of Section 246(c)(3) and (4) of the Code, and who recognizes a loss on the exchange of shares in the merger, will be treated as recognizing a long-term capital loss to the extent of any capital gain dividends received from us, or such holder’s share of any designated retained capital gains, with respect to those shares.

Consequences to Non-U.S. Holders

General

The United States federal income tax consequences of the merger to a non-U.S. holder will depend on various factors. A non-U.S. holder generally will not be subject to United States federal income tax on the gain, if any, recognized on the exchange of its common shares for cash pursuant to the merger, unless:

•	the shares constitute a “United States real property interest,” within the meaning of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) with respect to such non-U.S. holder, as described below;

•	the gain from the exchange is effectively connected with the conduct of a United States trade or business of the non-U.S. holder, or, if an applicable income tax treaty applies, the gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are satisfied.

If gain on the exchange of shares for cash is subject to tax under the first or second bullet point immediately above, a non-U.S. holder would be subject to the same treatment as a U.S. holder with respect to the gain, as described above. In addition, a non-U.S. holder described in the preceding sentence that is a foreign corporation also may be subject to the branch profits tax of 30.0% absent any reduction or exemption under an applicable income tax treaty. Finally, an individual non-U.S. holder described in the third bullet point immediately above will be subject to a flat 30.0% tax on the gain, which may be offset by United States source capital losses. In addition, the non-U.S. holder may be subject to applicable alternative minimum taxes.

United States Real Property Interest

Shares are not treated as a United States real property interest with respect to a non-U.S. holder if such class of shares is regularly traded on an established securities market within the meaning of applicable U.S. Treasury Regulations and the non-U.S. holder did not actually, or constructively under specified Code attribution rules, own more than 5.0% of that class at any time during the shorter of the five-year period preceding the disposition or the holder’s holding period. Because our shares are regularly traded on the New York Stock Exchange, our shares will not be treated as a United States real property interest, except with respect to a non-U.S. holder meeting the more than 5.0% ownership requirement. Non-U.S. holders are urged to consult their tax advisors with respect to the treatment of their shares as a United States real property interest pursuant to these rules.

U.S. Withholding Tax Under FIRPTA

We intend to take the position that no amount of the merger consideration payable to a non-U.S. holder is subject to withholding under FIRPTA, provided that, such non-U.S. holders did not at any time during the taxable year of the merger hold 5.0% or more of any class of our shares. If a non-U.S. holder holds its shares through a nominee, that nominee may take a contrary position and conclude that withholding applies under FIRPTA to the share merger consideration payable to such non-U.S. holder. A non-U.S. holder may be entitled to a refund or credit against the holder’s United States tax liability, if any, with respect to the amount withheld, provided that required information is furnished to the IRS on a timely basis. Non-U.S. holders should consult their own tax advisor regarding withholding tax considerations.

Information Reporting and Backup Withholding

We report to our U.S. holders and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld. Backup withholding, presently at a rate of 28.0%, and information reporting may apply to the cash received pursuant to dividends paid and the exchange of shares in the merger. Backup withholding will not apply, however, to a holder who:

•	in the case of a U.S. holder, furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on IRS Form W-9 or successor form;

•	in the case of a non-U.S. holder, furnishes an applicable IRS Form W-8 or successor form; or

•	is otherwise exempt from backup withholding and complies with other applicable rules and certification requirements.

Backup withholding is not an additional tax and any amount withheld under these rules may be credited against the holder’s United States federal income tax liability and may entitle the holder to a refund if required information is timely furnished to the IRS.

THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE PRE-CLOSING DIVIDENDS AND THE MERGER AND IS NOT TAX ADVICE. OUR COMMON SHAREHOLDERS AND PREFERRED SHAREHOLDERS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE PRE-CLOSING DIVIDENDS AND THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF UNITED STATES FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

Litigation

Three separate shareholder complaints have been filed against each of our directors and the Company, individually and as class actions on behalf of all shareholders of the Company, in the Court of Common Pleas of Cuyahoga County, Ohio. One complaint, in its derivative aspect, also purports to be brought on behalf of the Company. The plaintiff in each complaint is an owner of our common shares. The complaints allege, among other things, that the directors of the Company breached their fiduciary duties in connection with the proposed transaction by failing to maximize shareholder value and engaged in self-dealing by approving transactions that purportedly benefit Mr. Boykin, including the sales of our interests in Pink Shell and Banana Bay, at the expense of our public shareholders. Among other things, the complaints seek to enjoin the Company and our directors from proceeding with or consummating the mergers and to rescind, to the extent already implemented, the merger agreement and related transactions. Based on the facts known to date, the defendants believe that the claims asserted are without merit and intend to defend these suits vigorously.

Regulatory Approvals

We believe that no material federal or state regulatory approvals are required to be obtained by us, the Partnership, Braveheart Investors, Merger Sub, OP Merger Sub or Braveheart Holding in connection with the mergers.

Dissenters’ Rights

If the merger agreement is adopted, each common shareholder objecting to the merger agreement may be entitled to seek relief as a dissenting shareholder under Section 1701.85 of the Ohio Revised Code. Preferred shareholders and holders of common units are not entitled to seek relief as a dissenting shareholder. The following is a summary of the principal steps a common shareholder must take to perfect his or her dissenters’ rights under the Ohio Revised Code. This summary is qualified by reference to a complete copy of Section 1701.85 of the Ohio Revised Code, which is attached as Exhibit D to this proxy statement and incorporated by reference herein. Any dissenting shareholder contemplating exercise of his or her dissenters’ rights is urged to carefully review the provisions of Section 1701.85 and to consult an attorney, since failure to follow fully and precisely the procedural requirements of the statute may result in termination or waiver of these rights.

To perfect dissenters’ rights, a dissenting shareholder must satisfy each of the following conditions and must otherwise comply with Section 1701.85 of the Ohio Revised Code:

•	A dissenting shareholder must be a record holder of the common shares as to which such common shareholder seeks to exercise dissenters’ rights on the record date for determining entitlement to vote on the proposal to approve and adopt the merger agreement. Because only common shareholders of record on the record date may exercise dissenters’ rights, any person who beneficially owns shares that are held of record by a bank, brokerage firm, nominee or other holder and who desires to exercise dissenters’ rights must, in all cases, instruct the record holder of the common shares to satisfy all of the requirements of Section 1701.85;

•	A dissenting shareholder must not vote the common shares as to which dissenters’ rights are being exercised in favor of the proposal to approve and adopt the merger agreement at the special meeting. Failing to vote or abstaining from voting does not waive a dissenting shareholder’s rights. However, a proxy returned to the Company signed but not marked to specify voting instructions will be voted in favor of the proposal to approve and adopt the merger agreement and will be deemed a waiver of dissenters’ rights. A dissenting shareholder may revoke his or her proxy at any time before its exercise by: filing with the Company an instrument revoking it, delivering a duly executed proxy bearing a later date or by revoking his or her proxy in open meeting at the special meeting;

•	A dissenting shareholder must deliver a written demand for payment of the fair value of his or her common shares to the Company on or before the tenth day following the special meeting. Any written demand must specify the shareholder’s name and address, the number of common shares held by him or her on the record date, and the amount claimed as the “fair cash value” of the common shares. A vote against the proposal to approve and adopt the merger agreement will not satisfy notice requirements under Ohio law concerning dissenters’ rights. The Company will not notify shareholders of the expiration of this ten-day period; and

•	If the Company so requests, a dissenting shareholder must submit his or her share certificates to the Company within 15 days of such request for endorsement thereon by the Company that demand for appraisal has been made. Such a request is not an admission by the Company that a dissenting shareholder is entitled to relief. The Company will promptly return the share certificates to the dissenting shareholder. At the option of the Company, a dissenting shareholder who fails to deliver his or her certificate upon request from the Company may have his or her dissenters’ rights terminated, unless a court for good cause shown otherwise directs.

The Company and a dissenting shareholder may come to agreement as to the fair cash value of the common shares. If the Company and any dissenting shareholder cannot agree upon the fair cash value of the common shares, then either may, within three months after service of demand by the dissenting shareholder, file a petition in the Court of Common Pleas of Cuyahoga County, Ohio, for a determination that the shareholder is entitled to exercise dissenters’ rights and to determine the fair cash value of the common shares. The court may appoint one or more appraisers to recommend a fair cash value. The fair cash value is to be determined as of the day prior to the date of the special meeting. The fair cash value is the amount that a willing seller, under no compulsion to sell, would be willing to accept, and that a willing buyer, under no compulsion to purchase, would be willing to pay, but in no event may the fair cash value exceed the amount specified in the dissenting shareholder’s demand. In determining this value, any appreciation or depreciation in the market value of the common shares resulting from the merger is excluded. The Ohio Supreme Court, in Armstrong v. Marathon Oil Company, 32 Ohio St. 3d 397 (1987), has held that fair cash value for publicly-traded shares of a company with significant trading activity will be the market price for such shares on the date that the transaction is submitted to the shareholders or directors for final approval, as adjusted to exclude the impact of the transaction giving rise to the dissenters’ rights. The fair cash value may ultimately be more or less than the per share merger consideration. Interest on the fair cash value and costs of the proceedings, including reasonable compensation to any appraisers, are to be assessed or apportioned as the court considers equitable. Shareholders should also be aware that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a merger are not opinions as to fair cash value under Section 1701.85 of the Ohio Revised Code.

Payment of the fair cash value must be made within 30 days after the later of the final determination of such value or the closing date of the merger. Such payment shall be made only upon simultaneous surrender to the Company of the share certificates for which such payment is made.

A dissenting shareholder’s rights to receive the fair cash value of his or her common shares will terminate if:

•	the dissenting shareholder has not complied with Section 1701.85;

•	the merger is abandoned or is finally enjoined or prevented from being carried out, or the common shareholders rescind their approval and adoption of the merger agreement;

•	the dissenting shareholder withdraws his or her demand with the consent of the Company by its board of directors; or

•	the dissenting shareholder and the Company’s board of directors have not agreed on the fair cash value per share and neither has filed a timely complaint in the Court of Common Pleas of Cuyahoga County, Ohio.

All rights accruing from common shares, including voting and dividend and distribution rights, are suspended from the time a dissenting shareholder makes demand with respect to such common shares until the termination or satisfaction of the rights and obligations of the dissenting shareholder and the Company arising from the demand. During this period of suspension, any dividend or distribution paid on the common shares will be paid to the record owner as a credit upon the fair cash value thereof. If a shareholder’s dissenters’ rights are terminated other than by purchase by the Company of the dissenting shareholder’s common shares, then at the time of termination all rights will be restored and all distributions that would have been made, but for suspension, will be made.

THE MERGER AGREEMENT

The summary of the material terms of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Exhibit A and which we incorporate by reference into this document. This summary may not contain all of the information about the merger agreement that is important to you.

The merger agreement has been included to provide you with information regarding its terms, and we recommend that you read carefully the merger agreement in its entirety. Except for its status as a contractual document that establishes and governs the legal relations among the parties thereto with respect to the mergers, we do not intend for its text to be a source of factual, business or operational information about the Company. The merger agreement contains representations, warranties and covenants that are qualified and limited, including by information in the schedules referenced in the merger agreement that the parties delivered in connection with the execution of the merger agreement. Representations and warranties may be used as a tool to allocate risks between the respective parties to the merger agreement, including where the parties do not have complete knowledge of all facts, instead of establishing such matters as facts. Furthermore, the representations and warranties may be subject to different standards of materiality applicable to the contracting parties, which may differ from what may be viewed as material to shareholders or under the federal securities laws. These representations may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

Structure

The Merger

At the Company merger effective time, Merger Sub will merge with and into the Company, Merger Sub’s separate corporate existence will cease, and the Company will continue as the surviving corporation. All of our and Merger Sub’s assets, property, rights, privileges, immunities, powers, franchises and authority, and all of our and Merger Sub’s obligations, will become those of the surviving corporation. Following the completion of the merger, our common shares and depositary shares will be delisted from the New York Stock Exchange and deregistered under the Exchange Act and will no longer be publicly traded.

The Partnership Merger

At the partnership merger effective time, OP Merger Sub will merge with and into the Partnership, and the Partnership will continue as the surviving partnership with the Company being the sole general partner of the Partnership and Braveheart Holding being the sole limited partner. All of the Partnership’s and OP Merger Sub’s assets, property, rights, privileges, immunities, powers, franchises and authority, and all of the Partnership’s and OP Merger Sub’s obligations, will become those of the surviving partnership.

Merger Effective Time

The Company merger effective time will occur under all applicable laws at (1) the time that a certificate of merger is accepted for filing by the Secretary of State of the State of Ohio or (2) such later date agreed to by the Company and Braveheart Investors and specified in the certificate of merger; provided the merger must become effective after the partnership merger is effective. The partnership merger effective time will occur under applicable law at (1) the time that a certificate of merger for the partnership merger is accepted for filing by the Secretary of State of the State of Ohio or (2) such later date agreed to by the Company and Braveheart Investors and specified in the certificate of merger. It is the intention of the parties that the partnership merger will become effective immediately prior to the merger. The closing will occur on the first business day after the day on which the last of the conditions set forth in the merger agreement is satisfied or waived (other than those conditions which by their terms are required to be satisfied or waived at the closing, but subject to the satisfaction or waiver of such conditions). We expect the last condition to be satisfied to be the payment of the pre-closing dividends. We expect to establish the record date for the payment of that dividend as          , 2006 and the payment date as          , 2006. Accordingly, we expect the partnership merger effective time and the Company merger effective time to be          , 2006.

Organizational Documents

Our amended and restated articles of incorporation and our code of regulations, each as in effect immediately prior to the Company merger effective time, will be the articles of incorporation and the code of regulations of the surviving corporation.

The certificate of limited partnership and the Third Amended and Restated Agreement of Limited Partnership of the Partnership, as amended, each as in effect immediately prior to the partnership merger effective time, will be the certificate of limited partnership and the limited partnership agreement of the surviving partnership.

Directors and Officers

The directors and officers of Merger Sub immediately prior to the Company merger effective time will be the directors and officers of the surviving corporation.

The officers of OP Merger Sub immediately prior to the partnership merger effective time will be the officers of the surviving partnership.

Treatment of Shares, Common Units, Options and Deferred Compensation Units

Common Shares and Common Units

The common share merger consideration will be $11.00 (less the pre-closing dividends), as determined pursuant to a series of formulas. The formulas are necessary to take into account the indebtedness under the Second Amended and Restated Convertible Promissory Note, dated November 4, 2001, from the Partnership to the Company, pursuant to which the Partnership will be indebted to the Company at the merger effective time in the amount of approximately $55.95 million, including principal and accrued interest, assuming a merger effective time of August 31, 2006. We refer to this promissory note as the “Intercompany Note.” Because of the Intercompany Note, the merger consideration payable with respect to each fully-diluted common unit of the Partnership must be reduced to reflect the indebtedness of the Partnership to the Company. Any limited partner that does not exercise the redemption right discussed below will receive less for a common unit pursuant to the partnership merger than a common shareholder will receive for a common share pursuant to the merger. The amount of this difference is reflected in the formulas described in this section.

However, under the terms of the Third Amended and Restated Agreement of Limited Partnership of the Partnership, as amended, each limited partner of the Partnership has the right to deliver a redemption notice to the Partnership pursuant to which the limited partner’s common units are required to be redeemed by the Partnership for an amount of cash equal to the value of a common share of the Company. The partnership agreement provides that for purposes of a redemption notice delivered in contemplation of the mergers the value of a common share of the Company will equal the common share merger consideration. As a result, by delivering a redemption notice, a limited partner is entitled to receive the common share merger consideration, rather than the lower common unit merger consideration. Because the common share merger consideration is greater than the common unit merger consideration, all limited partners are expected to deliver a redemption notice to the Partnership.

All common units owned by limited partners are expected to be converted at the Company merger effective time into the right to receive the common share merger consideration, and the common share merger consideration is expected to be $11.00 (less the pre-closing dividends). If redemption notices are not delivered by limited partners with respect to all common units, the common share merger consideration could be more than $11.00 (less the pre-closing dividends) but the additional amount is not expected to be material. Instead of the pre-closing dividends, each common unit will receive an amount per common unit equal to the per share amount of the pre-closing dividends in connection with the distributions by the Partnership to its partners in order to permit the Company to pay the pre-closing dividends.

Under the terms of the merger agreement, Braveheart Investors is required to pay an aggregate amount of consideration with respect to the Company based on the following formula:

Aggregate Company Merger Consideration	=	$11.00 (less per share pre-closing dividends)	×	Number of Common Share Equivalents

Common Share Equivalents means

•	the number of common shares (whether or not restricted) outstanding immediately prior to the merger effective time (other than common shares owned by Braveheart Investors or its affiliates and treasury shares) on a fully-diluted basis, treating each unit credited to accounts under the Directors’ Deferred Compensation Plan immediately prior to the merger effective time as a common share but without including any common shares issuable upon exercise of any stock options plus

•	the number of common shares that could be issued to limited partners assuming that redemption notices have been delivered with respect to all common units outstanding immediately prior to the merger effective time.

Aggregate Company Merger Consideration reflects the aggregate amount payable by Braveheart Investors with respect to common shares (whether or not restricted) outstanding immediately prior to the merger effective time, units credited to accounts under the Directors’ Deferred Compensation Plan immediately prior to the merger effective time and common shares that could be issued to limited partners assuming that redemption notices have been delivered with respect to all common units outstanding immediately prior to the merger effective time. The remaining formulas reflect the allocation of that aggregate amount among those interests.

The amount of merger consideration payable with respect to a common unit for which a redemption notice has not been delivered immediately prior to the partnership merger effective time is:

Common Unit Merger Consideration	=	Hypothetical Aggregate Partnership Merger Consideration Number of Fully-diluted Common Units where

Hypothetical Aggregate Partnership Merger Consideration	=	Aggregate Company Merger Consideration	−	Outstanding principal amount of the Intercompany Note (plus accrued interest) immediately prior to the merger effective time and where

Fully-diluted Common Units	=	Number of common units held by limited partners of the Partnership and the Company, as general partner of the Partnership, outstanding immediately prior to the merger effective time	+	Number of units credited to accounts under the Directors’ Deferred Compensation Plan immediately prior to the merger effective time

The amount of merger consideration payable with respect to a common share and with respect to a common unit for which a redemption notice has been delivered immediately prior to the merger effective time is:

Common Share Merger Consideration	=	Aggregate Common Share Merger Consideration Number of Fully-diluted Common Shares where

Aggregate Common Share Merger Consideration	=	Aggregate Company Merger Consideration	−	Aggregate Limited Partner Merger Consideration, if any

and where

Aggregate Limited Partner Merger Consideration	=	Common Unit Merger Consideration	×	Number of common units held by limited partners of the Partnership immediately prior to the merger effective time as to which a redemption notice has not been delivered

Fully-diluted Common Shares means the number of common shares outstanding immediately prior to the merger effective time (other than common shares owned by Braveheart Investors or its affiliates and treasury shares) on a fully-diluted basis, treating each unit credited to accounts under the Directors’ Deferred Compensation Plan immediately prior to the merger effective time as a common share, and including the number of common units as to which a redemption notice has been delivered.

Because all limited partners are expected to deliver a redemption notice prior to the partnership merger effective time, the Aggregate Limited Partnership Consideration is expected to be zero, and each common share and common unit will be converted into the right to receive the same amount pursuant to the mergers.

At the Company merger effective time, each common share issued and outstanding immediately prior to the Company merger effective time will be converted into the right to receive $11.00, less the per share amount of any pre-closing dividends paid by the Company with respect to the common shares. Notwithstanding the foregoing, no common share merger consideration will be paid with respect to common shares:

•	owned by a shareholder who has properly exercised dissenters’ rights under Section 1701.85 of the Ohio Revised Code;

•	owned directly or indirectly by the Company immediately prior to the Company merger effective time; or

•	owned by Braveheart Investors or any of its direct or indirect subsidiaries or affiliates immediately prior to the Company merger effective time.

In addition, each common unit issued and outstanding immediately prior to the partnership merger effective time for which a redemption notice has been provided prior to the partnership merger effective time will automatically be converted into the right to receive $11.00, less the per unit amount of any pre-closing distributions made by the Partnership with respect to its common units. Notwithstanding the foregoing, no merger consideration will be paid with respect to common units owned by us or any of our direct or indirect subsidiaries immediately prior to the partnership merger effective time.

If a redemption notice is not delivered with respect to a common unit prior to the partnership merger effective time, that common unit will automatically be converted into the right to receive $9.19, less the amount of any pre-closing distributions made by the Partnership with respect to its common units, assuming a merger effective time of August 31, 2006. If a redemption notice is delivered for each common unit as expected, no limited partner will receive this amount.

The number of Common Share Equivalents as of          , 2006 was          ; accordingly, the Aggregate Company Merger Consideration (before the payment of any pre-closing dividends) is $           ($11.00 x          ).

The merger consideration will be paid in cash without interest.

Depositary Shares

At the Company merger effective time, each depositary share representing a 1/10th interest in a preferred share issued and outstanding immediately prior to the Company merger effective time will be entitled to receive $25.00, plus all accrued and unpaid dividends (whether or not declared) existing immediately prior to the Company merger effective time, in cash, without interest, other than such depositary shares:

•	owned directly or indirectly by the Company immediately prior to the Company merger effective time; or

•	owned by Braveheart Investors or any of its direct or indirect subsidiaries or affiliates immediately prior to the Company merger effective time.

Stock Options, Restricted Shares and Deferred Compensation Units

Each in-the-money option to purchase common shares outstanding immediately prior to the Company merger effective time will be cancelled in exchange for a lump sum cash payment, without interest, less applicable withholding taxes, from Braveheart Investors equal to the product of:

•	the excess, if any, of $11.00 over the exercise price per common share subject to that option, multiplied by

•	the aggregate number of common shares underlying that option immediately prior to the Company merger effective time.

All options to purchase common shares with an exercise price greater than $11.00 per share will be cancelled as of the Company merger effective time with no payment made.

Under the terms of the merger agreement, all restricted common shares granted under the Long-Term Incentive Plans will vest and become transferable prior to the Company merger effective time. As a result, such common shares will be treated like all other common shares under the terms of the merger agreement.

The Company’s directors have deferred pursuant to the Company’s Directors’ Deferred Compensation Plan the payment of all or a portion of their directors’ fees that they have earned. Under the plan, the deferred fees are credited to an account consisting of units that are equivalent in value to common shares. Under the merger agreement, all units outstanding immediately prior to the Company merger effective time under all accounts (except for the account allocated to installment payments which have commenced but will not be completed prior to the Company merger effective time) will be canceled in exchange for a lump sum cash payment from Braveheart Investors equal to the product of:

•	the merger consideration payable with respect to a common share plus the aggregate pre-closing dividends paid on the common shares (i.e., $11.00), multiplied by

•	the number of units in the director’s account immediately prior to the Company merger effective time.

One former director has an account in installment payment status. Immediately prior to the Company merger effective time, the balance of that account will be distributed in the form of a lump sum cash payment from Braveheart Investors.

No Further Ownership Rights

After the Company merger effective time and the partnership merger effective time, as the case may be, each of our outstanding common share certificates, depositary share certificates, and preferred share certificates and each uncertificated common unit in the Partnership will represent only the right to receive the merger consideration payable with respect to such securities. The merger consideration paid upon surrender of each certificate will be paid in full satisfaction of all rights pertaining to the shares represented by that certificate.

Exchange and Payment Procedures

Immediately prior to the partnership merger effective time, Braveheart Investors will deposit with National City Bank, as paying agent, the aggregate merger consideration payable to holders of common shares and common units, plus (i) the amount payable with respect to in-the-money options, (ii) the amount payable with respect to accounts under the Company’s Directors’ Deferred Compensation Plan and (iii) an amount sufficient to effect payments for depositary shares. Promptly (and no later than five business days) after the Company merger effective time, the paying agent will mail a letter of transmittal and instructions to holders of common shares. The letter of transmittal and instructions will tell you how to surrender your common share certificates in exchange for the merger consideration. Separate materials will be sent to the limited partners of the Partnership providing instructions on how to acknowledge their ownership of common units of the Partnership in exchange for the applicable merger consideration (as calculated based on whether a redemption notice was provided for the units).

You should not return your share certificates with the enclosed proxy card, and you should not forward your share certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the common share merger consideration until you surrender your common share certificate or certificates to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as the paying agent may reasonably require. The common share merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person requesting payment must either pay any applicable stock transfer taxes or establish to the reasonable satisfaction of National City Bank that such stock transfer taxes have been paid or are not applicable.

All of our preferred shares are held of record by National City Bank, as depositary, under a Deposit Agreement. Holders of depositary shares will receive a letter of transmittal and instructions from National City Bank, as depositary, concerning how to surrender depositary shares in exchange for merger consideration. At that time, you must send those certificates with your completed letter of transmittal to the depositary. You should not send your certificates to us or anyone else until you receive these instructions. You will receive payment of your portion of the merger consideration after the depositary receives from you a properly completed letter of transmittal together with your certificates. You will not be entitled to receive the merger consideration with respect to your depositary shares until you surrender those shares to the depositary, together with a duly completed and executed letter of transmittal and any other documents as the depositary may reasonably require.

No interest will be paid or will accrue on the cash payable upon surrender of the certificates. Each of the paying agent, the surviving company and Braveheart Investors will be entitled to deduct and withhold any applicable taxes from the merger consideration.

After the merger effective time, our share transfer books and the transfer books of the Partnership will be closed, and there will be no further registration of transfers of outstanding common shares, preferred shares, depositary shares or common units, respectively.

None of the paying agent, Braveheart Investors, Merger Sub, Braveheart Holding, OP Merger Sub, the surviving company or the surviving partnership will be liable to any person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the common share merger consideration deposited with the paying agent that remains undistributed to the holders of certificates evidencing common shares and holders of common units for 365 days after the merger effective time will be delivered, upon demand, to Braveheart Investors. Holders of common shares or common units who have not surrendered their shares or units within 365 days after the merger effective time may only look to Braveheart Investors for the payment of the merger consideration.

If you have lost a certificate, or if it has been stolen or destroyed, before you are entitled to receive the merger consideration, you will be required to make an affidavit of that fact and to post a bond in the form and amount reasonably required by Braveheart Investors as indemnity against any claim that may be made against it on account of the alleged loss, theft or destruction of such certificate.

Representations and Warranties

The Company and the Partnership each make customary representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in the disclosure schedule delivered in connection therewith. These representations and warranties relate to, among other things:

•	our and the Partnership’s power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the enforceability of the merger agreement against us and the Partnership;

•	each of our and our subsidiaries’ (including the Partnership’s) due organization, valid existence, good standing and power and authority to operate its businesses;

•	entities in which we own equity interests, their jurisdictions of organization, the percentage of the outstanding equity interests that is held by the Company or any of our subsidiaries and the absence of any encumbrances on our ownership of the equity interests of such subsidiaries;

•	our capitalization and the Partnership’s capitalization;

•	the completeness of our SEC filings since January 1, 2003, the financial statements and other statements of material facts contained in our SEC filings since January 1, 2005, our compliance with the Sarbanes-Oxley Act, internal disclosure controls and procedures and internal controls over financial reporting;

•	the absence of any change that could have a material adverse effect since December 31, 2005;

•	consents and approvals of governmental entities required as a result of the mergers;

•	the absence of liabilities, other than liabilities accrued or reserved against in the financial statements included in applicable SEC filings since December 31, 2005, liabilities in the ordinary course of business incurred since December 31, 2005, liabilities that have been paid in full or discharged on the date of the merger agreement in the ordinary course of business, liabilities which are of a nature or amount not required to be reflected in the consolidated financial statements of the Company and its subsidiaries prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) and liabilities that would not have a material adverse effect;

•	the absence of conflicts with, or defaults or violations of, our or the Partnership’s organizational documents, applicable laws, orders, permits or certain contracts as a result of entering into the merger agreement or consummating the mergers;

•	the absence of litigation or outstanding court orders against us or our subsidiaries;

•	our and our subsidiaries’ material contracts and the absence of any default under any material contract;

•	employment matters affecting us and our subsidiaries, including matters relating to our employee benefit plans;

•	tax matters affecting us and our subsidiaries;

•	possession of all licenses and permits necessary to operate our and our subsidiaries’ properties and carry on our and our subsidiaries’ business and compliance with applicable laws and such permits;

•	environmental matters affecting us and our subsidiaries;

•	real property owned and leased by us and our subsidiaries;

•	title to our and our subsidiaries’ assets;

•	labor matters affecting us and our subsidiaries;

•	our and our subsidiaries’ intellectual property;

•	transactions with affiliates;

•	the vote of our shareholders required in connection with approval and adoption of the merger agreement and our approval as general partner of the Partnership;

•	actions necessary under the Company’s Shareholder Rights Agreement, dated as of December 31, 2001, as amended;

•	our compliance with anti-takeover statutes and laws;

•	the accuracy and completeness of information we have supplied for inclusion in this proxy statement;

•	the absence of any undisclosed broker’s or finder’s fees;

•	the receipt by us of an opinion from UBS; and

•	our and our subsidiaries’ insurance policies.

For the purposes of the merger agreement, “material adverse effect” means a material adverse effect on:

•	the business, assets, financial condition or results of operations of the Company and its subsidiaries, taken as a whole; or

•	the ability of the Company or the Partnership or Braveheart Investors, Merger Sub, Braveheart Holding or OP Merger Sub to consummate the transactions contemplated by the merger agreement or an occurrence or change in circumstances that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the merger agreement.

A “material adverse effect” does not include any change in or effect upon the business, assets, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, directly or indirectly arising out of or attributable to or that is a consequence of:

•	general economic changes;

•	changes in the United States financial markets generally;

•	changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States;

•	any change, in and of itself, in the price or trading volume of our common shares or depositary shares;

•	the failure, in and of itself, of the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of the merger agreement;

•	the loss by the Company or any of its subsidiaries of any of its customers, suppliers, franchisors or employees solely as a result of the transactions contemplated by the merger agreement;

•	changes or losses arising as a result of weather or natural disaster;

•	seasonal fluctuations in the business and operations of the Company and its subsidiaries;

•	any change, liability or adverse effect disclosed in or specifically contemplated by the merger agreement or the disclosure schedule to the merger agreement;

•	changes arising as a result of the public announcement of the merger agreement or the transactions contemplated by the merger agreement; or

•	any action or change specifically contemplated by the provisions of the merger agreement.

The merger agreement also contains customary representations and warranties made by Braveheart Investors, Merger Sub, Braveheart Holding and OP Merger Sub that are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to, among other things:

•	their due organization, valid existence, good standing and corporate power to operate their businesses;

•	their power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the enforceability of the merger agreement against them;

•	consents and approvals of governmental entities required as a result of the mergers;

•	the absence of conflicts, defaults or violations of their organizational documents, applicable laws or orders, or certain contracts as a result of entering into the merger agreement or consummating the mergers;

•	the equity and debt financing which will provide Braveheart Investors with the acquisition financing at the merger effective time required to consummate the mergers, including the enforceability of the Westbridge guaranty;

•	the solvency of Braveheart Investors, Merger Sub, Braveheart Holding, OP Merger Sub, the surviving corporation and the surviving partnership and the ability of such entities to pay their debts after the closing of the transaction;

•	the absence of litigation or court orders against them that could materially delay or prevent the consummation of the mergers;

•	the absence of broker’s or finder’s fees; and

•	the accuracy and completeness of information they have supplied for inclusion in this proxy statement.

The representations and warranties of each of the parties to the merger agreement will expire upon completion of the mergers.

Conduct of our Business Pending the Mergers

Under the merger agreement, we have agreed that, subject to certain exceptions, between May 19, 2006 and the completion of the mergers, we and our subsidiaries will:

•	conduct our operations in the ordinary course of business consistent with past practice; and

•	use reasonable efforts to maintain and preserve our business organizations and our status as a REIT under the Code.

We have also agreed that during the same time period, subject to certain exceptions, we, the Partnership and our subsidiaries will among other things:

•	not amend or propose to amend our organizational documents;

•	not split, combine or reclassify our outstanding capital stock or other equity interests;

•	not declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payment of dividends or distributions to the Company or a wholly owned subsidiary of the Company by a direct or indirect wholly owned subsidiary of the Company and except for (a) regular dividends on our depositary shares and (b) the pre-closing dividends necessary to avoid the imposition of income tax or excise tax on us;

•	not repurchase, redeem or otherwise acquire, or modify or amend, any shares of our capital stock or other equity interests, or those of any of our subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

•	not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, our capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, or any units or similar instruments, except we may issue shares upon the exercise of options and redemption of common units outstanding on May 19, 2006;

•	not incur or become contingently liable with respect to any indebtedness for borrowed money other than borrowings in the ordinary course of business and borrowings to refinance existing outstanding indebtedness on terms which are reasonably acceptable to Braveheart Investors; provided that in no event shall our aggregate indebtedness, net of all cash and cash equivalents, exceed $180.0 million;

•	not make any acquisition of any assets or businesses, or enter into any binding contract, agreement, commitment or arrangement with respect to such acquisition, other than expenditures for current assets in the ordinary course of business and expenditures for fixed or capital assets in the ordinary course of business;

•	not sell, pledge, dispose of or encumber any assets or businesses, or enter into any binding contract, agreement, commitment or arrangement with respect to such actions, other than sales of the Excluded Properties in accordance with the terms of the agreements relating to the sales of the Excluded Properties, sales or dispositions of businesses or assets as may be required by applicable law and sales or dispositions of assets in the ordinary course of business;

•	use all reasonable efforts to preserve intact our respective business organizations and goodwill, keep available the services of our respective present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with us and our subsidiaries, other than as expressly permitted by the terms of the merger agreement;

•	not enter into, amend, modify or renew any employment, consulting, severance, indemnification or similar agreements with, pay any bonus or grant any increase in salary, wage or other compensation or any increase in any employee benefit to, any of our directors, officers or employees, except in each such case as may be required by applicable law, to satisfy obligations existing on May 19, 2006 or in the ordinary course of business;

•	not hire any additional employees, except in the ordinary course of business;

•	not enter into, establish, adopt, amend or modify any pension, retirement, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare plan, agreement, program or arrangement, in respect of any of our directors, officers or employees, except, in each such case as may be required by applicable law or pursuant to the terms of the merger agreement, to satisfy obligations existing as of May 19, 2006, including pursuant to any collective bargaining agreement, or in the ordinary course of business;

•	not make capital expenditures or enter into any binding commitment or contract to make capital expenditures, except capital expenditures which we are currently committed to make, capital expenditures consistent with amounts disclosed by us in the disclosure schedule to the merger agreement and our consolidated capital spending budget, capital expenditures for emergency repairs and other capital expenditures necessary in light of circumstances not anticipated as of May 19, 2006 which are necessary to avoid significant disruption to our business or operations consistent with past practice (and, if reasonably practicable, after consultation with Braveheart Investors), or repairs and maintenance in the ordinary course of business;

•	not change in any material manner any of our methods, principles or practices of accounting in effect at December 31, 2005, except as may be required by the SEC, applicable law or GAAP;

•	not make, change or revoke any material tax election, unless required by law, or make any agreement or settlement with any taxing authority regarding any material amount of taxes or which would reasonably be expected to materially increase our obligations to pay taxes in the future;

•	not authorize the manager of any of our properties to take any action under any of the relevant management agreements requiring the consent of the owner of such properties without Braveheart Investors’ prior written consent, except for actions otherwise permitted under the merger agreement;

•	instruct the manager of each of our properties to operate and maintain each such property in a manner that is substantially the same manner in which it is currently being operated and maintained;

•	not enter into, terminate or amend any material contract (including any contract relating to the sale of any of the Excluded Properties), except in the ordinary course of business and except for amendments to employee benefit plans required by applicable law, and not enter into, terminate or amend any contract (including any contract relating to the sale of any of the Excluded Properties) with any of our affiliates or any management agreement relating to any of our properties, in each case, without Braveheart Investors’ prior written consent;

•	maintain, or cause to be maintained, all existing insurance carried on our properties, except with Braveheart Investors’ prior written consent;

•	not enter into any agreement or authorize any person (including the manager of any of our properties) to take any of the foregoing prohibited actions;

•	not settle or compromise any material litigation or waive, release or assign any material rights or claims without Braveheart Investors’ prior written consent; and

•	not authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of our subsidiaries.

Notwithstanding the foregoing, the Company and its subsidiaries are permitted to, among other things, (1) terminate and release all obligations at the merger effective time under each Guaranty, dated November 4, 2001, executed by a limited partner of the Partnership in favor of the Company, guaranteeing the obligations of the Partnership to the Company under the Intercompany Note and (2) authorize, declare and pay pre-closing dividends on our common shares (and the Partnership is permitted to make distributions on its common units to permit us to pay those dividends) in an aggregate amount equal to the minimum dividend necessary to avoid the imposition of income tax or excise tax on us.

No Solicitation of Transaction

We have agreed that, from May 19, 2006 until the merger effective time and subject to specified exceptions described below, neither we nor any of our subsidiaries or representatives will, directly or indirectly:

•	solicit, initiate, or knowingly encourage, or take any action designed to or that reasonably could be expected to facilitate, any inquiries, offers or proposals with respect to, or that reasonably may be expected to lead to, a takeover proposal;

•	enter into any agreement with respect to a takeover proposal; or

•	provide any non-public information regarding the Company and its subsidiaries to any third party or engage in any negotiations or substantive discussions in connection with any takeover proposal.

In addition from May 19, 2006 until the earlier of the merger effective time or the date of termination of the merger agreement, neither our board of directors nor any committee of our board of directors may:

•	withdraw or modify, or propose publicly to withdraw or modify, in any manner adverse to Braveheart Investors, Merger Sub, Braveheart Holding or OP Merger Sub, our board of director’s approval of the mergers or the merger agreement; or

•	approve or recommend, or propose publicly to approve or recommend, any takeover proposal.

We and our subsidiaries and representatives may solicit proposals, enter into agreements and take any other action necessary or desirable to enable us and our subsidiaries to dispose of our interests in each of the Excluded Properties.

For purposes of the merger agreement, “takeover proposal” means any proposal or offer (other than the transactions contemplated by the merger agreement) to:

•	acquire, directly or indirectly, a business or assets (other than the Excluded Properties) constituting 20.0% or more of the net revenues, net income or the assets (other than the Excluded Properties) of the Company and its subsidiaries on a consolidated basis;

•	acquire, directly or indirectly, 20.0% or more of any class of equity securities of the Company or the Partnership;

•	make a tender offer or exchange offer that would result in any person or group beneficially owning 20.0% or more of any class of equity securities of the Company or the Partnership, or the right to acquire such beneficial ownership; or

•	merge, consolidate or engage in any business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or the Partnership.

Prior to approval of the merger proposal by our common shareholders, we are permitted to engage in discussions or negotiations with, or to provide non-public information to, a third party in connection with an unsolicited takeover proposal that did not result from a breach of our no solicitation obligations, if and only to the extent that:

•	after consultation with our counsel and financial advisors, our board of directors determines in good faith that such takeover proposal could reasonably be expected to result in a superior proposal; and

•	we have caused the third party to enter into a confidentiality agreement with us containing terms that are no less favorable to us than those contained in the confidentiality agreement we signed with Braveheart Investors.

In addition, prior to approval of the merger proposal by our common shareholders, our board of directors is permitted to:

•	withdraw or modify its recommendation with respect to the merger agreement in a manner adverse to Braveheart Investors, if it determines in good faith, after consultation with our counsel, that failing to take such action would result in a breach of the fiduciary duties of the board; and

•	in response to a takeover proposal which was not solicited by the Company or any of its affiliates or advisors, terminate the merger agreement and cause the Company to enter an agreement with respect to a superior proposal, but only if our board of directors determines in good faith, after consultation with our counsel, that failing to take such action would result in a breach of the directors’ fiduciary duties, and subject to compliance with the provisions of the merger agreement, but only at a time that is after the fifth business day following our delivery of written notice to Braveheart Investors that our board of directors is prepared to accept a superior proposal and payment of a termination fee.

Notwithstanding the foregoing, we are not able to terminate the merger agreement and our board of directors may not recommend a superior proposal to our common shareholders or withdraw or modify in a manner adverse to Braveheart Investors its recommendation that our common shareholders approve and adopt the merger agreement unless we have delivered to Braveheart Investors five business days prior written notice that we intend to take such action with respect to a superior proposal. During the five-day period, we are obligated to negotiate in good faith with Braveheart Investors to make adjustments to the terms and conditions of the merger agreement such that a takeover proposal would no longer constitute a superior proposal.

For purposes of the merger agreement, “superior proposal” means a takeover proposal that the board of directors determines in good faith, after consultation with its counsel and financial advisors and taking into account all relevant material terms (including, without limitation, financial terms, timing, ability to finance and likelihood of completion) of the takeover proposal and the merger agreement, is more favorable to our common shareholders and the limited partners of the Partnership than the mergers and the other transactions contemplated by the merger agreement.

We have agreed to notify Braveheart Investors orally and within 24 hours in writing of our receipt of any takeover proposal or requests for non-public information or access to our or one of our subsidiaries’ properties, books or records by any person that informs our board of directors or one of our subsidiaries’ boards that it is considering making or has made a takeover proposal. We have agreed to promptly advise Braveheart Investors of the identity of the third party making the proposal and the material terms of the takeover proposal and of any changes thereto. We have also agreed to advise Braveheart Investors orally and within 24 hours in writing of the commencement of any discussions with any third party or its representatives regarding a takeover proposal and any material change in the status thereof, including whether the takeover proposal has been rejected or withdrawn. Under the merger agreement, we agreed to terminate or cause to be terminated any existing discussions or negotiations with any parties that have made or indicated an intention to make a takeover proposal.

Employee Benefits

Braveheart Investors has advised us that it does not intend to hire any employees of the Company located at our executive offices. Braveheart Investors has agreed to honor, and cause its subsidiaries to honor, in accordance with their respective terms all employment, retention, severance, termination, change-in-control and deferred compensation agreements and plans of the Company and its subsidiaries. Braveheart Investors has also agreed to provide employee group health plan continuation coverage that is comparable to the group health plan continuation coverage provided for under COBRA to all employees and former employees of the Company and its subsidiaries who have coverage under a BMC group health plan or are eligible to receive continuation coverage under a BMC group health plan.

Additional Agreements

Each party to the merger agreement has agreed to use its reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate and make effective as soon as practicable the transactions contemplated by the merger agreement (including satisfying the conditions precedent to the mergers).

In addition, each party has agreed to take any additional action that may be necessary, proper or advisable in connection with any notices to, filings with and authorizations, consents and approvals of governmental entities that it may be required to give, make or obtain.

We have agreed to waive any ownership limitation in our amended and restated articles of incorporation that could adversely affect Braveheart Investors’ ownership of our common shares following the mergers, subject to our receipt of a legal opinion from Braveheart Investors’ counsel as required by our amended and restated articles of incorporation.

We have agreed that we will use all reasonable effort to take all action and to do all things necessary, proper or advisable to consummate prior to the merger effective time the transactions contemplated by the contracts providing for the sale of the Excluded Properties in accordance with the terms of those contracts.

Furthermore, the parties have agreed to form a transitional working group which will meet periodically (and no less frequently than monthly) prior to the closing to discuss transitional matters relating to the Company and our properties. We have agreed, at the reasonable request of Braveheart Investors, to use commercially reasonable efforts to cause the general managers (or persons performing similar functions) of our properties to meet with representatives of Braveheart Investors. The Company also has agreed to deliver certain financial reports to Braveheart Investors and to organize periodic (and no less frequently than monthly) meetings between Braveheart Investors and the management company for the hotels.

Conditions to the Mergers

The obligations of the parties to complete the mergers are subject to the following mutual conditions:

•	approval and adoption of the merger agreement by the requisite common shareholder vote; and

•	the absence of any temporary restraining order or preliminary or permanent injunction or other order or decree which prevents the consummation of either of the mergers and the absence of any statute, rule or regulation enacted by any state or federal governmental entity which would prevent the consummation of either of the mergers.

The obligations of Braveheart Investors, Merger Sub, Braveheart Holding and OP Merger Sub to complete the mergers are subject to the following additional conditions:

•	our representations and warranties being true and correct in all respects as of May 19, 2006 and as of the merger effective time as though then made, without giving effect to any materiality or material adverse effect qualifications, except where the failure of our representations and warranties to be true and correct would not, individually or in the aggregate, have a material adverse effect, provided that representations and warranties made as of a specified date need be true and correct only as of the specified date;

•	the performance, in all material respects, by us and the Partnership of each of our obligations under the merger agreement and the compliance, in all material respects, with each covenant to be performed and complied with by us and the Partnership prior to the merger effective time;

•	the receipt by Braveheart Investors of officers’ certificates with respect to the truth and correctness of our and the Partnership’s representations and warranties and the performance of our and the Partnership’s obligations under the merger agreement;

•	our payment of one or more pre-closing dividends with respect to our common shares in an aggregate amount equal to the minimum dividend necessary to avoid the imposition of income tax or excise tax on us; and

•	the receipt of a tax opinion of Baker & Hostetler regarding our qualification as a REIT under the Code.

Our and the Partnership’s obligations to complete the mergers are subject to the following additional conditions:

•	Braveheart Investors’, Merger Sub’s, Braveheart Holding’s and OP Merger Sub’s representations and warranties being true and correct in all respects as of May 19, 2006 and as of the merger effective time as though then made, without giving effect to any materiality or material adverse effect qualifications, except where the failure of their representations and warranties to be true and correct would not, individually or in the aggregate, have a material adverse effect, provided that representations and warranties made as of a specified date need be true only as of the specified date;

•	the performance, in all material respects, by Braveheart Investors, Merger Sub, Braveheart Holding and OP Merger Sub of their obligations under the merger agreement and the compliance, in all material respects, with the covenants to be performed and complied with by them prior to the merger effective time; and

•	the receipt by us of officers’ certificates with respect to the truth and correctness of the representations and warranties of Braveheart Investors, Merger Sub, Braveheart Holding and OP Merger Sub and the performance of their obligations under the merger agreement.

Termination

The merger agreement may be terminated and the mergers may be abandoned at any time prior to the merger effective time, as follows:

•	by mutual written agreement of Braveheart Investors and us;

•	by either Braveheart Investors or us if:

•	the mergers have not occurred on or before December 21, 2006 (unless extended by our board of directors and Braveheart Investors’ general partner) (provided that the right to terminate the merger agreement is not available to any party whose failure or whose affiliate’s failure to perform any material covenant or obligation under the merger agreement has been the cause of or resulted in the failure of the mergers to occur on or before such date);

•	a court of competent jurisdiction or other governmental entity has issued a final and nonappealable order, decree or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the mergers; or

•	the requisite vote of our common shareholders to approve and adopt the merger agreement upon a vote taken at the special meeting (or at any adjournment or postponement of the special meeting) is not obtained;

•	by Braveheart Investors if:

•	our board of directors withdraws or modifies in a manner adverse to Braveheart Investors its recommendation to the common shareholders with respect to approval and adoption of the merger agreement;

•	our board of directors recommends or approves a takeover proposal; or

•	we or the Partnership breach any representation, warranty or covenant set forth in the merger agreement, in either case such that the conditions to closing in the merger agreement pertaining to our and the Partnership’s representations, warranties and covenants, are not satisfied or would be incapable of being satisfied within 30 days after the giving of written notice to us;

•	by us if our board approves and authorizes us to enter into an agreement providing for a superior proposal, so long as:

•	the requisite common shareholder vote has not been obtained;

•	the takeover proposal was not solicited by us or any of our affiliates or advisors;

•	our board has determined in good faith, after consulting with our counsel and financial advisors, that such takeover proposal constitutes a superior proposal and has determined in good faith, after consulting with our counsel, that failing to take such action would result in a breach of the fiduciary duties of our board;

•	we have provided notice to Braveheart Investors regarding our intention to enter into such definitive agreement (specifying in reasonable detail the material terms and conditions of the superior proposal and the identity of the person making the superior proposal) and we have provided Braveheart Investors with five business days’ prior written notice of that intention, during which period we must negotiate in good faith with Braveheart Investors to make adjustments to the terms and conditions of the merger agreement such that the takeover proposal would no longer constitute a superior proposal; and

•	we simultaneously pay to Braveheart Investors the termination fee in accordance with the merger agreement; or

•	by us if Braveheart Investors, Merger Sub, Braveheart Holding or OP Merger Sub breaches any representation, warranty or covenant set forth in the merger agreement, in any case such that the conditions to closing in the merger agreement pertaining to their representations, warranties and covenants, are not satisfied or would be incapable of being satisfied within 30 days after the giving of written notice to Braveheart Investors.

The merger agreement provided Braveheart Investors with the right to terminate the merger agreement if, on or after May 26, 2006, the purchaser of the Marco Island hotel had not made the second deposit required under the agreement for the sale of the Marco Island hotel, subject to certain other conditions. The purchaser of the Marco Island hotel made the second deposit on May 25, 2006. Accordingly, Braveheart Investors no longer has the right to terminate the merger agreement under this provision.

Fees and Expenses

We have agreed to reimburse Braveheart Investors’ reasonable expenses, up to $3.5 million, if:

•	either party terminates the merger agreement because the requisite vote of our common shareholders to approve and adopt the merger agreement upon a vote taken at the special meeting (or at any adjournment or postponement of the special meeting) is not obtained; or

•	Braveheart Investors terminates the merger agreement because we or the Partnership breach any representation, warranty or covenant set forth in the merger agreement, in either case such that the conditions to closing in the merger agreement pertaining to our representations, warranties and covenants, are not satisfied or would be incapable of being satisfied within 30 days after the giving of written notice to us.

We have agreed to pay to Braveheart Investors a termination fee of $8.0 million (less any expenses previously reimbursed as provided under the merger agreement) if:

•	any third party makes a takeover proposal on or before the date of the special meeting and thereafter the merger agreement is terminated by either party because our common shareholders fail to approve and adopt the merger agreement, and within 12 months after that termination we or the Partnership enter into an agreement providing for, or consummate, a takeover proposal;

•	Braveheart Investors terminates the merger agreement as a result of our board of directors withdrawing or modifying in a manner adverse to Braveheart Investors its recommendation that our common shareholders approve and adopt the merger agreement;

•	Braveheart Investors terminates the merger agreement as a result of our board of directors approving or recommending any takeover proposal;

•	a third party makes a superior proposal and thereafter the merger agreement is terminated by us because our board of directors approves and promptly following termination we enter into a definitive agreement providing for a superior proposal; or

•	the merger agreement is terminated by Braveheart Investors because of our or the Partnership’s breach of a representation, warranty or covenant and within 12 months after that termination we enter into an agreement providing for, or consummate, a takeover proposal.

Amendment and Waiver

The merger agreement may be amended prior to the merger effective time by mutual agreement of the parties in writing with the prior authorization of their respective boards of directors or other governing bodies.

Sale of the Condo/Hotel Properties

This summary highlights selected information relating to the dispositions of Pink Shell and our interest in Banana Bay to entities controlled by Robert W. Boykin, the Chairman of our Board of Directors and our Chief Executive Officer. We refer to the agreement concerning the sale of Pink Shell as the “Pink Shell Agreement,” and we refer to the agreement concerning the sale of our interest in Banana Bay as the “Banana Bay Agreement.” We refer to the Pink Shell Agreement and the Banana Bay Agreement collectively as the “Purchase Agreements.”

The Sales

In connection with the sale of Pink Shell, BellBoy, a wholly owned subsidiary of the Partnership, will sell to New Pink Shell, LLC, an entity controlled by Mr. Boykin, all of its limited liability interests in Captiva Villas and certain affiliates of BellBoy, including the Partnership, will sell to New Pink Shell, LLC substantially all of their respective assets related to Pink Shell. We refer to the Partnership and other affiliates of BellBoy that are selling assets to New Pink Shell, LLC as the “Pink Shell Asset Sellers.” In connection with the sale of our interest in Banana Bay, BellBoy will sell to New Banana Bay, LLC, an entity controlled by Mr. Boykin, all of its limited liability interests in Marathon Manager, which owns 50.0% of the outstanding limited liability company interests and is the manager of Marathon Partners, the owner of Banana Bay. In this section of the proxy statement, we refer to BellBoy and the Pink Shell Asset Sellers collectively as “Sellers” and individually as “Seller.” In this section of the proxy statement, we refer to New Pink Shell, LLC and New Banana Bay, LLC collectively as “Buyers” and individually as “Buyer.”

The aggregate purchase price for Pink Shell is $10,686,324 and for our interest in Banana Bay is $3,913,566, in each case subject to adjustment. Prior to closing, the purchase price for each property will be adjusted to reflect the cash flows at each of Pink Shell and Banana Bay from April 1, 2006 through closing. Generally, the purchase price for each will be decreased by any positive cash flow or increased by any negative cash flow (including capital expenditures) at the respective resort during this period. In addition, at the Pink Shell closing, Seller will pay to New Pink Shell, LLC or there will be deducted from the purchase price an amount equal to the termination fee contemplated by the Hotel Management Agreement between BeachBoy LLC and BMC, relating to Pink Shell. This termination fee is expected to be $504,438, assuming a merger effective time of August 31, 2006. New Pink Shell, LLC will assume liabilities relating to or arising from Pink Shell to the extent such liabilities arose on or after February 15, 2006. In addition because the $7.8 million term note payable by Marathon Partners will remain outstanding after the closing, New Banana Bay LLC will be economically liable for 50.0% of such indebtedness.

New Pink Shell, LLC and New Banana Bay, LLC may, subject to the approval of Braveheart Investors, elect to cause payment of all or a portion of their respective purchase price obligations through the redemption of common units of the Partnership owned by JABO LLC, an entity controlled by Mr. Boykin that controls New Pink Shell, LLC and New Banana Bay, LLC, instead of cash. If either New Pink Shell, LLC or New Banana Bay, LLC fails to satisfy its payment obligations under the applicable Purchase Agreement, the Partnership may cause common units of the Partnership owned by JABO LLC to be redeemed in satisfaction of the applicable Buyer’s payment obligations. Any units redeemed in satisfaction of the Buyer’s payment obligations will be valued at the merger consideration.

Representations and Warranties

BellBoy, under the Banana Bay Agreement, and BellBoy and the Pink Shell Asset Sellers, under the Pink Shell Agreement, each make limited representations and warranties that are subject, in some cases, to specified exceptions and qualifications contained in the applicable Purchase Agreement. Each Purchase Agreement contains representations and warranties relating to, among other things:

•	the applicable Seller’s power and authority to enter into, and perform its obligations under, the applicable Purchase Agreement and to consummate the transactions contemplated thereby;

•	the applicable Seller’s authorization, execution and delivery of the applicable Purchase Agreement and the validity of the obligations imposed by such agreement;

•	the applicable Seller’s due organization, valid existence, good standing and power and authority to operate its business;

•	the absence of conflicts with, or breaches or violations of, the applicable Seller’s organizational documents;

•	the absence of any undisclosed broker’s or finder’s fees;

•	the absence of required consents and approvals of third parties not already obtained;

•	in the case of the Pink Shell Agreement, the percentage of the outstanding equity interest of Captiva Villas that is held by BellBoy, and the absence of any encumbrances on BellBoy’s ownership of such equity interest; and

•	in the case of the Banana Bay Agreement, the percentage of the outstanding equity interest of Marathon Manager that is held by BellBoy and the percentage of the outstanding equity interest of Marathon Partners that is held by Marathon Manager, and the absence of any encumbrances on the ownership of such equity interests.

In addition, the Banana Bay Agreement contains a representation that, with limited exceptions, neither Marathon Manager nor its subsidiary is a guarantor of any indebtedness or obligations of BellBoy or its affiliates. The Purchase Agreements do not contain representations and warranties regarding (a) the financial, structural, environmental or other condition of the properties, (b) litigation affecting the properties, (c) the Sellers’ title to and ownership of the properties, or (d) employee matters. In addition, the Purchase Agreements do not permit Buyers to terminate the agreements in the event of hurricane damage or any other damage to the properties.

The Purchase Agreements also contain limited representations and warranties made by New Pink Shell, LLC or New Banana Bay, LLC that are subject, in some cases, to specified exceptions and qualifications. Each agreement contains representations and warranties relating to, among other things:

•	the applicable Buyer’s power and authority to enter into, and perform its respective obligations under, the applicable Purchase Agreement and to consummate the transactions contemplated thereby;

•	the applicable Buyer’s authorization, execution and delivery of the applicable Purchase Agreement and the validity of the obligations imposed by such agreement;

•	the applicable Buyer’s due organization, valid existence, good standing and power and authority to operate its business;

•	the absence of conflicts with, or breaches or violations of, the applicable Buyer’s organizational documents;

•	the absence of any undisclosed broker’s or finder’s fees;

•	the absence of required consents and approvals of third parties;

•	compliance with certain applicable securities laws;

•	the applicable Buyer’s status as an “accredited investor” under Regulation D of the Exchange Act;

•	the applicable Buyer’s understanding that the applicable Sellers have relied on its representations and warranties in connection with that Buyer’s acquisition of limited liability company interests;

•	the applicable Buyer’s opportunity to inspect the properties transferred pursuant to the Purchase Agreements and that Buyer’s reliance on its own inspection;

•	the applicable Buyer’s acknowledgement that the properties are being accepted on an “as is” basis, except as expressly set forth in the applicable Purchase Agreement; and

•	the applicable Buyer’s release of any claims relating to the structure or physical or environmental condition of each property.

In addition to representations made by Buyers and Sellers, the Purchase Agreements also contain limited representations and warranties made by JABO LLC (an entity controlled by Mr. Boykin that is a party to both transactions) that are subject, in some cases, to specified exceptions and qualifications. Both agreements contain representations and warranties relating to, among other things:

•	JABO LLC’s power and authority to enter into, and perform its obligations under, the applicable Purchase Agreement and to consummate the transactions contemplated by such agreement;

•	JABO LLC’s authorization, execution and delivery of the applicable Purchase Agreement and the validity of the obligations imposed by such agreement;

•	JABO LLC’s due organization, valid existence, good standing and power and authority to operate its business;

•	the absence of conflicts with, or breaches or violations of, any of JABO LLC’s organizational documents;

•	the absence of required consents and approvals of third parties;

•	JABO LLC’s economic benefit realized as a result of the transactions contemplated by the Purchase Agreements; and

•	the value of the common units of the Partnership owned by JABO LLC and the absence of any encumbrances on JABO LLC’s ownership of such common units.

None of the representations or warranties of the parties to the Purchase Agreements will survive the Closing.

Agreements of the Parties

Under their respective Purchase Agreements, Buyers and Sellers have agreed that, subject to certain exceptions, prior to the completion of the transactions contemplated by the applicable Purchase Agreement:

•	Sellers will operate Banana Bay or Pink Shell, as applicable, only in the ordinary course of business consistent with past practice and insure the applicable property in a manner consistent with past practice;

•	Sellers will not encumber or transfer the assets being transferred pursuant to the applicable Purchase Agreement, or enter into leases not terminable upon 30 days notice or less without the payment of a termination fee or penalty;

•	Sellers may continue the redevelopment and construction of Banana Bay or Pink Shell, as applicable, at their discretion;

•	Buyers and Sellers will cooperate in connection with the purchase of title policies relating to the properties; and

•	at closing, New Banana Bay, LLC and New Pink Shell, LLC will each receive a credit for certain vacation pay for employees of Banana Bay and Pink Shell, respectively.

Under the Banana Bay Agreement, BellBoy and New Banana Bay, LLC have also agreed to the following:

•	BellBoy will indemnify New Banana Bay, LLC against certain unpaid expenses at Banana Bay arising prior to December 23, 2005. We are not aware of any such unpaid expenses and New Banana Bay, LLC has represented that it is not aware of any such unpaid expenses; and

•	New Banana Bay, LLC will not be relieved of its obligations under the Banana Bay Agreement in the event Banana Bay is damaged, destroyed or condemned.

Under the Pink Shell Agreement, New Pink Shell, LLC, BellBoy and the Pink Shell Asset Sellers have also agreed to the following:

•	New Pink Shell, LLC has agreed to indemnify Seller against violations of the Workers Adjustment Retraining Notification Act arising from the transactions contemplated by the agreement;

•	if Pink Shell is damaged or destroyed prior to the closing date, following closing New Pink Shell, LLC will be entitled to any resulting insurance proceeds;

•	BellBoy and the Pink Shell Asset Sellers have agreed to reimburse New Pink Shell, LLC for any insurance deductible payable under any insurance policy covering the assets located at Pink Shell relating to incidents occurring between February 15, 2006 and closing;

•	if Pink Shell is condemned prior to the closing date, following closing New Pink Shell, LLC will receive the proceeds of such condemnation; and

•	at closing, Seller will pay to New Pink Shell, LLC or there will be deducted from the purchase price an amount equal to the termination fee contemplated by the Hotel Management Agreement between BeachBoy LLC and BMC, relating to the property, which termination fee will be approximately $504,438, assuming a closing date of August 31, 2006.

Purchase Price Adjustments

Buyers and Sellers have agreed that the purchase price under the Purchase Agreements will be adjusted at closing to reflect the cash flows at the properties from April 1, 2006 through closing. Generally, the purchase price will be decreased by any positive cash flow or increased by any negative cash flow (including capital expenditures) at the respective resort during this period.

In addition, Sellers have agreed to furnish Buyers with monthly financial reports relating to the purchase price adjustment.

Buyer, BellBoy and Pink Shell Asset Sellers have agreed that the purchase price payable pursuant to the Pink Shell Agreement also will be adjusted based upon customary closing prorations made in connection with hotel sales.

Conditions to the Purchases

The obligations of the parties to consummate the transactions contemplated by each Purchase Agreement are subject to the mutual condition that all of the conditions to closing set forth in the merger agreement have been satisfied with the exception of the filing of the merger certificates.

The obligations of Sellers to consummate the transactions contemplated by the applicable Purchase Agreement are subject to the following additional conditions:

•	the applicable Buyer’s representations and warranties being true and correct in all material respects as of the closing date;

•	the performance, in all material respects, by Buyer of its obligations under the Purchase Agreement; and

•	the receipt by Sellers of certain documents required to be delivered pursuant to the Purchase Agreement.

Additionally, the obligations of the applicable Buyer to consummate the transactions contemplated by the applicable Purchase Agreement are subject to the following conditions:

•	the applicable Seller’s or Sellers’ representations and warranties being true and correct in all material respects as of the closing date;

•	the performance, in all material respects, by Seller or Sellers of its or their respective obligations under the Purchase Agreement; and

•	the receipt by Buyer of certain documents required to be delivered pursuant to the Purchase Agreement.

Termination

Each Purchase Agreement may be terminated at any time prior to the closing as follows:

•	by mutual written agreement of Buyers and Sellers;

•	by Buyers or Sellers if any governing authority has issued an injunction or taken any other action which permanently restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby and such injunction or action is final and non-appealable;

•	by Buyers or Sellers upon termination of the merger agreement; and

•	by BellBoy or Pink Shell Asset Sellers (with respect to the Pink Shell Agreement) or by BellBoy (with respect to the Banana Bay Agreement), if any of them or any of their respective affiliates shall have received a superior proposal. “Superior proposal” means any proposal from any person relating to Pink Shell or Banana Bay that the applicable Sellers or their respective parent companies determine in good faith, after consultation with counsel and a financial advisor of nationally recognized reputation, is more favorable to them than the transactions contemplated by the Pink Shell Agreement or the Banana Bay Agreement, as the case may be. If BellBoy or Pink Shell Asset Sellers, as applicable, terminate the Pink Shell Agreement or the Banana Bay Agreement based on receipt of a superior proposal, they will reimburse the applicable Buyer for its out of pocket expenses, up to $350,000 in the aggregate for both Purchase Agreements.

Remedies; Power of Attorney

The parties to the respective Purchase Agreements have agreed to the provision of certain remedies, including the following:

•	in the event that the transactions contemplated by a Purchase Agreement are not consummated because a Seller fails to perform its obligations under the Purchase Agreement, the applicable Buyer’s exclusive remedy will be specific performance by the applicable Seller of its obligations under the applicable agreement;

•	Banana Bay Buyer has agreed to indemnify BellBoy and its affiliates against any liability incurred by them arising from any liability of Marathon Manager or Marathon Partners. JABO LLC has agreed to indemnify BellBoy and its affiliates against any liability resulting from JABO LLC’s breach of its representations and warranties set forth in the Banana Bay Agreement;

•	Pink Shell Buyer has agreed to indemnify BellBoy and the Pink Shell Asset Sellers and their affiliates against the liabilities assumed by the Buyer under the Pink Shell Agreement. Additionally, JABO LLC has agreed to indemnify BellBoy and the Pink Shell Asset Sellers and their affiliates against any liability resulting from JABO LLC’s breach of its representations and warranties as set forth in the Pink Shell Agreement; and

•	in the event that the transactions contemplated by either Purchase Agreement are not consummated because the applicable Buyer fails to perform its purchase obligations, the applicable Seller may cause the transfer to, and redemption by, the Partnership of common units owned by JABO LLC with a value equal to the unpaid portion of the purchase price due under the applicable Purchase Agreement and retain the proceeds of that transfer (or direct payment of cash proceeds of the mergers) that would otherwise be payable to the Unitholder.

MARKET PRICE DATA

Our common shares are traded on the New York Stock Exchange under the symbol “BOY.” The following table sets forth for the indicated periods the high and low sales prices for the common shares and the cash distributions declared per share:

	Price Range		Cash Dividends
	High	Low	Declared Per Share

Year Ended December 31, 2004:
First Quarter	$9.86	$9.03	—
Second Quarter	$9.52	$7.00	—
Third Quarter	$8.74	$7.38	—
Fourth Quarter	$9.19	$8.17	—
Year Ended December 31, 2005:
First Quarter	$9.76	$8.83	—
Second Quarter	$14.10	$9.36	—
Third Quarter	$15.48	$11.69	—
Fourth Quarter	$13.13	$10.41	—
Year Ending December 31, 2006:
First Quarter	$13.45	$10.96	—
Second Quarter (through , 2006)	$11.40	$9.03	—

As of          , 2006, there were           record holders of our common shares, including shares held in “street name” by nominees who are record holders, and approximately           beneficial owners. In order to comply with certain requirements related to our qualification as a REIT, our charter limits the number of common shares that may be owned by any single person or affiliated group to 9.0% of the outstanding common shares.

On May 19, 2006, the last full trading day prior to the date of the public announcement of the merger agreement, our common shares closed at $9.20 per share. On          , the last full trading day prior to the date of this proxy statement, our common shares closed at $      per share.

The declaration and payment of dividends related to our common shares is at the discretion of our board of directors and depends on, among other things, our receipt of cash distributions from the Partnership, our results of operations, level of indebtedness and restrictions imposed by our lenders, any contractual restrictions, the annual dividend requirements under the REIT provisions of the Code, economic conditions and other factors considered relevant by our board of directors. The level of our cash dividends is determined by the board of directors in light of our cash needs, including our requirements for investing and financing activities and other anticipated cash needs. The Company did not declare or pay any dividends on its common shares during the periods indicated in the table. Under the merger agreement, prior to the merger effective time, the Company must pay one or more pre-closing dividends with respect to the common shares in an aggregate amount equal to the minimum dividend necessary to avoid the imposition of income tax or excise tax, but is prohibited under the terms of the merger agreement from paying other dividends.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of common shares of the Company as of          , 2006, except as otherwise disclosed in the notes below, by (i) the Company’s current directors, (ii) each other person who is known by the Company to own beneficially more than 5.0% of our outstanding common shares based on a review of filings with the Securities and Exchange Commission, (iii) our Chief Executive Officer and our four other most highly compensated executives, and (iv) our executive officers and directors as a group.

	Amount and Nature
	of Beneficial Ownership		Percent
Name of Beneficial Owner	of Common Shares(1)		of Class

Barclays Global Investors, NA	1,704,366	(2)		%
Mellon Financial Corporation	981,814	(3)		%
Robert W. Boykin	586,844	(4)(5)		%
Shereen P. Jones	435,275	(6)		%
Richard C. Conti	256,814	(7)		%
Russ C. Valentine	130,747	(8)	*
Andrew C. Alexander	125,664	(9)	*
Lee C. Howley, Jr.	25,900	(10)(11)(12)	*
Ivan J. Winfield	24,200	(10)(12)	*
William H. Schecter	22,200	(10)(12)	*
Albert T. Adams	21,200	(10)(12)	*
James B. Meathe	0	(12)	*
Mark J. Nasca	0	(12)	*
All Executive Officers and Directors as a Group (11 persons)	1,628,844			%

*	Less than 1.0%.

(1)	Unless otherwise indicated, each beneficial owner has sole voting and investment power with respect to all common shares set forth opposite the holder’s name. None of our executive officers or directors own any of our depositary shares.

(2)	The business address for this shareholder is 45 Fremont Street, San Francisco, CA 94105. Information is as of December 31, 2005, based on a report on Schedule 13G filed with the SEC on January 26, 2006, by the following entities: Barclays Global Investors, NA., which has sole voting power with respect to 1,359,245 common shares and sole dispositive power with respect to 1,505,107 common shares; Barclays Global Fund Advisors, which has sole voting power and sole dispositive power with respect to 199,259 common shares; and Barclays Global Investors, LTD and Barclays Global Investors Japan Trust and Banking Company Limited, both of which disclaim sole or shared voting power and sole or shared dispositive power with respect to any common shares.

(3)	The business address for this shareholder is One Mellon Bank Center, 500 Grant Street, Pittsburgh, PA 15258. Information is as of December 31, 2005, based on a report on Schedule 13G filed with the SEC on February 15, 2006, by Mellon Financial Corporation.

(4)	Mr. Boykin is the economic beneficial owner of 1,420,628 common units of the Partnership. Mr. Boykin may cause the Partnership to purchase his common units for cash (the purchase price of one unit, subject to certain factors, is equal to the market value of one common share). However, the Company may elect, subject to certain conditions, to deliver its common shares, in lieu of cash, in exchange for tendered common units. Assuming conversion of his beneficially owned common units into common shares, Mr. Boykin would have beneficial ownership of % of our common shares. As of , 2006, the Company owned an % general partnership interest in the Partnership.

(5)	Includes 198,000 common shares that Mr. Boykin has the right to acquire through the exercise of stock options, 52,153 common shares that are owned by BMC and 52,101 common shares that are owned by The Boykin Group, Inc., an Ohio corporation, both in which Mr. Boykin indirectly owns a 53.9% equity interest, and 54,526 common shares owned by Rowboy Trading Holdings LLC, a Delaware limited liability company, of which Mr. Boykin is the managing member.

(6)	Includes 250,000 common shares that Ms. Jones has the right to acquire through the exercise of stock options.

(7)	Includes 108,139 common shares that Mr. Conti has the right to acquire through the exercise of stock options.

(8)	Includes 43,000 common shares that Mr. Valentine has the right to acquire through the exercise of stock options.

(9)	Includes 39,000 common shares that Mr. Alexander has the right to acquire through the exercise of stock options.

(10)	Includes 21,000 common shares that each of Messrs. Adams, Howley, Schecter and Winfield has the right to acquire through the exercise of stock options.

(11)	Includes 4,700 common shares owned by the Howley Family Partnership, which is owned equally by Mr. Howley and his wife.

(12)	Under the Directors’ Deferred Compensation Plan, as of , 2006, Messrs. Adams, Howley, Meathe, Nasca, Schecter and Winfield have deferred directors fees that are represented by the following numbers of units:

Units Under the
Directors’ Deferred
Name	Compensation Plan

Albert T. Adams	40,777.520
Lee C. Howley, Jr.	8,084.881
James B. Meathe	8,084.881
Mark J. Nasca	4,900.457
William H. Schecter	8,084.881
Ivan J. Winfield	8,084.881

SHAREHOLDER PROPOSALS

We intend to hold an annual meeting in 2006 only if the mergers are not completed. In order to be eligible for inclusion in the Company’s proxy materials for the Company’s 2006 annual meeting, if such a meeting is held, written notice of any shareholder proposal must have been received by the Company not later than December 2, 2005. In order for a shareholder’s proposal submitted outside of the processes of Rule 14a-8 under the Exchange Act to be considered timely within the meaning of Rule 14a-4(c) of the Exchange Act, the proposal must have been received by the Company not later than March 1, 2006.

OTHER MATTERS

We are not aware of any business or matter other than as indicated above, which may be properly presented at the special meeting. If, however, any other matter properly comes before the special meeting, the persons named as proxies in the accompanying proxy will, in their discretion, vote thereon in accordance with their best judgment.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports and proxy statements with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room
100 F Street, N.E., Room 1580
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov and on our website at www.boykinlodging.com. Reports, proxy statements or other information concerning us may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

We have supplied all information in this proxy statement relating to us and our subsidiaries, and Braveheart Investors has supplied all such information relating to Braveheart Investors, Merger Sub, Braveheart Holding, OP Merger Sub, Westmont, Cadim and their affiliates.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Investor Relations, Boykin Lodging Company, Guildhall Building, 45 West Prospect Avenue, Suite 1500, Cleveland, OH 44115, phone number (216) 430-1333. If you would like to request documents, please do so by          , 2006, in order to receive them before the special meeting.

You should only rely on the information contained in this proxy statement. We have not authorized anyone to provide you with any information that is different from that contained in this proxy statement. This proxy statement is dated          , 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and neither the mailing of this proxy statement to shareholders nor the payment of cash in the merger shall create any implication to the contrary.

Exhibit A
EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
among
BRAVEHEART INVESTORS LP,
BRAVEHEART II REALTY (OHIO) CORP.,
BRAVEHEART II PROPERTIES HOLDING LLC,
BRAVEHEART II PROPERTIES COMPANY LLC,
BOYKIN LODGING COMPANY
and
BOYKIN HOTEL PROPERTIES, L.P.
May 19, 2006

A-i

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is entered into as of May 19, 2006, by and among BRAVEHEART INVESTORS LP, a Delaware limited partnership (“Parent”), BRAVEHEART II REALTY (OHIO) CORP., an Ohio corporation and a wholly owned Subsidiary of Parent (“REIT Merger Sub”), BRAVEHEART II PROPERTIES HOLDING LLC, a Delaware limited liability company (“OP Holdco”), BRAVEHEART II PROPERTIES COMPANY LLC, an Ohio limited liability company and an indirectly wholly owned Subsidiary of Parent (“OP Merger Sub”), BOYKIN LODGING COMPANY, an Ohio corporation (the “Company”), and BOYKIN HOTEL PROPERTIES, L.P., an Ohio limited partnership (the “Partnership”). Parent, REIT Merger Sub, OP Holdco, OP Merger Sub, the Company and the Partnership are referred to collectively herein as the “Parties,” and each individually as a “Party.”

RECITALS

A. The Managers of Parent and the Board of Directors of REIT Merger Sub have determined that the acquisition of the Company, other than the Excluded Assets (which Parent and REIT Merger Sub do not desire to acquire), pursuant to a cash merger of REIT Merger Sub into the Company is desirable and, by resolutions duly adopted, have approved and adopted this Agreement.

B. The Board of Directors of the Company has determined that the cash merger of the REIT Merger Sub into the Company is desirable, and, by resolutions duly adopted, have approved and adopted this Agreement.

C. The Company, as General Partner of the Partnership, and REIT Merger Sub, as managing member of OP Merger Sub, have determined that the acquisition of the Partnership by Parent pursuant to a cash merger of OP Merger Sub into the Partnership is desirable and have approved and adopted this Agreement.

D. The Parties desire to make certain representations, warranties, covenants and agreements in connection with the aforementioned mergers and also to prescribe various conditions to the aforementioned mergers.

ARTICLE I

DEFINITIONS

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations of the SEC promulgated under the Exchange Act.

“Aggregate Common Share Merger Consideration” means the Aggregate Company Merger Consideration less the Aggregate Limited Partner Merger Consideration, if any.

“Aggregate Company Merger Consideration” means (i) $11.00 less the REIT Dividend Per Share Amount multiplied by (ii) the number of Common Share Equivalents.

“Aggregate Limited Partner Merger Consideration” means the Common Unit Merger Consideration multiplied by the number of Common Units held by Limited Partners outstanding immediately prior to the Effective Time as to which a Redemption Notice has not been delivered.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Bellboy” means Bellboy, Inc., a Delaware corporation.

“BMC” means Boykin Management Company Limited Liability Company, an Ohio limited liability company.

“Closing” has the meaning set forth in Section 2.10.

“Closing Agreement” has the meaning set forth in Section 3.1(n)(ix).

“Closing Date” has the meaning set forth in Section 2.10.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letter” has the meaning set forth in Section 3.2(d).

“Common Share” means a common share, without par value, of the Company, together with the Company Right related thereto.

“Common Shareholder” means a Person who or which is the holder of record of a Common Share.

“Common Share Equivalents” means (i) the number of Common Shares (whether or not restricted) outstanding immediately prior to the Effective Time (other than Parent-Owned Shares and Treasury Shares) on a fully-diluted basis, treating each Share Unit outstanding immediately prior to the Effective Time as a Common Share but without including any Common Shares issuable upon exercise of any Incentive Options plus (ii) the number of Common Shares that could be issued to Limited Partners assuming that Redemption Notices have been delivered with respect to all Common Units outstanding immediately prior to the Effective Time.

“Common Share Merger Consideration” means the quotient of (i) the Aggregate Common Share Merger Consideration divided by (ii) the number of Fully-diluted Common Shares.

“Common Unit” means a Common Partnership Unit of the Partnership.

“Common Unit Merger Consideration” means the quotient of (i) the Hypothetical Aggregate Partnership Merger Consideration divided by (ii) the number of Fully-diluted Common Units.

“Company” has the meaning set forth in the first paragraph of this Agreement.

“Company Articles” means the Amended and Restated Articles of Incorporation, as amended, of the Company as of the date of this Agreement as filed with the Secretary of State of Ohio.

“Company Permits” has the meaning set forth in Section 3.1(o).

“Company Property” has the meaning set forth in Section 3.1(p)(i).

“Company Regulations” means the Code of Regulations of the Company as of the date of this Agreement.

“Company Rights” has the meaning set forth in Section 3.1(e).

“Company Shareholder Approval” has the meaning set forth in Section 3.1(u).

“Company Superior Proposal” means a Company Takeover Proposal that the Company’s Board of Directors determines in good faith, after consultation with counsel and a financial advisor of nationally recognized reputation, taking into account all relevant material terms (including, without limitation, financial terms, timing, ability to finance and likelihood of completion), of such Company Takeover Proposal and this Agreement, is more favorable to the shareholders of the Company and the Limited Partners than the Mergers and the other transactions contemplated by this Agreement.

“Company Takeover Proposal” means any inquiry, proposal or offer from any Person relating to any (i) direct or indirect acquisition or purchase of a business or assets (other than the Excluded Assets) that constitutes 20% or more of the net revenues, net income or the assets (other than the Excluded Assets) of the Company and its Subsidiaries on a consolidated basis, (ii) direct or indirect acquisition or purchase of 20% or more of any class of equity securities of the Company or the Partnership, (iii) tender offer or exchange offer that if consummated would result in any Person or “group” (as such term is used in Rule 13d-5 under the Exchange Act) beneficially owning (as determined in accordance with Rule 13d-3 under the Exchange Act) 20% or more of any class of equity securities of the Company or the Partnership or the right to acquire such beneficial ownership or (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or the Partnership; provided, however, that the term “Company Takeover Proposal” shall not include the transactions contemplated by this Agreement.

“Confidentiality Agreement” has the meaning set forth in Section 4.3(c).

“Debt Financing” has the meaning set forth in Section 3.2(d).

“Deposit Agreement” has the meaning set forth in Section 2.9(c).

“Depositary” has the meaning set forth in Section 2.9(c).

“Disclosure Schedule” has the meaning set forth in Section 3.1.

“Dissenting Share” means a Common Share held of record by a Common Shareholder who has properly exercised dissenters’ rights under the OGCL; provided, however, that if such Common Shareholder for any reason fails to perfect such dissenters’ rights, such Common Shareholder’s Common Shares shall cease to constitute Dissenting Shares.

“Effective Time” has the meaning set forth in Section 2.10.

“Employee Benefit Plans” has the meaning set forth in Section 3.1(m).

“Environmental Law” has the meaning set forth in Section 3.1(p)(viii).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means (i) the Excluded Properties, (ii) all of the equity interests in Captiva Villas Development, LLC, a Delaware limited liability company, and (iii) all of the equity interests in Marathon Partners Manager LLC, a Delaware limited liability company.

“Excluded Properties” means all of the interest of the Company and each of its Subsidiaries in respect of each of the following properties (including, with respect thereto, all real property, improvements, equipment, inventory, personal property and other assets located at such properties): (i) the Marco Hotel, (ii) the Pink Shell Beach Resort and (iii) the Banana Bay Resort and Marina located in Marathon, Florida.

“Excluded Property Contracts” means (i) the Limited Liability Company Interests Purchase Agreement, dated as of the date hereof, by and among BellBoy, New Banana Bay LLC, a Delaware limited liability company, and JABO LLC, a Delaware limited liability company, (ii) the Limited Liability Company Interests and Asset Purchase Agreement, dated as of the date hereof, by and among the Partnership, Sanibel View Development, LLC, a Delaware limited liability company, White Sand Villas Development, LLC, a Delaware limited liability company, BeachBoy, LLC, a Delaware limited liability company, Pink Shell Realty, LLC, a Delaware limited liability company, and BellBoy, as sellers, and New Pink Shell LLC, a Delaware limited liability company, and JABO LLC, a Delaware limited liability company, and (iii) the Marco Agreement.

“Expenses” has the meaning set forth in Section 6.3.

“Financing” has the meaning set forth in Section 4.3(i).

“Fully-diluted Common Shares” means the number of Common Shares (whether or not restricted) outstanding immediately prior to the Effective Time (other than Parent-Owned Shares and Treasury Shares) on a fully-diluted basis, treating each Share Unit outstanding immediately prior to the Effective Time as a Common Share, and including the number of Common Units as to which a Redemption Notice has been delivered.

“Fully-diluted Common Units” means the sum of (i) the number of Common Units held by the Limited Partners and the General Partner outstanding immediately prior to the Effective Time plus (ii) the number of Share Units outstanding immediately prior to the Effective Time.

“GAAP” has the meaning set forth in Section 3.1(g)(i).

“General Partner” has the meaning set forth in the Partnership Agreement.

“Governmental Entity” has the meaning set forth in Section 3.1(j).

“Guaranty” means the Agreement and Guaranty, dated as of the date hereof, by Guarantor in favor of the Company.

“Guarantor” means Westbridge Hospitality Management Limited, a Bermuda company, as general partner of Westbridge Hospitality Fund, L.P., a Bermuda exempted limited partnership.

“Hazardous Materials” has the meaning set forth in Section 3.1(p)(ix).

“Hypothetical Aggregate Partnership Merger Consideration” means (i) the Aggregate Company Merger Consideration less (ii) the outstanding principal amount immediately prior to the Effective Time (plus all accrued but unpaid interest existing immediately prior to the Effective Time) of the Intercompany Note.

“Incentive Options” has the meaning set forth in Section 3.1(e).

“Indemnified Party” has the meaning set forth in Section 4.2(a)(i).

“Intercompany Note” means the Second Amended and Restated Convertible Promissory Note, dated November 4, 2001, from the Partnership to the Company.

“In the Money Options” means Incentive Options with an exercise price of less than $11.00 per Common Share outstanding immediately prior to the REIT Effective Time.

“Knowledge of the Company” means the actual knowledge without any duty of investigation of Robert Boykin, Chairman and Chief Executive Officer, Richard C. Conti, President and Chief Operating Officer, Shereen P. Jones, Executive Vice President, Chief Financial Officer and Chief Investment Officer, Andrew C. Alexander, Senior Vice President, General Counsel and Secretary, Russ C. Valentine, Senior Vice President — Acquisitions, Julie Richter, Vice President/Controller of the Company, and Michael J. McGuire, Director of Project Management.

“Liens” means mortgages, pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, rights of first refusal or offer and options.

“Limited Partners” has the meaning set forth in Section 2.9(d).

“Long-Term Incentive Plan” means the Boykin Lodging Company Long-Term Incentive Plan.

“Losses” has the meaning set forth in Section 4.2(a)(ii).

“Marco Agreement” has the meaning set forth in Section 6.2(a).

“Marco Hotel” has the meaning set forth in Section 6.2(a).

“Marco Purchaser” has the meaning set forth in Section 6.2(a).

“Marco Termination Notice” has the meaning set forth in Section 6.2(a).

“Material Adverse Effect” means a material adverse effect on the business, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or a material adverse effect on the ability of the Company or the Partnership, or REIT Merger Sub, Parent, OP Holdco or OP Merger Sub, to consummate the transactions contemplated hereby or an occurrence or change in circumstances that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby; provided, however, that a Material Adverse Effect shall not include any change in or effect upon the business, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, directly or indirectly arising out of or attributable to or that is a consequence of (i) general economic changes, (ii) changes in the United States financial markets generally, (iii) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iv) any change, in and of itself, in the price or trading volume of the Common Shares or the Series 2002 A Preferred Shares, (v) the failure, in and of itself, of the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement, (vi) the loss by the Company or any of its Subsidiaries of any of its customers, suppliers, franchisors or employees solely as a result of the transactions contemplated hereby, (vii) changes or losses arising as a result of weather or natural disaster,

(viii) seasonal fluctuations in the business and operations of the Company and its Subsidiaries, (ix) any change, liability or adverse effect disclosed in or specifically contemplated by this Agreement or the Disclosure Schedule, (x) changes arising as a result of the public announcement of this Agreement or the transactions contemplated hereby, or (xi) any action or change specifically contemplated by the provisions of this Agreement.

“Material Contract” means, with respect to the Company, the Partnership or any of the Subsidiaries: (i) any loan agreement, indenture, note, bond, debenture or other document or agreement evidencing a capitalized lease obligation or other indebtedness to any Person in a principal amount greater than or equal to $500,000, (ii) each brokerage agreement, management agreement, hotel franchise agreement and ground lease or other real property lease with respect to each Company Property, (iii) any agreement that grants any option, right of first or last refusal or right of first or last offer or similar right to acquire any real property assets or other material assets of the Company or its Subsidiaries or that limits or purports to limit, in any material manner, the ability of the Company, or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or business, (iv) any employment agreement or any agreement or arrangement that contains any severance pay or post-employment liabilities or obligations to any current employee of the Company or any of its Subsidiaries, other than as required under law, (v) any non-competition agreement or other contract or agreement that contains covenants that restrict the Company’s or any Subsidiary’s ability to (A) operate a hotel or (B) conduct activities incident thereto except, in the case of this clause (B), as would not have a Material Adverse Effect, (vi) any other agreement filed on or prior to the date of this Agreement as an exhibit to the SEC Documents pursuant to Item 601(b)(10) of Regulation S-K of the SEC; (vii) any license or other contract with respect to the name or marks under which the Company Properties are operated; (viii) any contract pursuant to which the Company or any of its Subsidiaries has any material contractual liability for indemnification or otherwise under any agreement relating to the sale or lease of real estate or to pay additional purchase price for any of the Company Properties or any other contracts pursuant to which the Company has indemnification obligations that could reasonably be expected to exceed $500,000; (ix) with the exception of any directly or indirectly wholly owned Subsidiaries, any partnership, limited liability company, joint venture or similar contract or arrangement with respect to ownership or governance of any Subsidiary or other entity in which the Company or the Partnership has a direct or indirect interest; (x) any Tax Sharing Arrangement; (xi) any Tax Protection Agreements; and (xii) any other contract providing for annual consideration payable thereunder in excess of $100,000 and that is not terminable upon notice of 90 days or less.

“Mergers” means the REIT Merger and the OP Merger.

“Noncumulative Preferred Shares” has the meaning set forth in Section 3.1(e).

“OGCL” means the General Corporation Law of the State of Ohio, as amended.

“OLPL” means the Limited Partnership Law of the State of Ohio, as amended.

“OP Effective Time” has the meaning set forth in Section 2.10.

“OP Holdco” has the meaning set forth in the first paragraph of this Agreement.

“OP Merger” has the meaning set forth in Section 2.1.

“OP Merger Certificate” means the Certificate of Merger with respect to the OP Merger, containing the provisions required by, and executed in accordance with, the OLPL.

“OP Merger Sub” has the meaning set forth in the first paragraph of this Agreement.

“Options” has the meaning set forth in Section 3.1(e).

“Ordinary Course of Business” means the ordinary course of business consistent with past practice.

“Parent” has the meaning set forth in the first paragraph of this Agreement.

“Parent Financing Document” has the meaning set forth in Section 4.3(i).

“Parent-Owned Share” means a Common Share or Series 2002-A Preferred Share that Parent or any of its Affiliates, including REIT Merger Sub, OP Holdco and OP Merger Sub, owns beneficially within the meaning of Rule 13d-3 under the Exchange Act.

“Parent Payment Amount” means an amount equal to the Aggregate Company Merger Consideration plus the amount payable with respect to In the Money Options pursuant to Section 4.3(f)(i) plus the amount payable pursuant to Section 4.3(f)(ii)(B) with respect to Share Unit Accounts in installment payment status immediately prior to the REIT Effective Time.

“Parties” has the meaning set forth in the first paragraph of this Agreement.

“Partnership” has the meaning set forth in the first paragraph of this Agreement.

“Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of the Partnership dated as of September 30, 2002, as amended.

“Paying Agent” has the meaning set forth in Section 2.9(a).

“Person” means an individual, corporation, partnership, limited liability company, association, trust or any other entity, organization or group (as such term is used in Rule 13d-5 under the Exchange Act), including a Governmental Entity.

“Preferred Shareholder” means a Person who is or which is, directly or indirectly through the ownership of depositary shares, the holder of Series 2002-A Preferred Shares.

“Preferred Share Merger Consideration” has the meaning set forth in Section 2.7(c).

“Preferred Unit” means a Series 2002-A Preferred Partnership Unit of the Partnership.

“Proxy Statement” has the meaning set forth in Section 4.1(c).

“Redemption Notice” means a Notice of Redemption as defined in the Partnership Agreement.

“REIT” has the meaning set forth in Section 3.1(n)(ii).

“REIT Dividend” has the meaning set forth in Section 4.3(k).

“REIT Dividend Per Share Amount” means an amount equal to (i) the REIT Dividend divided by (ii) the number of Common Shares issued and outstanding on the record date for the applicable REIT Dividend.

“REIT Effective Time” has the meaning set forth in Section 2.10.

“REIT Merger” has the meaning set forth in Section 2.2.

“REIT Merger Certificate” means the Certificate of Merger with respect to the REIT Merger, containing the provisions required by, and executed in accordance with, the OGCL.

“REIT Merger Sub” has the meaning set forth in the first paragraph of this Agreement.

“Retention Plans” has the meaning set forth in Section 4.2(b).

“Rights Agreement” has the meaning set forth in Section 3.1(e).

“Rule 16b-3 No-Action Letter” means the no-action letter of the SEC Staff to Skadden, Arps, Slate, Meagher & Flom LLP publicly available as of January 12, 1999.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” has the meaning set forth in Section 3.1(g).

“Securities Act” means the Securities Act of 1933, as amended.

“Series 2002-A Preferred Shares” has the meaning set forth in Section 3.1(e).

“Share Unit Plan” has the meaning set forth in Section 4.3(f)(ii)(A).

“Share Units” has the meaning set forth in Section 4.3(f)(ii)(A).

“Share Unit Account” has the meaning set forth in Section 4.3(f)(ii)(A).

“Special Meeting” has the meaning set forth in Section 4.3(a).

“Standstill Period” has the meaning set forth in the Section 6.2(b).

“Subsidiary” means any corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, or other form of business or legal entity with respect to which another specified entity (i) has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or is the general partner or managing member or (ii) owns or controls, directly or indirectly, at least 25% of the equity or other ownership interests.

“Surviving Corporation” has the meaning set forth in Section 2.2.

“Surviving Partnership” has the meaning set forth in Section 2.1.

“Tax” means any federal, state or local income, sales, use, franchise, transfer and recording taxes, withholding (including dividend withholding and withholding required pursuant to Sections 1445 and 1446 of the Code) employment, payroll, or excise tax, charges, levy, tariff or governmental charge (domestic or foreign), together with penalties, interest or additions thereto.

“Tax Protection Agreement” means any agreement pursuant to which the Company, the Partnership or any of its Subsidiaries has agreed to indemnify any Person for Taxes arising as a result of any sale or other disposition, for tax purposes, of any Company Property or upon repayment, refinancing or restructuring of any indebtedness of the Partnership or of any guarantees of such indebtedness.

“Tax Return” means any return, reports, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Ruling” has the meaning set forth in Section 3.1(n)(ix).

“Tax Sharing Arrangement” means any written or unwritten agreement or arrangement for the allocation or payment of federal, state or local income Tax liabilities or payment for federal, state or local income Tax benefits with respect to any Person other than the Company or any of its Subsidiaries.

“Termination Fee” has the meaning set forth in Section 6.3(b).

“Treasury Share” means a Common Share or Series 2002-A Preferred Share directly or indirectly owned by the Company.

“UBS” means UBS Securities LLC.

ARTICLE II

THE MERGERS

2.1  The OP Merger.  Subject to the terms and conditions hereof, at the OP Effective Time, OP Merger Sub shall merge with and into the Partnership (the “OP Merger”). Following the OP Merger, the separate existence of OP Merger Sub shall cease, and the Partnership shall continue as the surviving limited partnership. The Partnership, in its capacity as the limited partnership surviving the OP Merger, is hereinafter sometimes referred to as the “Surviving Partnership.”

2.2  The REIT Merger.  Subject to the terms and conditions hereof, immediately following the OP Effective Time and at the REIT Effective Time, REIT Merger Sub shall merge with and into the Company (the “REIT Merger”). Following the REIT Merger, the separate existence of REIT Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company, in its capacity as the corporation surviving the REIT Merger, is hereinafter sometimes referred to as the “Surviving Corporation.” OP Holdco will become a wholly owned Subsidiary of the Surviving Corporation.

2.3  Effects of the Mergers.  The OP Merger shall have the effects set forth in Section 1782.434 of the OLPL. The REIT Merger shall have the effects set forth in Section 1701.82 of the OGCL. The Surviving Partnership and the Surviving Corporation may, at any time after the OP Effective Time and the REIT Effective Time, respectively, take any action (including executing and delivering any document) in the name and on behalf of either the Partnership or OP Merger Sub or the Company or REIT Merger Sub, respectively, in order to carry out and effectuate the transactions contemplated by this Agreement.

2.4  Surviving Partnership of the OP Merger.

(a) Certificate of Limited Partnership.  The certificate of limited partnership of the Partnership immediately prior to the OP Effective Time shall continue as the certificate of limited partnership of the Surviving Partnership after the OP Effective Time.

(b) Agreement of Limited Partnership.  The Partnership Agreement of the Partnership immediately prior to the OP Effective Time shall continue as the agreement of limited partnership of the Surviving Partnership after the OP Effective Time.

(c) Officers.  The officers of OP Merger Sub immediately prior to the OP Effective Time shall be the officers of the Surviving Partnership until the earlier of their resignation or removal or until their successors are elected or appointed and qualified, as the case may be.

2.5  Surviving Corporation of the REIT Merger.

(a) Articles of Incorporation.  The Company Articles immediately prior to the REIT Effective Time shall continue as the articles of incorporation of the Surviving Corporation after the REIT Effective Time.

(b) Code of Regulations.  The Company Regulations immediately prior to the REIT Effective Time shall continue as the Code of Regulations of the Surviving Corporation after the REIT Effective Time.

(c) Board of Directors.  The directors of REIT Merger Sub immediately prior to the REIT Effective Time shall be the initial directors of the Surviving Corporation until the earlier of their resignation or removal or until their successors are elected or appointed and qualified, as the case may be.

(d) Officers.  The officers of REIT Merger Sub immediately prior to the REIT Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their successors are appointed and qualified, as the case may be.

2.6  Conversion of Interests upon OP Merger.

(a) Conversion of OP Merger Sub Interests.  At the OP Effective Time, (i) each equity interest in OP Merger Sub issued and outstanding immediately prior to the OP Effective Time owned by OP Holdco shall be converted into one common unit in the Surviving Partnership, and (ii) each equity interest in OP Merger Sub issued and outstanding immediately prior to the OP Effective Time owned by REIT Merger Sub shall be canceled and no consideration shall be delivered in exchange therefor or in respect thereof. OP Holdco shall automatically be admitted as the new limited partner of the Surviving Partnership.

(b) Conversion of Common Units.  At the OP Effective Time, (i) each Common Unit issued and outstanding immediately prior to the OP Effective Time as to which a Redemption Notice has not been delivered (other than any Common Unit owned by the Company or any Subsidiary of the Company) shall be converted into the right to receive a cash payment in an amount equal to the Common Unit Merger Consideration, (ii) each Common Unit issued and outstanding immediately prior to the OP Effective Time as to which a Redemption Notice has been delivered (other than any Common Unit owned by the Company or any Subsidiary of the Company) shall be converted into the right to receive a cash payment in an amount equal to the Common Share Merger Consideration, (iii) each Common Unit issued and outstanding immediately prior to the OP Effective Time owned by any Subsidiary of the Company shall be canceled and no consideration shall be delivered in exchange therefor or in respect thereof and (iv) each Common Unit issued and outstanding immediately prior to the OP Effective Time owned by the Company shall remain as one issued and outstanding common unit of the Surviving Partnership. The Company shall be the general partner of the Surviving Partnership. At the OP Effective Time, all Common Units issued and outstanding immediately prior to the OP Effective Time (other than Common Units owned by the Company) shall no longer be outstanding and shall automatically be canceled and cease to exist, and each holder (other than the Company) of Common Units issued and outstanding immediately prior to the OP Effective Time shall cease to have any rights with respect thereto, except (other than with respect to Common Units owned by any Subsidiary of the Company) the right to receive (i) the Common Unit Merger Consideration in the case of a Common Unit as to which a Redemption Notice has not been delivered at the Effective Time or (ii) the Common Share Merger Consideration in the case of a Common Unit as to which a Redemption Notice has been delivered at the Effective Time.

(c) Conversion of Preferred Units.  At the OP Effective Time, each Preferred Unit issued and outstanding immediately prior to the OP Effective Time shall be canceled and cease to exist and no consideration shall be delivered in exchange therefor or in respect thereof.

2.7  Conversion of Shares upon REIT Merger.

(a) Conversion of REIT Merger Sub Shares.  At the REIT Effective Time, each common share, without par value, of REIT Merger Sub issued and outstanding immediately prior to the REIT Effective Time shall be converted into one common share, without par value, of the Surviving Corporation, which shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation.

(b) Conversion of Common Shares.  At the REIT Effective Time, (i) each Common Share issued and outstanding immediately prior to the REIT Effective Time (other than any Dissenting Share, Treasury Share or Parent-Owned Share) shall be converted into the right to receive a cash payment in an amount equal to the Common Share Merger Consideration, (ii) each Dissenting Share issued and outstanding immediately prior to the REIT Effective Time shall be converted into the right to receive payment from the Surviving Corporation in accordance with the provisions of Sections 1701.84 and 1701.85 of the OGCL and (iii) each Treasury Share and each Parent-Owned Share issued and outstanding immediately prior to the REIT Effective Time shall be canceled and no consideration shall be delivered in exchange therefor or in respect thereof. As of the REIT Effective Time, all Common Shares issued and outstanding immediately prior to the REIT Effective Time shall no longer be outstanding and shall automatically be canceled and cease to exist, and each holder of a certificate that, immediately prior to the REIT Effective Time, represented Common Shares shall cease to have any rights with respect thereto, except (other than with respect to certificates previously representing Treasury Shares or Parent-Owned Shares) the right to receive the Common Share Merger Consideration, or, in the case of any Dissenting Shares, the rights, if any, accorded under the OGCL with respect thereto.

(c) Conversion of Series 2002-A Preferred Shares.  At the REIT Effective Time, (i) each Series 2002-A Preferred Share issued and outstanding immediately prior to the REIT Effective Time (other than any Treasury Share or Parent-Owned Share) shall be converted into the right to receive a cash payment of $250.00 (plus all accrued and unpaid dividends (whether or not declared) existing immediately prior to the REIT Effective Time) (the “Preferred Share Merger Consideration”) and (ii) each Treasury Share and Parent-Owned Share issued and outstanding immediately prior to the REIT Effective Time shall be canceled and no consideration shall be delivered in exchange therefor or in respect thereof. As of the REIT Effective Time, all Series 2002-A Preferred Shares issued and outstanding immediately prior to the REIT Effective Time shall no longer be outstanding and shall automatically be canceled and cease to exist, and each holder of a certificate that, immediately prior to the REIT Effective Time, represented Series 2002-A Preferred Shares shall cease to have any rights with respect thereto, except (other than with respect to certificates previously representing Treasury Shares or Parent-Owned Shares) the right to receive the Preferred Share Merger Consideration.

2.8  Adjustments to Merger Consideration.  If during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding Common Shares, Series 2002-A Preferred Shares or Common Units shall occur, including by reason of any reclassification, recapitalization, share or unit dividend, share or unit split, reverse split or combination, exchange or readjustment of Common Shares, Series 2002-A Preferred Shares or Common Units, or any share dividend thereon with a record date during such period (but not as a result of (i) the exercise of outstanding Incentive Options or (ii) the redemption of any outstanding Common Units for Common Shares), the Common Share Merger Consideration, the Preferred

Share Merger Consideration or the Common Unit Merger Consideration, as applicable, shall be appropriately adjusted.

2.9  Payment Procedure.

(a) Paying Agent.  On the date hereof, Parent (on behalf of itself and OP Holdco) shall designate National City Bank as paying agent for the Mergers (the “Paying Agent”). Immediately prior to the OP Effective Time, Parent shall deposit with the Paying Agent (i) the Parent Payment Amount and (ii) an amount of cash sufficient to enable the Paying Agent to effect the payments for Series 2002-A Preferred Shares contemplated by Section 2.7(c). In no event shall any holder of Common Shares, Series 2002-A Preferred Shares or Common Units be entitled to any interest or earnings on the amounts deposited by Parent with the Paying Agent pending distribution.

(b) Common Shares.  As soon as practicable after the REIT Effective Time, but in no event later than five business days thereafter, Parent shall cause the Paying Agent to send to each holder of certificates for Common Shares (other than Dissenting Shares or Parent-Owned Shares) (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of the certificates for Common Shares in exchange for the cash payment provided for by Section 2.7(b). Upon surrender of a certificate representing Common Shares for cancellation to the Paying Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereon, the holder of such certificate shall be entitled to receive in exchange therefor the aggregate Common Share Merger Consideration to which the holder of Common Shares is entitled pursuant to Section 2.7(b).

(c) Preferred Shares.  All of the Series 2002-A Preferred Shares are held of record by National City Bank, a national banking association, as depositary (the “Depositary”), under the Deposit Agreement, dated as of October 1, 2002 (the “Deposit Agreement”), between the Company and the Depositary. Upon surrender to the Paying Agent by the Depositary of the certificate(s) representing the Series 2002-A Preferred Shares for cancellation, together with a duly executed stock power, the Paying Agent shall pay to the Depositary by wire transfer of immediately available funds an amount equal to the aggregate Preferred Share Merger Consideration in order to permit the Depositary to distribute the aggregate Preferred Share Merger Consideration to holders of depositary receipts representing such Series 2002-A Preferred Shares in accordance with the Deposit Agreement.

(d) Common Units.  As soon as reasonably practicable after the Effective Time, but in no event later than five business days thereafter, the Paying Agent shall mail to each limited partner holding Common Units (the “Limited Partners”) (i) as to which a Redemption Notice has not been delivered at the Effective Time, at the address set forth in the Disclosure Schedule a certified check payable to such Limited Partner in an amount equal to the Common Unit Merger Consideration multiplied by the number of Common Units owned by such Limited Partner immediately prior to the Effective Time and (ii) as to which a Redemption Notice has been delivered at the Effective Time, at the address set forth in the Disclosure Schedule a certified check payable to such Limited Partner in an amount equal to the Common Share Merger Consideration multiplied by the number of Common Shares issuable upon redemption of the Common Units owned by such Limited Partner immediately prior to the Effective Time; provided, however, in each case that prior to the OP Effective Time such Limited Partner has acknowledged its record and beneficial ownership of the Common Units and indicated the address to which the Common Unit Merger Consideration or Common Share Merger Consideration, as applicable, shall be sent. If the Paying Agent has not received such acknowledgement prior to the OP Effective Time, the Paying Agent shall mail to a Limited Partner delivering such acknowledgement after the OP Effective Time a certified check in the appropriate amount payable to such Limited Partner as soon as reasonably practicable after receipt of such acknowledgement, but in no event later than two business days after receipt thereof.

(e) Options and Directors’ Deferred Compensation.  As soon as reasonably practicable after the Effective Time, but in no event later than five business days thereafter, the Paying Agent shall mail to each holder of In the Money Options and Share Units a certified check payable to such holder in the amounts contemplated to be paid in cash pursuant to Section 4.3(f). In addition, as soon as reasonably practicable after the Effective Time, but in no event later than five business days thereafter, the Paying Agent shall mail to each participant in the Share Unit Plan whose Share Unit Account is in installment payment status a certified check payable to such participant in the amount contemplated to be paid in cash pursuant to Section 4.3(f)(ii)(B).

(f) Closing of Transfer Records.  After the Effective Time, transfers of Common Shares, Preferred Shares, Common Units and Preferred Units outstanding prior to the Effective Time shall not be made on the stock transfer books of the Surviving Corporation or the Surviving Partnership. After the REIT Effective Time, certificates evidencing Common Shares and Series 2002-A Preferred Shares that are presented to the Paying Agent shall be canceled and exchanged for the consideration provided for in Section 2.9(b) and 2.9(c) in accordance with the procedures set forth in this Article II.

(g) Unclaimed Amounts.  Parent may cause the Paying Agent to return any amounts deposited by Parent with the Paying Agent remaining unclaimed 365 days after the Effective Time, and thereafter each remaining holder of Common Shares or Series 2002-A Preferred Shares or Limited Partner shall look only to Parent as a general creditor thereof with respect to consideration to which such holder or Limited Partner is entitled upon surrender of such Person’s Common Shares, Preferred Shares or Common Units. Notwithstanding the foregoing, neither the Paying Agent nor any Party shall be liable to a holder of one or more certificates for Common Shares or Series 2002-A Preferred Shares or a Limited Partner for any amount properly paid and required to be paid to a public official pursuant to any abandoned property, escheat or similar law.

(h) Dissenting Shareholders.  (i) Notwithstanding anything in this Agreement to the contrary, to the extent required by the OGCL, Common Shares which are issued and outstanding immediately prior to the REIT Effective Time and which are held by any Common Shareholder who shall not have voted in favor of this Agreement and the REIT Merger at the Special Meeting and who files with the Company within ten days after such vote at the Special Meeting a written demand to be paid the fair cash value for such Common Shares in accordance with Sections 1701.84 and 1701.85 of the OGCL shall not be converted into the right to receive cash as provided in Section 2.7(b) unless and until such Common Shareholder fails to demand payment properly or otherwise loses such Common Shareholder’s dissenters’ rights, if any, under the OGCL. If such Common Shareholder shall have failed to perfect or loses any such dissenters’ rights, that Common Shareholder’s Common Shares shall thereupon be deemed to have been converted as of the REIT Effective Time into only the right to receive at the REIT Effective Time the cash provided for in Section 2.7(b), without interest. From and after the REIT Effective Time, no Common Shareholder who has asserted dissenters’ rights as provided in Sections 1701.84 and 1701.85 of the OGCL shall be entitled to vote the Common Shares as to which dissenters’ rights have been asserted for any purpose or to receive payment of dividends or other distributions with respect to such Common Shares. The Company shall notify Parent of each Common Shareholder who asserts dissenters’ rights. Prior to the REIT Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any dissenters’ rights asserted under Section 1701.85 of the OGCL.

(i) No holder of any Series 2002-A Preferred Shares or units in the Partnership is entitled under applicable law, the Company Articles or the Partnership Agreement to appraisal, dissenters or other similar rights as a result of the OP Merger.

2.10  The Closing; Effective Time.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Baker & Hostetler LLP, 3200 National City Center, Cleveland, Ohio, commencing at 10:00 a.m., Cleveland time, on a date (the “Closing Date”) which shall be the first business day after the satisfaction or waiver of all of the conditions set forth in Article V (other than those conditions that by their nature are to be fulfilled at Closing, but subject to the satisfaction or waiver of such conditions). At the Closing, (a) the Company and the Partnership shall deliver to Parent, REIT Merger Sub, OP Holdco and OP Merger Sub the various agreements, certificates and documents to be delivered pursuant to Section 5.3, (b) Parent, REIT Merger Sub, OP Holdco and OP Merger Sub shall deliver to the Company and the Partnership the various agreements, certificates, documents and consideration to be delivered pursuant to Section 5.2, (c) OP Merger Sub and the Partnership shall execute and file the OP Merger Certificate, in accordance with, and shall make all other filings or recordings and take all such other action required with respect to the OP Merger, under the OLPL and (d) immediately after the OP Effective Time or as soon thereafter as practicable, REIT Merger Sub and the Company shall execute and file the REIT Merger

Certificate, in accordance with, and shall make all other filings or recordings and take all such other action required with respect to the REIT Merger under, the OGCL. The OP Merger shall become effective when the OP Merger Certificate has been accepted for filing by the office of the Secretary of State of Ohio or at such other subsequent date or time as Parent and the Company may agree in writing and specify in the OP Merger Certificate in accordance with the OLPL. The REIT Merger shall become effective when the REIT Merger Certificate shall have been accepted for filing by the Secretary of State of Ohio or at such other subsequent date or time as Parent and the Company may agree in writing and specify in the REIT Merger Certificate in accordance with the OGCL; provided such time is after the OP Effective Time. The time at which the OP Merger becomes effective is referred to as the “OP Effective Time.” The time at which the REIT Merger becomes effective is referred to as the “REIT Effective Time.” The time at which both the OP Merger and the REIT Merger become effective is the “Effective Time.”

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PARTIES

3.1  Representations and Warranties of the Company.  Except as disclosed in the Disclosure Schedule delivered by the Company to Parent on or prior to the date of this Agreement (the “Disclosure Schedule”) or as otherwise expressly contemplated by this Agreement, the Company represents and warrants to Parent, REIT Merger Sub, OP Holdco and OP Merger Sub as follows as of the date of this Agreement.

(a) Company Authority.  The Company has all requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Shareholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

(b) Partnership Authority.  The Partnership has all requisite limited partnership power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited partnership action on the part of the Partnership. This Agreement has been duly executed and delivered by the Partnership and constitutes a valid and binding obligation of the Partnership enforceable against the Partnership in accordance with its terms.

(c) Organization of the Company and its Subsidiaries.  Each of the Company and its Subsidiaries, including the Partnership, is a corporation, limited partnership or limited liability company validly existing and in good standing under the laws of the jurisdiction in which it is organized. Each of the Company and its Subsidiaries, including the Partnership, is duly authorized to conduct its business and is in good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification, except where the lack of such qualification would not reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries, including the Partnership, has full corporate, limited partnership or limited liability company power and authority to carry on the business in which it is engaged. Each of the Company and its Subsidiaries has at all times complied with, and is not in default under or in violation of, any provision of its charter, by-laws or other organizational documents, except as would not have a Material Adverse Effect.

(d) Subsidiaries.  The Disclosure Schedule sets forth the names and jurisdictions of organization of all of the Subsidiaries of the Company (other than the Partnership). All outstanding shares of stock of each such Subsidiary that is a corporation have been duly authorized, are validly issued, fully paid and nonassessable and free of preemptive rights, are owned by the Company or a Subsidiary of the Company and are so owned free and clear of all Liens. All equity interests in each such Subsidiary of the Company that is a limited partnership or limited liability company have been duly authorized, are validly issued and are owned by the Company or a Subsidiary of the Company and are so owned free and clear of all Liens. Any capital contribution required to be made with respect to such equity interests has been made. Except as set forth in Section 3.1(d) of the Disclosure Schedule with respect to investments in the Subsidiaries, neither the Company nor the Partnership has any direct or indirect interest in any material debt or any material equity of any other Person.

(e) Capitalization of the Company.  The authorized capital stock of the Company consists of (i) 40,000,000 Common Shares, (ii) 5,000,000 Class A Cumulative Preferred Shares, without par value, of which (A) 75,000 shares have been designated “Class A Cumulative Preferred Shares, Series 1999-A” and (B) 300,000 shares have been designated “10 1/2% Class A Cumulative Preferred Shares, Series 2002-A” (the “Series 2002-A Preferred Shares”) and (iii) 5,000,000 Class A Noncumulative Preferred Shares, without par value, of which 500,000 shares have been designated “Class A Series 1999-A Noncumulative Preferred Shares” (the “Noncumulative Preferred Shares”). The Noncumulative Preferred Shares are issuable in connection with the rights to purchase Class A Series 1999-A Noncumulative Preferred Shares (the “Company Rights”) that were issued pursuant to the Shareholder Rights Agreement, dated as of May 25, 1999, between the Company and National City Bank, as amended by the Amendment to Shareholder Rights Agreement, dated as of December 31, 2001 (the “Rights Agreement”). At the close of business on May 11, 2006: (i) 17,968,667 Common Shares were outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights; (ii) there were 168,685 Treasury Shares; (iii) options to acquire 824,139 Common Shares (the “Incentive Options”) from the Company pursuant to the Long-Term Incentive Plan were issued and outstanding; (iv) no Class A Cumulative Preferred Shares, Series 1999-A were issued and outstanding; (v) 181,000 Series 2002-A Preferred Shares were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights; and (vi) 500,000 Noncumulative Preferred Shares were reserved for issuance in connection with the Company Rights. Except for Common Shares issuable upon the exercise of the Incentive Options or as set forth on Section 3.1(e) of the Disclosure Schedule, at the close of business on May 11, 2006, no Common Shares or other voting securities of the Company were issued, reserved for issuance or outstanding. There are not any bonds, debentures, notes or other indebtedness of the Company or its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of equity interests must vote. Except for the Incentive Options or as set forth on Section 3.1(e) of the Disclosure Schedule, there are no options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind (collectively, “Options”) to which the Company or any of its Subsidiaries is a party or by which any of them is bound relating to the issued or unissued shares or other equity interests of the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, transfer, grant or sell any shares or other equity interests in, or securities convertible into or exchangeable for any shares or other equity interests in, the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such Options. All Common Shares that are subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as provided in the Partnership Agreement, there are not any outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares or other equity interests of the Company or any of its Subsidiaries, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Person other than a Subsidiary of the Company. Except for the Share Unit Accounts, there are no outstanding stock appreciation, phantom stock or similar rights with respect to the Company or its Subsidiaries. All dividends and distributions on securities of the Company or its Subsidiaries that have been declared or authorized prior to the date of this Agreement have been paid in full.

(f) Capitalization of the Partnership.  The authorized equity interests of the Partnership consist of Common Units, Preferred Units and Series 1999-A Preferred Partnership Units. As of May 11, 2006, 18,686,923 Common Units and 181,000 Preferred Units are duly authorized and validly issued and any capital contribution required to be made by the holders thereof has been made. As of such date, no Series 1999-A Preferred Partnership Units were issued and outstanding. As of such date, 15,968,667 Common Units and all of the Preferred Units were owned by the Company. The remaining Common Units were owned of record as set forth in Section 3.1(f) of the Disclosure Schedule. All distributions on the Common Units or Preferred Units that have been declared or authorized prior to the date of this Agreement have been paid in full.

(g) Filings With the SEC.

(i) The Company has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 2003 through the date hereof under the Exchange Act or the Securities Act (such documents required to be filed by the Company since January 1, 2005, as supplemented and amended since the time of filing, collectively, the “SEC Documents”). Each SEC Document at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The consolidated financial statements of the Company and its Subsidiaries included in the Company’s SEC Documents at the time filed complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC), and fairly present (subject in the case of unaudited statements to normal year-end audit adjustments) the consolidated financial position of the Company and its Subsidiaries as of the indicated dates and the consolidated results of their operations and cash flows for the indicated periods. Since December 31, 2005, there has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with generally accepted accounting principles in the United States (“GAAP”), except as disclosed in the notes to such Company financial statements. There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of the SEC Documents.

(ii) The Company has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. No officer or director of the Company is currently indebted to the Company or the Partnership.

(iii) The Company has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to it and its consolidated Subsidiaries is made known to its principal executive officer and principal financial officer by others within those entities.

(iv) The Company has designed and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP (within the meaning of such terms under the Sarbanes-Oxley Act). The Company has disclosed, based on its most recent evaluation to its respective auditors and the audit committee of the Company’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting. The Company has delivered to Parent any such disclosures (i) prior to the date of this Agreement or (ii) with respect to evaluations after the date of this Agreement, promptly following the disclosures to the applicable auditors and audit committee.

(v) The Company has previously provided or made available to Parent a complete and correct copy of any actual or proposed amendments or modifications to any SEC Documents (including any exhibits to any SEC Documents) which have not yet been filed with the SEC.

(h) No Material Adverse Change.  Except as disclosed in the SEC Documents filed prior to the date of this Agreement, since December 31, 2005, there has been no change which has had or could reasonably be expected to have a Material Adverse Effect.

(i) Absence of Undisclosed Liabilities.  None of the Company, the Partnership or their respective Subsidiaries has as of December 31, 2005 or has incurred since that date any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities, obligations or contingencies (i) which are accrued or reserved against in the financial statements of the Company included in the applicable SEC Document or reflected in the notes thereto or (ii) which were incurred after December 31, 2005 in the Ordinary Course of Business, (b) liabilities, obligations or contingencies which have been discharged or paid in full prior to the date hereof in the Ordinary Course of Business, (c) liabilities, obligations and contingencies which are of a nature or amount not required to be reflected in the consolidated financial statements of the Company and its Subsidiaries prepared in accordance with GAAP consistently applied and (d) as would not have a Material Adverse Effect.

(j) No Conflicts.  The execution and delivery of this Agreement do not, and the consummation by the Company and the Partnership of the transactions contemplated hereby will not, violate, result in a default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation under (i) any provision of the Company Articles, the Company Regulations or the Partnership Agreement, or (ii) any Material Contract, other than any such defaults, terminations, cancellations or accelerations which individually or in the aggregate would not have a Material Adverse Effect, or (iii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Company, the Partnership or their respective Subsidiaries or any of their respective properties or assets, other than any such defaults, terminations, cancellations or accelerations which individually or in the aggregate would not have a Material Adverse Effect. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (a “Governmental Entity”) or other Person is required by or with respect to the Company or the Partnership in connection with the execution and delivery of this Agreement or the consummation by the Company and the Partnership of the transactions contemplated hereby, except for (i) the filing by the Company with the SEC of the Proxy Statement, (ii) the filing by the Company of the REIT Merger Certificate with the Secretary of State of Ohio and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iii) the giving of notice by the Company in accordance with Section 1701.78 of the OGCL, (iv) the Company Shareholder Approval, (v) the filing by the Partnership of the OP Merger Certificate with the Secretary of State of Ohio and appropriate documents with the relevant authorities of other states in which the Partnership is qualified to do business and (vi) any such consent, approval, order, authorization, registration, declaration or filing that the failure to obtain or make would not have a Material Adverse Effect.

(k) Litigation.  There are no actions, suits, proceedings, orders, investigations or claims pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries (or any of the directors or officers of the Company or any of its Subsidiaries with respect to the Company or any of its Subsidiaries) at law or in equity or before or by any Governmental Entity which are reasonably likely to have a Material Adverse Effect, nor is there any injunction, rule or order of any Governmental Entity or arbitrator outstanding specifically applicable to the Company or any of its Subsidiaries that has had or would reasonably be expected to have any such effect.

(l) Material Contracts.  The Disclosure Schedule lists all Material Contracts. Each Material Contract is valid, binding and enforceable and in full force and effect with respect to the Company and its Subsidiaries and, to the Knowledge of the Company, each other party thereto, except where such failure to be so valid, binding and enforceable and in full force and effect would not have a Material Adverse Effect. To the Knowledge of the Company, there are no defaults under any Material Contracts, except those defaults that would not have a Material Adverse Effect. True, correct and complete copies of all Material Contracts have been delivered or made available to Parent.

(m) Employee Benefits.  The Disclosure Schedule lists all material employee benefit plans that each of the Company and its Subsidiaries currently maintains or contributes to, is required to contribute to, or with respect to which the Company and its Subsidiaries are liable, for the benefit of any current or former employee of the Company or its Subsidiaries (collectively, the “Employee Benefit Plans”).

(i) Except as would not have a Material Adverse Effect, each Employee Benefit Plan complies in form and in operation with all laws, rules and regulations applicable thereto, including ERISA and the Code.

(ii) Except as would not have a Material Adverse Effect, all contributions which are due have been paid to each Employee Benefit Plan and all payments required to be made under each Employee Benefit Plan have been made.

(iii) There are no pending or, to the Knowledge of the Company, threatened claims that are reasonably likely to have a Material Adverse Effect by or on behalf of any of the Employee Benefit Plans by any individual covered under any Employee Benefit Plan or otherwise involving any Employee Benefit Plan (other than routine claims for benefits).

(iv) Neither the Company nor any Subsidiary of the Company maintains or contributes to (A) any plan or arrangement that is subject to Title IV of ERISA or Section 412 of the Code, or (B) any plan or arrangement that is a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

(v) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, severance or “excess parachute payment” (within the meaning of Section 280G of the Code)) becoming due to any director or employee of the Company or any of its Subsidiaries under any Employee Benefit Plan, (ii) materially increase any benefits otherwise payable under any Employee Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits. For purposes of this paragraph (c) only, “material” shall mean in excess of the aggregate amount of $100,000.

(vi) The Company and its Subsidiaries are not a party to or bound by any employment, consulting, termination, severance or similar agreement (other than any immaterial agreements) with any individual officer, director or employee of the Company or any of its Subsidiaries or any agreement pursuant to which any such Person is entitled to receive any benefits upon the occurrence of a change in control of the Company.

(n) Taxes.

(i) (A) Each of the Company and its Subsidiaries has timely filed all Tax Returns required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so or otherwise permitted by applicable law), except for such failures to file that would not have a Material Adverse Effect, (B) each such Tax Return was, at the time filed, true, correct and complete, except for such failures to be true, correct and complete that would not have a Material Adverse Effect and (C) each of the Company and its Subsidiaries has paid (or the Company has paid on behalf of such Subsidiary), within the time and in the manner prescribed by applicable law, all Taxes that are shown to be due and payable as reflected on such Tax Returns, except where the failure to pay would not have a Material Adverse Effect. The most recent consolidated financial statements contained in the SEC Documents filed with the SEC prior to the date of this Agreement reflect adequate accrued liabilities for all Taxes due and payable by the Company and its Subsidiaries as a group for all taxable periods and portions thereof through the date of such financial statements, except where the failure to establish adequate accrued liabilities would not have a Material Adverse Effect. To the Knowledge of the Company, the Company and its Subsidiaries (as a group) have established on their books and records reserves or accrued liabilities or expenses that are adequate for the payment of all Taxes for which the Company or any of its Subsidiaries is liable but are not yet due and payable, except where the failure to establish adequate reserves or accrued liabilities or expenses would not have a Material Adverse Effect. Except as would not have a Material Adverse Effect, since the date of the most recent audited consolidated financial statements included in the SEC Documents, the Company has incurred no liability for any Taxes under Sections 857(b), 860(c) or 4981 of the Code or IRS Notice 88-19 or Treasury Regulation Sections 1.337(d)-5T, 1.337(d)-6 and 1.337(d)-7 including any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code. Except for deficiencies or Taxes that would not have a Material Adverse Effect, no deficiencies for Taxes have been asserted or assessed in writing by a

Governmental Entity against the Company or any of its Subsidiaries which have not been paid or remain pending, including claims by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns, and no requests for waivers of the time to assess any Taxes have been granted and remain in effect or are pending.

(ii) The Company (A) for each taxable year of the Company’s existence through its taxable year ended December 31, 2005, has been subject to taxation as a real estate investment trust (a “REIT”) within the meaning of the Code and has satisfied the requirements to qualify as a REIT for such years, (B) has operated consistent with the requirements for qualification and taxation as a REIT for the period from December 31, 2005 through the date hereof, and (C) has not taken any action or omitted to take any action which would reasonably be expected to result in a successful challenge by the Internal Revenue Service to its status as a REIT, and no such challenge is pending or, to the Knowledge of the Company, threatened. The Company does not own any assets that would cause it not to satisfy the asset test set forth in Section 856(c)(4) of the Code. Each Subsidiary of the Company which files Tax Returns as a partnership for federal income tax purposes has since its inception or acquisition by the Company been classified for federal income tax purposes as a partnership and not as an association taxable as a corporation, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for federal income tax purposes under Section 7704(a) of the Code. Neither the Company nor the Partnership holds any asset (x) the disposition of which would be subject to rules similar to Section 1374 of the Code as announced in IRS Notice 88-19 or Treasury Regulation Section 1.337(d)-5t, 1.337(d)-6 and 1.337(d)-7 or (y) that is subject to a consent filed pursuant to Section 341(f) of the Code.

(iii) As of the date of this Agreement, the Company does not have any earnings and profits attributable to the Company or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

(iv) All Taxes which the Company or its Subsidiaries are required by law to withhold in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party and sales, gross receipts and use taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Entities or are held in separate bank accounts for such purpose, except where such failure to withhold or collect or pay over would not have a Material Adverse Effect. There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company or any of its Subsidiaries.

(v) There are no audits pending regarding federal income Tax Returns of the Company and each of its Subsidiaries consolidated in such Tax Returns.

(vi) Neither the Company nor any of its Subsidiaries is a party to any Tax Protection Agreement or Tax Sharing Agreement.

(vii) Except as would not have a Material Adverse Effect, the Company does not have any liability for the Taxes of any Person other than the Company and its Subsidiaries, and none of its Subsidiaries have any liability for the Taxes of any Person other than the Company and its Subsidiaries (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (B) as a transferee or successor or (C) by contract.

(viii) Neither the Company nor any of its Subsidiaries made any payments, is obligated to make any payments, or is a party to an agreement that could obligate it to make any payments that will not be deductible under Section 162(m) of the Code.

(ix) Neither the Company nor any of its Subsidiaries has applied for, received or has pending a Tax Ruling or commenced negotiations or entered into a Closing Agreement with any taxing authority. As defined herein, “Tax Ruling” means a written ruling of a taxing Governmental Entity relating to Taxes, and “Closing Agreement” means a written and legally binding agreement with a taxing authority relating to Taxes.

(x) For taxable years beginning after December 31, 2000, a timely taxable REIT subsidiary election was made for all corporations where the Company owned, directly or indirectly, greater than ten percent of the total voting power or value of the outstanding securities of such issuer (other than securities of a qualified REIT subsidiary or securities the ownership of which did not violate Section 856(c)(4)(B) of the Code). Without limiting any of the other representations in this Agreement, to the extent the Company owns any stock, directly or indirectly, in a taxable REIT subsidiary, as defined in Section 856(l) of the Code:

(A) The taxable REIT subsidiary has complied in all material respects with the requirements in Section 856(l)(3) and (4) of the Code, relating to (a) restrictions on operating or managing a lodging facility or healthcare facility, and (b) restrictions on providing to any Person rights to a brand name under which any lodging facility or healthcare facility is operated.

(B) With respect to any amounts treated by the Company as qualified rents from real property for purposes of Section 856(c) of the Code, and which were received from a taxable REIT subsidiary of the Company for the lease of a qualified lodging facility as defined in Section 856(d)(9)(D) of the Code, such lodging facility has been operated at all times on behalf of the taxable REIT subsidiary by a Person who qualified as an eligible independent contractor within the meaning of Section 856(d)(8) and 856(d)(9) of the Code, and whose agreements and relations with each of the Company and the taxable REIT subsidiary have been at all times negotiated and maintained on an arm’s length basis.

(xi) On the date hereof, the amount of the basis for federal income Tax purposes of the Partnership in the Company Properties set forth in Section 3.1(n) of the Disclosure Schedule is not less than 85% of the amount set forth in such section of the Disclosure Schedule in the aggregate and for any individual Company Property.

(o) Compliance with Laws.  Each of the Company and its Subsidiaries is in compliance with all applicable laws, regulations, orders, judgments and decrees, except where such noncompliance would not have a Material Adverse Effect. The Company and its Subsidiaries hold all permits, licenses, certificates, registrations, variances, exemptions, orders, franchises and approvals of, from and with all Governmental Entities necessary for the lawful conduct of their respective businesses (the “Company Permits”), except where the failure so to hold, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of each of the Company Permits, except where the failure to so comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. This Section 3.1(o) shall not apply to ERISA, Taxes or compliance with Environmental Laws, which are the subject of Sections 3.1(m), 3.1(n) and 3.1(p), respectively. In addition, the Company makes no representation or warranty in this Section 3.1(o) with respect to compliance with the Americans with Disabilities Act or any rule or regulation issued by a Governmental Entity pursuant thereto.

(p) Environmental, Health and Safety Matters.  Except as would not have a Material Adverse Effect:

(i) to the Knowledge of the Company, neither the Company nor any Subsidiary of the Company nor any other Person has caused or permitted the presence during its ownership or tenancy of any Hazardous Materials (including the presence of structural mold or asbestos) at, on or under any hotel or other property owned or leased by the Company, the Partnership or any of their respective Subsidiaries (each, a “Company Property”) in violation of Environmental Laws;

(ii) to the Knowledge of the Company, there have been no releases of Hazardous Materials at, on, under or from any of the Company Properties in violation of Environmental Laws during the period of the Company’s or any Subsidiary’s ownership or tenancy and neither the Company nor any Subsidiary of the Company nor, to the Knowledge of the Company, any other Person, has received any notice of alleged, actual or potential responsibility for, or any inquiry or investigation regarding, any such releases or threatened releases of Hazardous Materials, nor, to the Knowledge of the Company, is there any information which might form the basis of any such notice or any claim;

(iii) the Company and its Subsidiaries are in compliance with all applicable Environmental Laws;

(iv) to the Knowledge of the Company, neither the Company nor any Subsidiary of the Company nor any other Person, has transported or arranged for the transport of Hazardous Materials from the Company Properties in violation of Environmental Laws;

(v) the Company and its Subsidiaries have been duly issued, and currently have and will maintain through the Closing Date, all environmental permits necessary to operate their businesses as currently operated;

(vi) there is no suit, action, investigation or proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Subsidiary of the Company directly relating to or involving their respective businesses, any of their respective Assets or any of the directors, officers, employees or agents thereof who may be subject to indemnification by the Company or any Subsidiary of the Company relating to any Environmental Law; and

(vii) the Company has delivered to Parent correct and, in all material respects, complete copies of all environmental assessments commissioned by the Company, the Partnership or any of there respective Subsidiaries with respect to any Company Property.

(viii) As used herein, “Environmental Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction, requirement or binding agreement of or with any governmental entity relating to (x) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety, or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of hazardous substances or wastes, in each case as amended and as in effect at the Effective Time. The term “Environmental Law” includes the Federal Comprehensive Environmental Response Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal Act and the Federal Toxic Substances Control Act, and the Federal Insecticide, Fungicide and Rodenticide Act, each as amended and as in effect at the Effective Time.

(ix) As used herein, “Hazardous Materials” means any substance presently regulated as hazardous, toxic or radioactive under any Environmental Law including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, or asbestos-containing material, urea formaldehyde foam insulation, lead-based paint or polychlorinated biphenyls.

(q) Title to Assets.  Each of the Company, the Partnership and each of their respective Subsidiaries has good and valid title in fee simple to all its owned real property, good title to all of its other properties and a valid leasehold or subleasehold interest in each of its respective leasehold interests, as reflected in the most recent balance sheet included in the SEC Documents, except for properties and assets that have been disposed of in the Ordinary Course of Business since the date of such balance sheet, free and clear of all Liens, except (i) Liens for current taxes, payments of which are not yet delinquent or are being disputed in good faith; (ii) such Liens, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby, or otherwise materially impair the Company’s business operations (in the manner presently carried on by the Company), including, without limitation, inchoate mechanics’ and materialmen’s Liens related to construction; (iii) all matters of record, including instruments and agreements of record; and (iv) all matters disclosed in zoning reports and title commitments made available to Parent prior to the date of this Agreement. All leases under which the Company, the Partnership or any of their respective Subsidiaries leases any real or personal property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event which with notice or lapse of time or both would become a default other than failures to be valid and effective and defaults under such leases which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. To the Knowledge of the Company, none of the Company, the Partnership nor any of their respective Subsidiaries has received any notice to the effect that any condemnation event or involuntary rezoning proceedings are pending or threatened with respect to any of the Company Properties which, individually or in the aggregate, have resulted in, or would reasonably be expected to result in, a Material Adverse Effect. The Disclosure Schedule lists each parcel of real property currently or formerly owned by the Company, the Partnership and each of their respective Subsidiaries at any time during the twenty-four months preceding the date of this Agreement and each parcel of real property currently leased or subleased by the Company, the Partnership or any of their respective Subsidiaries.

(r) Labor Matters.  Neither the Company, the Partnership nor any of their respective Subsidiaries are a party to or bound by, and no employees at a Company Property are a party to or bound by, any collective bargaining agreement, and there are no labor unions or other organizations representing any employees employed by the Company, the Partnership nor any of their respective Subsidiaries or at any Company Property. Since January 1, 2004, there has not occurred any strike and, to the Knowledge of the Company, there has not been threatened in writing any strike, slowdown, picketing, work stoppage or other similar labor activity with respect to any employees of the Company, the Partnership nor any of their respective Subsidiaries or at any Company Property, except as would not have a Material Adverse Effect. Except for such matters that would not have a Material Adverse Effect, there are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending or, to the Knowledge of the Company, threatened in writing with respect to any employee of the Company, the Partnership or their respective Subsidiaries or at any Company Property.

(s) Intellectual Property.  Neither the Company, the Partnership nor any of their respective Subsidiaries (i) owns any material registered trademarks, patents or copyrights, (ii) has any pending applications, registrations or recordings for any material trademarks, patents or copyrights or (iii) is a party to any material licenses, contracts or agreements with respect to use by the Company or its Subsidiaries of any trademarks or patents. To the Knowledge of the Company, none of the Company, the Partnership nor any of their respective Subsidiaries has misappropriated or is infringing upon the intellectual property of others.

(t) Transactions with Affiliates.  There are no material arrangements, agreements or contracts entered into by the Company or any of its Subsidiaries, on the one hand, and any Person who is a current officer, director or Affiliate of the Company or any of its Subsidiaries, any relative of the foregoing or a Person of which any of the foregoing is an Affiliate, on the other hand, and which are in effect.

(u) Vote Required.  The affirmative vote of the holders of a majority of the outstanding Common Shares in favor of the adoption of this Agreement (the “Company Shareholder Approval”) is the only vote of the holders of any class or series of beneficial interest of the Company or any of its Subsidiaries required by applicable law (including the OGCL), the Company Articles or the Company Regulations to duly effect such approval. The approval of the Agreement by the General Partner of the Partnership, which has already been obtained, is the only approval of the partners of the Partnership required by applicable law (including the OLPL) or the Partnership Agreement to duly effect such approval.

(v) Rights Agreement.  The Company has taken all necessary action to (i) render the Company Rights inapplicable to the REIT Merger and the other transactions contemplated by this Agreement and (ii) ensure that (A) neither Parent nor any of its Affiliates is or becomes an Acquiring Person (as defined in the Rights Agreement), (B) no Distribution Date shall occur as a result of the announcement of or execution of this Agreement or any of the transactions contemplated hereby, and (C) the Company Rights shall expire immediately prior to the REIT Effective Time without any payment being made in respect thereof.

(w) State Takeover Statutes.  Each of the Company and the Partnership has taken all action necessary to exempt the transactions contemplated by this Agreement from the operation of any “fair price,” “moratorium,” “control share acquisition” or any other anti-takeover statute or law.

(x) Information Supplied.  None of the information supplied or to be supplied by the Company, the Partnership or any of their respective Subsidiaries for inclusion or incorporation by reference in the

Proxy Statement will, at the date the Proxy Statement is first mailed to the Common Shareholders and Preferred Shareholders or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and any and all other documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based solely on information supplied by Parent, REIT Merger Sub, OP Holdco or OP Merger Sub expressly for inclusion or incorporation by reference in the Proxy Statement.

(y) Brokers’ Fees.  With the exception of UBS, neither the Company, the Partnership nor any of their respective Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

(z) Opinion of Financial Advisor.  The Board of Directors of the Company has received the opinion of UBS, the Company’s financial advisor, to the effect that, as of the date of such opinion and based upon and subject to the matters set forth in such opinion, the Consideration (as such term is defined in such opinion) is fair, from a financial point of view, to the holders of Common Shares (other than holders of Common Shares who are proposing to acquire, or are affiliates of entities proposing to acquire, any of the Excluded Properties and their respective affiliates).

(aa) Insurance.  The Disclosure Schedule identifies all insurance policies maintained by the Company or any of its Subsidiaries as of the date of this Agreement. There is no claim by the Company, the Partnership or any of their respective Subsidiaries under any such insurance policies which (x) have been denied or disputed or covered under reservation of rights by the insurer; and (y) would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect. All such insurance policies are in full force and effect; all premiums due and payable thereunder have been paid in full; and no notice of cancellation, non-renewal or termination has been received by the Company or its Subsidiaries with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation or termination.

3.2  Representations and Warranties of Parent, REIT Merger Sub, OP Holdco and OP Merger Sub.  Parent, REIT Merger Sub, OP Holdco and OP Merger Sub jointly and severally represent and warrant to the Company and the Partnership as follows as of the date of this Agreement.

(a) Organization.  Each of Parent, REIT Merger Sub, OP Holdco and OP Merger Sub is a corporation or limited liability company validly existing and in good standing under the laws of the jurisdiction in which it was organized. Each of Parent, REIT Merger Sub, OP Holdco and OP Merger Sub is duly authorized to conduct its business and is in good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification, except where the lack of such qualification would not have a material adverse effect on the ability of Parent, REIT Merger Sub, OP Holdco or OP Merger Sub to consummate the transactions contemplated hereby. Each of Parent, REIT Merger Sub, OP Holdco and OP Merger Sub has full corporate or limited liability company power and authority and all licenses, permits and authorizations necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it except where the failure to have such licenses, permits and authorizations would not have a material adverse effect on the ability of Parent, REIT Merger Sub, OP Holdco or OP Merger Sub to consummate the transactions contemplated hereby.

(b) Authority.  Each of Parent, REIT Merger Sub, OP Holdco and OP Merger Sub has all requisite corporate or limited liability company power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or limited liability company action on the part of Parent, REIT Merger Sub, OP Holdco and OP Merger Sub. This Agreement has been duly executed and delivered by Parent, REIT Merger Sub, OP Holdco and OP Merger Sub and constitutes a valid and binding obligation of Parent, REIT Merger Sub, OP Holdco and OP Merger Sub, enforceable against each in accordance with its terms.

(c) No Conflicts.  The execution and delivery of this Agreement do not, and the consummation by Parent, REIT Merger Sub, OP Holdco and OP Merger Sub of the transactions contemplated hereby in accordance with the terms of this Agreement will not, result in a default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation under, (i) any provision of the articles of incorporation or code of regulations or analogous governing documents of Parent, REIT Merger Sub, OP Holdco or OP Merger Sub or (ii) any material agreement, indenture, instrument, order, judgment or decree applicable to Parent, REIT Merger Sub, OP Holdco or OP Merger Sub or their respective properties or assets, other than any such violations, defaults, terminations, cancellations or accelerations which individually or in the aggregate would not have a material adverse effect on the ability of Parent, REIT Merger Sub, OP Holdco or OP Merger Sub to consummate the transactions contemplated hereby. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to Parent, REIT Merger Sub, OP Holdco or OP Merger Sub in connection with the execution and delivery of this Agreement or the consummation by Parent, REIT Merger Sub, OP Holdco or OP Merger Sub of the transactions contemplated hereby, except for (i) the filing by REIT Merger Sub of the REIT Merger Certificate with the Secretary of State of Ohio and appropriate documents with the relevant authorities of other states in which REIT Merger Sub is qualified to do business, (ii) the filing by OP Merger Sub of the OP Merger Certificate with the Secretary of State of Ohio and appropriate documents with the relevant authorities of other states in which OP Merger Sub is qualified to do business and (iii) any such consent, approval, order, authorization, registration, declaration or filing that the failure to obtain or make would not have a material adverse effect on the ability of Parent, REIT Merger Sub, OP Holdco or OP Merger Sub to consummate the transactions contemplated hereby.

(d) Transaction Financing.  Parent, REIT Merger Sub, OP Holdco and OP Merger Sub have delivered to the Company a fully executed (i) commitment letter from Citigroup Global Markets Realty Corp., dated May 12, 2006, providing the detailed terms and conditions upon which Citigroup Global Markets Realty Corp. has committed to provide the entire debt portion of the financing required to consummate the transactions contemplated by this Agreement (the “Commitment Letter” and the financing, the “Debt Financing”) and (ii) Guaranty, pursuant to which the Guarantor has agreed to make capital calls to its partners to provide the entire equity portion of the financing required to consummate the transactions contemplated by this Agreement and to guarantee Parent’s obligations under this Agreement up to $135,000,000. The Guaranty is valid and in full force and effect, and no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Guarantor under the Guaranty.

(e) Solvency.  Immediately after giving effect to the transactions contemplated by this Agreement and the closing of any financing to be obtained by Parent, REIT Merger Sub, OP Holdco or OP Merger Sub in order to effect the transactions contemplated by this Agreement, each of Parent, REIT Merger Sub, the Surviving Corporation, OP Holdco, OP Merger Sub and the Surviving Partnership will be able to pay its debts as they become due and will own property having a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement and the closing of any financing to be obtained by Parent, REIT Merger Sub, OP Holdco or OP Merger Sub in order to effect the transactions contemplated by this Agreement, each of Parent, REIT Merger Sub, the Surviving Corporation, OP Holdco, OP Merger Sub and the Surviving Partnership will have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement and the closing of any financing to be obtained by Parent, REIT Merger Sub, OP Holdco or OP Merger Sub in order to effect the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Parent, REIT Merger Sub, the Surviving Corporation, OP Merger Sub, OP Holdco or the Surviving Partnership.

(f) Litigation.  There are no actions, suits, proceedings, orders, investigations or claims pending or, to the knowledge of Parent, REIT Merger Sub, OP Holdco or OP Merger Sub, threatened against Parent, REIT Merger Sub, OP Holdco or OP Merger Sub at law or in equity, or before or by any Governmental Entity which could reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

(g) Brokers’ Fees.  Neither Parent nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Company or its Subsidiaries could become liable or obligated. Parent has retained only RBC Capital Markets Corporation to advise Parent in connection with the transactions contemplated hereby.

(h) Information to be Disclosed.  None of the information supplied or to be supplied by Parent, REIT Merger Sub, OP Holdco or OP Merger Sub expressly for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is first mailed to the Common Shareholders and Preferred Shareholders or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

ARTICLE IV

COVENANTS OF THE PARTIES

The Parties agree as follows with respect to the period from and after the execution of this Agreement.

4.1  Mutual Covenants.

(a) General.  Each of the Parties shall use all reasonable efforts to take all action and to do all things necessary, proper or advisable to consummate and make effective as soon as practicable the transactions contemplated by this Agreement (including satisfying the conditions precedent to the Mergers).

(b) Governmental Matters.  Each of the Parties shall take any additional action that may be necessary, proper or advisable in connection with any notices to, filings with, and authorizations, consents and approvals of Governmental Entities that it may be required to give, make or obtain.

(c) Proxy Statement.  The Company shall (i) as promptly as practicable prepare and file with the SEC, after providing Parent with a reasonable opportunity to review and comment thereon, (ii) have cleared by the SEC and (iii) mail to its Common Shareholders and Preferred Shareholders a proxy statement and to its Common Shareholders a form of proxy with respect to the Special Meeting in connection with the REIT Merger (such proxy statement and the form of proxy, including all amendments, supplements, or modifications thereto, is herein referred to as the “Proxy Statement”). The Proxy Statement shall comply in all material respects with the Exchange Act and shall include all information and statements which any Party shall reasonably believe to be necessary for inclusion therein. The Company agrees that none of the information concerning or related to the Company or any of its Subsidiaries or any of the Company Properties contained or incorporated by reference in the Proxy Statement will, at the date it is first mailed to the shareholders of the Company and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Company shall use reasonable efforts to obtain and furnish the information required to be included in the Proxy Statement, promptly inform Parent of the receipt of comments from the SEC, and respond promptly, after review and comment by Parent, to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof. Parent shall as expeditiously as practicable supply all information concerning itself, REIT Merger Sub, OP Holdco and OP Merger Sub and their directors, officers, shareholders and Affiliates as reasonably may be requested by the Company in connection with the preparation of the Proxy Statement. Whenever any event occurs, or there is any change in facts, which is required to be set forth in an amendment or supplement to the Proxy Statement, the Company on the one hand, and Parent on the other hand, shall promptly inform the other of such occurrence with respect thereto and, promptly after review and comment thereon by Parent, the Company shall file with the SEC and/or mail to the Common Shareholders and Preferred Shareholders, such amendment or supplement to the Proxy Statement.

4.2  Covenants of Parent, REIT Merger Sub, OP Holdco and OP Merger Sub.

(a) Indemnification and Insurance.

(i) Parent shall, and shall cause the Surviving Corporation and the Surviving Partnership to, jointly and severally, honor all the Company’s and its Subsidiaries’ obligations to indemnify (including any obligations to advance funds for expenses) the current and former directors and officers of the Company and any of its Subsidiaries (an “Indemnified Party”) for acts or omissions by such Indemnified Parties occurring prior to the Effective Time of the Mergers to the extent that such obligations of the Company and such Subsidiaries exist on the date of this Agreement, whether pursuant to the Company Articles, the Company Regulations, the Partnership Agreement, individual indemnity agreements or otherwise, and such obligations shall survive the Mergers and shall continue in full force and effect in accordance with the terms of such Company Articles, Company Regulations, Partnership Agreement and individual indemnity agreements (all as in effect on the date hereof) from the Effective Time of the Mergers until the expiration of the applicable statute of limitations with respect to any claims against such Indemnified Parties arising out of such acts or omissions.

(ii) From and after the Effective Time of the Mergers, to the fullest extent permitted by law, Parent shall, and shall cause the Surviving Corporation and the Surviving Partnership to, indemnify, defend and hold harmless the Indemnified Parties against all losses, claims, damages, liabilities, fees and expenses (including attorneys’ fees and disbursements), judgments, fines and amounts paid in settlement (in the case of settlements, with the approval of the indemnifying party (which approval shall not be unreasonably withheld)) (collectively, “Losses”), as incurred (payable monthly upon written request which request shall include reasonable evidence of the Losses set forth therein) to the extent arising from, relating to, or otherwise in respect of, any actual or threatened action, suit, proceeding or investigation, in respect of actions or omissions occurring at or prior to the Effective Time of the Mergers in connection with such Indemnified Party’s duties as an officer or director of the Company or any of its Subsidiaries, including with respect to this Agreement, the Mergers and the other transactions contemplated by this Agreement; provided, however, that an Indemnified Party shall not be entitled to indemnification under this Section 4.2(a)(ii) for Losses arising out of actions or omissions by the Indemnified Party constituting (A) a material breach of this Agreement or (B) criminal conduct; provided, further that neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its written consent and, provided further, that if Parent or the Surviving Corporation advances or pays any amount to any Person under this paragraph (ii) and if it shall thereafter be finally determined by a court of competent jurisdiction that such Person was not entitled to be indemnified hereunder for all or any portion of such amount, to the extent required by law, such Person shall repay such amount or such portion thereof, as the case may be, to Parent or the Surviving Corporation, as the case may be. The Indemnified Parties as a group may not retain more than one law firm to represent them with respect to each matter, except to the extent that under applicable standards of professional conduct such counsel would have a conflict representing such Indemnified Party or Indemnified Parties or any Indemnified Party shall have reasonably concluded that there may be legal defenses available to that Indemnified Party that are not available to other Indemnified Parties, in which case such Indemnified Party shall have the right to separate counsel to assert such defenses and otherwise participate in the defense of such Indemnified Party.

(iii) At or prior to the Effective Time of the Mergers, Parent shall purchase extended reporting or “tail” coverage directors’ and officers’ liability insurance, in form and substance acceptable to the Company, for the Company’s and each Subsidiary’s directors and officers for a period of six years after the Effective Time. The insurance shall be in the aggregate amount of $20,000,000 and consist of a policy providing $10,000,000 of primary coverage and a policy providing $10,000,000 of “Side A” excess coverage; provided, however, that Parent and the Surviving Corporation shall not be required to expend for such insurance an amount in excess of $750,000; and provided, further, that if the premium of such insurance coverage exceeds such amount, Parent shall be obligated to obtain a policy with the best coverage available, in the reasonable judgment of the Company, for a cost not exceeding such amount.

(iv) This Section 4.2(a) is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of Parent, the Surviving Corporation and the Surviving Partnership. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 4.2(a), each of which such covenants shall survive the Closing Date.

(v) In the event that the Surviving Corporation or the Surviving Partnership or any of its successors or assigns (A) consolidates with or merges into any other Person after the Effective Time and shall not be the continuing or surviving entity of such consolidation or merger or (B) transfers or conveys a majority of its properties and assets to any Person after the Effective Time, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of the Surviving Corporation or the Surviving Partnership, as the case may be, assume the obligations set forth in this Section 4.2(a).

(b) Benefit Plans.

(i) From and after the Effective Time of the Mergers, Parent and the Surviving Corporation shall, and shall cause their Subsidiaries to, honor in accordance with their respective terms (as in effect on the date hereof) all the employment, retention, severance, termination, change of control and deferred compensation agreements and plans of the Company and its Subsidiaries (the “Retention Plans”).

(ii) The participation by employees of the Company and its Subsidiaries in employee benefits plans, programs or arrangements sponsored by BMC shall terminate effective as of the Closing Date. Effective as of the Closing Date, Parent shall provide, or cause its Subsidiaries to provide, group health plan continuation coverage that is comparable to the group health plan continuation coverage provided for under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and Sections 601 through 608 of ERISA (“Group Health Continuation Coverage”) (as applied without regard to the exception for small-employer plans under Treasury Regulation Section 54.4980B-2) to all employees and former employees of the Company and its Subsidiaries and their dependents who, as of the Closing Date, have coverage under a BMC group health plan or are eligible to elect to receive Group Health Continuation Coverage under a BMC group health plan.

(c) Financing.  Parent shall use all commercially reasonable efforts to arrange the Debt Financing on the terms and conditions described in the Commitment Letter, including using such efforts to (i) negotiate definitive agreements with respect thereto on terms and conditions contained therein and (ii) to satisfy all conditions applicable to Parent, REIT Merger Sub, OP Holdco and OP Merger Sub in such definitive agreements that are within its control. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter, Parent shall use such efforts to arrange to obtain any such portion from alternative sources as promptly as practicable following the occurrence of such event. For the avoidance of doubt, if the Debt Financing (or any alternative financing) has not been obtained, Parent, REIT Merger Sub, OP Holdco and OP Merger Sub shall continue to be obligated to consummate the Mergers on the terms contemplated by this Agreement and subject only to the satisfaction or waiver of the conditions set forth in Sections 5.1, 5.2 and 5.3 of this Agreement and to Parent’s rights under Sections 6.1 and 6.2, regardless of whether Parent, REIT Merger Sub, OP Holdco and OP Merger Sub have complied with all of their other obligations under this Agreement (including their obligations under this Section 4.2(c)).

4.3  Covenants of the Company.

(a) Shareholder Meeting; Recommendation.  As soon as practicable after the date of this Agreement, except to the extent permitted in Section 4.3(b), the Company shall duly call, give notice of and convene a meeting of its Common Shareholders and Preferred Shareholders (the “Special Meeting”) in accordance with the OGCL, the Company Articles and the Company Regulations for the Common Shareholders to consider and vote upon adoption of this Agreement and the REIT Merger. Except to the extent permitted in Section 4.3(b), the Proxy Statement shall contain the recommendation of the Board of Directors of the Company in favor of the REIT Merger, and the Board of Directors of the Company shall recommend that the Common Shareholders vote to adopt this Agreement and the REIT Merger.

(b) No Solicitation by the Company.

(i) From the date of this Agreement until the earlier of the Effective Time or the date of termination of this Agreement pursuant to Section 6.1 or 6.2(a), the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or knowingly permit any officer, director or employee of or any investment banker, attorney, accountant or other advisor or representative of, the Company or any of its Subsidiaries to, (A) solicit, initiate or knowingly encourage, or take any other action designed to, or that could reasonably be expected to facilitate, any inquiries or offers with respect to, or that reasonably may be expected to lead to, the submission of any Company Takeover Proposal, (B) enter into any agreement with respect to any Company Takeover Proposal or (C) provide any non-public information regarding the Company and its Subsidiaries to any third party or engage in any negotiations or substantive discussions in connection with any Company Takeover Proposal; provided, however, that prior to receipt of the Company Shareholder Approval, the Company may, in response to a Company Takeover Proposal that was not solicited by the Company and did not otherwise result from a breach of this Section 4.3(b), subject to the execution by the Person making the Company Takeover Proposal of a confidentiality agreement no less favorable to the Company than the Confidentiality Agreement executed by Parent, provide any non-public information regarding the Company and its Subsidiaries to any third party or engage in any negotiations or substantive discussions with such Person regarding any Company Takeover Proposal, in each case only if the Company’s Board of Directors determines in good faith, after consultation with counsel and its financial advisors, that such actions could reasonably be expected to result in a Company Superior Proposal. The Company shall, and shall cause each of its Subsidiaries to, immediately cease and cause to be terminated any existing activities, discussions or negotiations by the Company, any of its Subsidiaries or any officer, director or employee of or investment banker, attorney, accountant or other advisor or representative of, the Company or any of its Subsidiaries, with any Persons conducted heretofore with respect to any of the foregoing and, subject to the terms of any applicable confidentiality agreements between such Persons and the Company or any of its Subsidiaries, require any such Persons to return to the Company or destroy any confidential information previously provided to such Persons, and any such Persons shall be denied access to any electronic dataroom or similar access to confidential information relating to the Company or any of its Subsidiaries. Notwithstanding anything to the contrary contained in this Agreement, the Company and its Subsidiaries and their officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives may solicit proposals, enter into agreements and take any other action necessary or desirable to enable the Company or its Subsidiaries to dispose of their interests in each of the Excluded Assets, and no inquiry, proposal or offer from any Person with respect solely thereto shall constitute a Company Takeover Proposal.

(ii) From the date of this Agreement until the earlier of the Effective Time or the date of termination of this Agreement pursuant to Section 6.1 or 6.2(a), neither the Board of Directors of the Company nor any committee thereof shall (A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, REIT Merger Sub, OP Holdco or OP Merger Sub, the approval by such Board of Directors or such committee of this Agreement or the Mergers or (B) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal. Notwithstanding the foregoing, at any time after the date hereof and prior to receipt of the Company Shareholder Approval, (X) in response to a Company Takeover Proposal which was not solicited by the Company or any of its Affiliates or advisors, the Board of Directors of the Company and the Partnership may terminate this Agreement and cause the Company to enter into an agreement with respect to any Company Superior Proposal, but only if the Company’s Board of Directors determines in good faith, after consultation with counsel, that failing to take any such action would result in a breach of the directors’ duties and only at a time that is after the fifth business day following the Company’s delivery to Parent of written notice advising Parent that the Board of Directors of the Company is prepared to accept a Company Superior Proposal, specifying the material terms and conditions of such Company Superior Proposal and identifying the Person making such Company Superior Proposal, and only after irrevocably directing payment of the Termination Fee specified in Section 6.3(b), and (Y) the Board of Directors of the Company may withdraw or modify in a manner adverse to Parent its recommendation to the Common Shareholders that they give the Company Shareholder Approval, but only if and to the extent that the Company’s Board of Directors determines in good faith, after consultation with counsel, that failing to take any such action would result in a breach of the fiduciary duties of the Company’s Board of Directors. Notwithstanding anything to the contrary contained herein, the Company shall not exercise its right to terminate this Agreement and the Board of Directors shall not recommend a Company Superior Proposal to the Common Shareholders or withdraw or modify in a manner adverse to Parent its recommendation to the Common Shareholders pursuant to this Section 4.3(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that the Company or its Board of Directors intends to take such action with respect to a Company Superior Proposal, specifying in reasonable detail the material terms and conditions of the Company Superior Proposal, such notice to be delivered not less than five Business Days prior to the time the action is taken, and, during this five Business Day period, the Company and its advisors shall have negotiated in good faith with Parent to make such adjustments in the terms and conditions of this Agreement such that such Company Takeover Proposal would no longer constitute a Company Superior Proposal.

(iii) The Company promptly shall advise Parent orally and within 24 hours in writing of the receipt of any Company Takeover Proposal or the request for any non-public information relating to the Company or any of its Subsidiaries or for access to the properties, books or records of the Company or any Subsidiary by any Person that informs the Board of Directors of the Company or such Subsidiary that it is considering making or has made a Company Takeover Proposal. The Company promptly shall advise Parent of the identity of the Person making any such Company Takeover Proposal and of the material terms of any such Company Takeover Proposal and of any changes thereto. The Company promptly shall advise Parent orally and within 24 hours in writing of the commencement of any discussions with any third party or its representatives regarding a Company Takeover Proposal by such third party and any material change in the status thereof, including whether any such Company Takeover Proposal has been rejected or withdrawn.

(iv) Nothing contained in this Section 4.3(b) or in Sections 4.1(c) or 7.2 shall prohibit the Company or its Board of Directors from taking and disclosing to the shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any other disclosure to the shareholders if, in the good faith judgment of the Company’s Board of Directors after consultation with outside counsel, the failure so to disclose could be inconsistent with its obligations under applicable law.

(c) Access; Transition Meetings; Reports.

(i) Subject to applicable confidentiality obligations of the Company and its Subsidiaries and the terms of the letter agreement between Westmont USA Development, Inc. and the Company, dated November 10, 2005 (the “Confidentiality Agreement”), from and after the date of this Agreement until the Effective Time (or the termination of this Agreement), the Company shall permit representatives of Parent to have reasonable access during customary business hours, and in a manner so as not to interfere with the normal business operations of the Company, to all premises, properties, books, records, contracts, tax records and documents of or pertaining to the Company and its Subsidiaries.

(ii) Parent and the Company shall form a transitional working group, comprised of the persons set forth on Section 4.3(c)(ii) of the Disclosure Schedule, which shall meet (in person or by conference call) periodically (and no less frequently than monthly) prior to the Closing to discuss transitional matters relating to the Company and the Company Properties. The Company shall deliver to Parent copies of any financial reports provided to the Company or any of its Subsidiaries by the management company for the Company Properties in the ordinary course of business relating to the operations of the Company and the Company Properties other than the Excluded Properties. The Company shall organize periodic (and no less frequently than monthly) in person or telephonic meetings between representatives of Parent and the management company for the Company Properties, and shall, upon the reasonable request of Parent, use its commercially reasonable efforts to cause the general managers (or persons performing similar functions) of the Company Properties to meet with representatives of Parent. Each meeting will be held at a time mutually agreeable to Parent and the Company. As part of such meetings, subject to the provisions of this Section 4.3(c) and applicable law, Parent and its representatives shall be permitted to inquire as to, and management of the Company and its Subsidiaries and the Company shall undertake commercially reasonable efforts to respond with respect to, all material matters relating to the Company, its Subsidiaries and the Company Properties.

(d) Notices.  Each of the Company and the Partnership shall give Parent prompt notice, (i) if any representation or warranty made by it contained in this Agreement that is qualified as to materiality becomes untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becomes untrue or inaccurate in any material respect or (ii) of any event, circumstance or condition which would reasonably be expected to result in the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties hereto or the conditions to the obligations of the parties under this Agreement.

(e) Rights Agreement.  Except as provided in Section 3.1(v) or as requested in writing by Parent, prior to the Special Meeting, the Board of Directors of the Company shall not amend the Rights Agreement or redeem the Company Rights.

(f) Incentive Options, Restricted Common Shares and Share Units.

(i) Prior to the REIT Effective Time, the Board of Directors of the Company shall adopt resolutions by written action to:

(A) provide that each In the Money Option granted under the Long-Term Incentive Plan that is outstanding immediately prior to the REIT Effective Time (whether vested or unvested) shall be canceled as of the REIT Effective Time in exchange for a lump sum cash payment from Parent to the holder of such In the Money Option in an amount equal to the excess, if any, of $11.00 over the applicable per share exercise price for such In the Money Option;

(B) provide that each Incentive Option that is outstanding immediately prior to the REIT Effective Time that is not an In the Money Option shall be cancelled and no consideration shall be paid or issued in respect thereof; and

(C) vest and make transferable all restricted Common Shares granted under the Long-Term Incentive Plan.

(ii) (A) The Company has adopted the Boykin Lodging Company Directors’ Deferred Compensation Plan (the “Share Unit Plan”) pursuant to which eligible directors may elect to defer payment of fees and credit such fees to an account (the “Share Unit Account”) consisting of units that are equivalent in value to Common Shares (“Share Units”). The Company shall take all actions necessary so that all Share Units outstanding immediately prior to the REIT Effective Time under all Share Unit Accounts, except for those Share Unit Accounts allocated to installment payments which have commenced but have not been completed prior to the REIT Effective Time, shall be canceled as of the REIT Effective Time in exchange for a lump sum cash payment from Parent equal to the product of (1) the Common Share Merger Consideration plus the aggregate REIT Dividend Per Share Amount and (2) the number of Share Units in such holder’s Share Unit Account outstanding immediately prior to the REIT Effective Time.

(B) The Company shall take all actions necessary so that all Share Unit Accounts in installment payment status immediately prior to the REIT Effective Time shall be distributed by the Company pursuant to the “Change of Control” provisions contained in paragraph 7 of the Share Unit Plan in the form of a lump sum cash payment from Parent.

(iii) All cash amounts payable under Sections 4.3(f)(i) and (ii) shall be subject to any required tax withholdings and shall be paid at Closing immediately following the REIT Effective Time.

(iv) The Company shall take such actions as are necessary to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual that is an officer or director of the Company to be exempt from Section 16(b) of the Exchange Act under Rule 16b-3 under the Exchange Act in accordance with the Rule 16b-3 No-Action Letter.

(g) Operation of Business.  During the period from the date of this Agreement to the Effective Time, the Company, the Partnership and their respective Subsidiaries shall conduct their operations in the Ordinary Course of Business and shall use all reasonable efforts, and be permitted to take all actions necessary, to maintain and preserve their business organizations and the Company’s status as a REIT within the meaning of the Code. Without limitation of the foregoing, the Company, the Partnership and their respective Subsidiaries shall, except as set forth in Section 4.3(g) of the Disclosure Schedule or as may be necessary to maintain the Company’s status as a REIT:

(i) not (A) amend or propose to amend their respective articles of incorporation or bylaws or equivalent constitutional documents, (B) split, combine or reclassify their outstanding capital stock or other equity interests, (C) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payment of dividends or distributions to the Company or a wholly owned Subsidiary of the Company by a direct or indirect wholly owned Subsidiary of the Company or (D) repurchase, redeem or otherwise acquire, or modify or amend, any shares of the capital stock or other equity interests of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, or any Share Units or similar instruments, except that the Company may issue shares upon the exercise of options and redemption of Common Units outstanding on the date hereof;

(iii) not (A) incur or become contingently liable with respect to any indebtedness for borrowed money other than (1) borrowings in the Ordinary Course of Business, and (2) borrowings to refinance existing outstanding indebtedness on terms which are reasonably acceptable to Parent; provided that in no event shall aggregate indebtedness of the Company and its Subsidiaries, net of all cash and cash equivalents, exceed $180,000,000, (B) make any acquisition of any assets or businesses other than expenditures for current assets in the Ordinary Course of Business and expenditures for fixed or capital assets in the Ordinary Course of Business, (C) sell, pledge, dispose of or encumber any assets or businesses other than (1) sales of the Excluded Assets in accordance with the terms of the Excluded Property Contracts, (2) sales or dispositions of businesses or assets as may be required by applicable law and (3) sales or dispositions of assets in the Ordinary Course of Business, or (D) enter into any binding contract, agreement, commitment or arrangement with respect to any of the foregoing;

(iv) use all reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them, other than as expressly permitted by the terms of this Agreement;

(v) not enter into, amend, modify or renew any employment, consulting, severance, indemnification or similar agreements with, pay any bonus or grant any increase in salary, wage or other compensation or any increase in any employee benefit to, any directors, officers or employees of the Company or its Subsidiaries, except in each such case (A) as may be required by applicable law (B) to satisfy obligations existing as of the date hereof or (C) in the Ordinary Course of Business or hire any additional employees except in the Ordinary Course of Business;

(vi) not enter into, establish, adopt, amend or modify any pension, retirement, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare plan, agreement, program or arrangement, in respect of any directors, officers or employees of the Company or its Subsidiaries, except, in each such case (A) as may be required by applicable law or pursuant to the terms of this Agreement, (B) to satisfy obligations existing as of the date hereof, including pursuant to any collective bargaining agreement or (C) in the Ordinary Course of Business;

(vii) not make capital expenditures or enter into any binding commitment or contract to make capital expenditures, except (A) capital expenditures which the Company or its Subsidiaries are currently committed to make, (B) capital expenditures consistent with the amounts set forth in Section 4.3(g)(vii) of the Disclosure Schedule and the Company’s consolidated capital spending budget (a copy of which for fiscal year 2006 has been delivered to Parent prior to the date hereof), (C) capital expenditures for emergency repairs and other capital expenditures necessary in light of circumstances not anticipated as of the date of this Agreement which are necessary to avoid significant disruption to the Company’s business or operations consistent with past practice (and, if reasonably practicable, after consultation with Parent), or (D) repairs and maintenance in the Ordinary Course of Business;

(viii) not change in any material manner any of its methods, principles or practices of accounting in effect at December 31, 2005, except as may be required by the SEC, applicable law or GAAP;

(ix) not make, change or revoke any material Tax election unless required by law or make any agreement or settlement with any taxing authority regarding any material amount of Taxes or which would reasonably be expected to materially increase the obligations of the Company or the Partnership or the Surviving Corporation or the Surviving Partnership to pay Taxes in the future;

(x) not authorize the manager of any of the Company Properties to take any action under any of the relevant management agreements requiring the consent of the owner of such Company Properties without Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, except for actions otherwise permitted hereunder;

(xi) instruct the manager of each of the Company Properties to operate and maintain each of such Company Properties in a manner that is substantially the same manner in which it is currently being operated and maintained;

(xii) not enter into, terminate or amend any Material Contract (including any Excluded Property Contract) except in the Ordinary Course of Business and except for amendments to the Employee Benefit Plans required by applicable law and not enter into, terminate or amend any Contract (including any Excluded Property Contract) with any of its Affiliates or any management agreement relating to any of the Company Properties, in each case, without Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed;

(xiii) maintain, or cause to be maintained, all existing insurance carried on the Company Properties except with Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed;

(xiv) not enter into any agreement or authorize any Person (including the manager of any of the Company Properties) to take any of the foregoing prohibited actions;

(xv) not settle or compromise any material litigation or waive, release or assign any material rights or claims without Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; and

(xvi) not authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any Subsidiary of the Company.

Notwithstanding anything to the contrary contained herein and in addition to the other matters permitted by this Section 4.3(g), the Company and its Subsidiaries shall be permitted to (i) pay prior to the Effective Time of the Mergers, if earned based on the determination of the Compensation Committee of the Board of Directors of the Company, annual bonuses to employees of the Company and its Subsidiaries with respect to any fiscal year, whether or not the Effective Time of the Mergers occurs prior to the end of such fiscal year; provided such bonuses are consistent with amounts paid in previous years, (ii) purchase letters of credit to secure the obligations of the Company and its Subsidiaries under all Retention Plans, (iii) terminate, and release all obligations under, at the Effective Time of the Mergers each Guaranty, dated November 4, 2001, executed by a Limited Partner in favor of the Company guaranteeing the obligations of the Partnership to the Company under the Intercompany Note, (iv) take such actions as are necessary or desirable to enable the Company and its Subsidiaries to dispose of an Excluded Asset in accordance with the terms of the Excluded Property Contracts, (v) subject to Parent’s reasonable approval, consent to BMC’s entry into a collective bargaining agreement with BMC employees at the DoubleTree Berkeley Marina, (vi) authorize, declare and pay the REIT Dividend as contemplated by Section 4.3(k), (vii) make distributions in accordance with the terms of the Partnership Agreement necessary to enable the Company to pay the REIT Dividend and incur indebtedness if necessary to fund such distributions (it being understood that no such dividend or distribution shall be paid upon or accrued with respect to any Share Unit other than the payment contemplated by Section 4.3(f)(ii)), (viii) issue Common Shares in connection with the redemption of Common Units pursuant to the Partnership Agreement, (ix) authorize, declare and pay regular dividends on the outstanding Series 2002-A Preferred Shares and (x) take any actions contemplated by Section 4.3(f).

(h) Control of the Company’s Operations.  Nothing contained in this Agreement shall give to Parent, directly or indirectly, rights to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

(i) Cooperation with Financing.  Each of the Company and the Partnership shall, and shall cause their respective Subsidiaries, directors, officers, employees, accountants and agents to, cooperate with Parent in connection with any debt or equity financing undertaken in connection with the transactions contemplated hereby (the “Financing”) and use their commercially reasonable efforts to take all actions reasonably requested by Parent in connection therewith, including (a) providing such financial and other information as Parent may reasonably request, subject to applicable Laws, for inclusion in any offering memorandum or other document relating to the Financing (each, a “Parent Financing Document”) and (b) making appropriate personnel available (upon reasonable advance notice to permit scheduling) to discuss matters relating to the Company, the Partnership and their respective Subsidiaries that Parent proposes to include in any Parent Financing Document and to attend and make presentations to prospective investors or lenders regarding the business of the Company and the Partnership. If at any time prior to the Effective Time, the Company shall learn that any information pertaining to the Company, the Partnership or any of their respective Subsidiaries contained (or incorporated by reference) in, or omitted from, a Parent Financing Document, copies of which shall previously have been provided to Parent, makes any of the statements therein false or misleading, the Company shall promptly inform Parent thereof and use its commercially reasonable efforts to promptly provide Parent with all information necessary to correct any such false or misleading statement and make the statements contained in Parent Financing Documents not false or misleading. Notwithstanding the foregoing, none of the Company, the Partnership or any Subsidiary shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Financing prior to the Effective Time. If this Agreement is terminated, Parent shall, promptly upon request by the Company or the Partnership, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company, the Partnership or any Subsidiary in connection with such cooperation. Parent, REIT Merger Sub, OP Holdco and OP Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company, the Partnership and any Subsidiary and their respective directors, officers, employees, accountants and agents for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith (other than historical information relating to the Company, the Partnership or any Subsidiary).

(j) Waiver of Ownership Limitation by Company.  The Company shall waive any ownership limitation in the Company Articles that could adversely affect Parent’s ownership of the Company’s Common Shares following the Mergers, subject to the Company’s receipt of a legal opinion of Parent’s counsel in the form previously agreed to the Company to the effect required in the Company Articles.

(k) REIT Dividend.  The Company shall authorize, declare and pay one or more dividends (the “REIT Dividend”) in respect of the Common Shares in an aggregate amount equal to the minimum dividend necessary in such period to avoid (i) jeopardizing its status as a REIT under the Code, and (ii) the imposition of income tax under Section 857(b) of the Code and the imposition of excise tax under Section 4981 of the Code. The Partnership shall use (i) proceeds from the disposition of the Excluded Assets, (ii) cash on hand or (iii) indebtedness to fund the distributions in accordance with the Partnership Agreement necessary to enable the Company to pay the REIT Dividend. The final REIT Dividend will be paid no later than one day prior to the Closing. If a number of Common Units are surrendered as payment of the purchase price under the Excluded Property Contracts (other than the Marco Agreement), such Common Units shall be deemed outstanding for purposes of calculating the distributions required by the Partnership to enable the payment of the REIT Dividend, but shall not be deemed outstanding for purposes of calculating the merger consideration payable under this Agreement.

(l) Excluded Properties.  The Company and its Subsidiaries shall use all reasonable efforts to take all action and to do all things necessary, proper or advisable to consummate prior to the Effective Time the transactions contemplated by the Excluded Property Contracts in accordance with the terms of the Excluded Property Contracts.

ARTICLE V

CONDITIONS PRECEDENT TO THE MERGERS

5.1  Mutual Conditions.  The obligations of each of the Parties to consummate the Mergers shall be subject to fulfillment of the following conditions precedent:

(a) The Company Shareholder Approval shall have been obtained; and

(b) No temporary restraining order or preliminary or permanent injunction or other order or decree which prevents the consummation of either of the Mergers shall have been issued and remain in effect (each Party agreeing to use its commercially reasonable best efforts to cause any such injunction, order or decree to be lifted), and no statute, rule or regulation shall have been enacted by any state or federal Governmental Entity which would prevent the consummation of either of the Mergers.

5.2  Additional Conditions to Obligations of the Company and the Partnership.  The obligation of the Company and the Partnership to effect the Mergers shall also be subject to the fulfillment of the following conditions:

(a) The representations and warranties of Parent, REIT Merger Sub, OP Holdco and OP Merger Sub set forth in Article III shall be true and correct (i) at and as of the date hereof and (ii) at and as of the Effective Time as though then made (except for changes permitted by or necessitated by compliance with this Agreement and except that representations and warranties made as of a specified date need be true and correct only as of the specified date), without giving effect to any materiality or Material Adverse Effect qualification, except where such failure of such representations or warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Each of Parent, REIT Merger Sub, OP Holdco and OP Merger Sub shall have performed in all material respects each obligation and agreement and complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time.

(c) Each of Parent, REIT Merger Sub, OP Holdco and OP Merger Sub shall have furnished to the Company a certificate executed by its respective chairman, president or any vice president dated the Closing Date in which such officer shall certify on behalf of Parent, REIT Merger Sub, OP Holdco or OP Merger Sub, as the case may be, that the conditions set forth in Sections 5.2(a) and 5.2(b) have been fulfilled.

5.3  Additional Conditions to Obligations of Parent, REIT Merger Sub, OP Holdco and OP Merger Sub.  The obligations of Parent, REIT Merger Sub, OP Holdco and OP Merger Sub to effect the Mergers shall also be subject to the fulfillment of the following conditions:

(a) The representations and warranties of the Company set forth in Article III shall be true and correct (i) at and as of the date hereof and (ii) at and as of the Effective Time as though then made (except for changes permitted by or necessitated by compliance with this Agreement and except that representations and warranties made as of a specified date need be true and correct only as of the specified date), without giving effect to any materiality or Material Adverse Effect qualification, except where such failure of such representations or warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Each of the Company and the Partnership shall have performed in all material respects each obligation and agreement and complied in all material respects with each covenant to be performed and complied with by each of them hereunder at or prior to the Effective Time.

(c) Each of the Company and the Partnership shall have furnished to Parent a certificate executed by, in the case of the Company, its chairman, president or any vice president or, in the case of the Partnership, its General Partner dated the Closing Date in which such officer or General Partner shall certify on behalf of the Company and the Partnership, respectively, that the conditions set forth in Sections 5.3(a) and 5.3(b) hereof have been fulfilled.

(d) The Company shall have paid the REIT Dividend.

(e) Baker & Hostetler LLP, counsel to the Company, shall have delivered to Parent an opinion, in the form previously agreed, regarding the qualification of the Company as a “real estate investment trust” under the Code.

ARTICLE VI

TERMINATION

6.1  Termination of Agreement.  This Agreement may be terminated and the Mergers may be abandoned, whether before or after receipt of the Company Shareholder Approval, at any time prior to the Effective Time (or with respect to Section 6.1(i) in accordance with Section 6.2(a)) as provided below:

(a) By mutual written agreement of the Company and Parent;

(b) By the Company or Parent if the Mergers shall not have been consummated before December 21, 2006, unless extended by the Boards of Directors of the Company and the general partner of Parent (provided that the right to terminate this Agreement under this Section 6.1(b) shall not be available to any Party whose failure or whose Affiliate’s failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Mergers to occur on or before such date);

(c) By the Company or Parent if a court of competent jurisdiction or other Governmental Entity shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Mergers;

(d) By Parent or the Company, if the Company Shareholder Approval shall not have been obtained by reason of failure to obtain the required vote at the Special Meeting or at any adjournment or postponement thereof;

(e) By the Company, if the Board of Directors of the Company shall have approved, and the Company shall promptly following such termination enter into, a definitive agreement providing for a Company Superior Proposal; provided that (i) the Company shall have complied with its obligations under Section 4.3(b); and (ii) the Company shall simultaneously make the payment required by Section 6.3;

(f) By the Company, following a breach of any representation, warranty or covenant of Parent, REIT Merger Sub, OP Holdco or OP Merger Sub set forth in this Agreement, in any case such that the conditions set forth in Section 5.2(a) or 5.2(b), as the case may be, are not satisfied or would be incapable of being satisfied within 30 days after the giving of written notice to Parent;

(g) By Parent, following a breach of any representation, warranty or covenant of the Company or the Partnership set forth in this Agreement, in either case such that the conditions set forth in Section 5.3(a) or 5.3(b), as the case may be, are not satisfied or would be incapable of being satisfied within 30 days after the giving of written notice to the Company;

(h) By Parent, if the Company’s Board of Directors shall have (i) withdrawn or modified in a manner adverse to Parent its recommendation to the Company’s Common Shareholders that they give the Company Shareholder Approval or (ii) approved or recommended any Company Takeover Proposal; or

(i) By Parent, pursuant to Section 6.2(a).

6.2  Marco Agreement.

(a) If prior to May 26, 2006, the purchaser of the Radisson Suite Beach Resort — Marco Island (the “Marco Purchaser” and the hotel, the “Marco Hotel”) pursuant to the Hotel Purchase Agreement, dated as of May 7, 2006, between the Marco Purchaser and Boykin Marco LLC, a Delaware limited liability company (the “Marco Agreement”), has not made the Additional Deposit (as defined in the Marco Agreement) with the escrow agent under the Marco Agreement, Parent shall have the right to (i) deliver a notice of termination to the Company (the “Marco Termination Notice”) on or prior to June 8, 2006, or (ii) remain obligated under the terms and subject to the conditions of this Agreement and, if the Effective Time occurs, retain any deposit made by the Marco Purchaser. If Parent does not deliver a Marco Termination Notice on or prior to June 8, 2006, Parent will not have the right to terminate this Agreement pursuant to this Section 6.2(a). Following receipt from Parent of a Marco Termination Notice, the Company shall have the right, by written notice to Parent, to accept the Marco Termination Notice, in which case this Agreement shall terminate as of the date of such acceptance. So long as the Company has not accepted the Marco Termination Notice, the Company shall have until July 7, 2006 to enter into an agreement or other arrangement for the sale or other disposition of the Marco Hotel, and if the Company enters into such an agreement or arrangement within such time period, the parties will negotiate in good faith concerning any increase or decrease in the consideration payable by Parent pursuant to this Agreement based on the terms of such new agreement or arrangement. If, by the date that is the earlier of July 12, 2006 and five (5) days after the Company enters into such new agreement or arrangement, the parties are unable to agree on the increase or decrease in the consideration payable by Parent pursuant hereto, this Agreement shall terminate as of such earlier date. If the Marco Purchaser makes the Additional Deposit or completes the purchase of the Marco Hotel pursuant to the terms of the Marco Agreement prior to termination of this Agreement pursuant to the preceding sentence, then Parent shall cease to have the right to deliver a Marco Termination Notice, any Marco Termination Notice that has been delivered previously shall be deemed to be rescinded automatically, and Parent shall cease to have any right to terminate this Agreement pursuant to this Section 6.2(a).

(b) During the Standstill Period (as defined below), without the prior written consent of the Company, Parent agrees that it shall not, nor shall it permit any of its Subsidiaries, Westmont USA Development Inc. or its Affiliates or Cadim, Inc. to, contact, discuss, negotiate with or enter into any agreement with, any Person (including, without limitation, any franchisor, lender, customer or vendor of the Company, its Affiliates or its hotel operators or any Affiliate of such parties) regarding any aspect of the transactions contemplated hereunder or the business of the Company and its Subsidiaries, except for discussions with any lender or ground lessor from whom a consent is required to be obtained as a result of the transactions contemplated hereby and except for discussions with any actual or potential equity partner, lender, other potential financing source or advisor of Parent. The term “Standstill Period” means that period commencing immediately upon execution of the Merger Agreement and expiring upon the earlier to occur of (i) the termination of the Merger Agreement or (ii) the date on which Parent no longer has the right to terminate this Agreement pursuant to this Section 6.2. If Parent breaches or violates the covenant in this Section 6.2(b), then notwithstanding a termination of this Agreement pursuant to Section 6.2(a), Parent shall not be entitled under any circumstances to reimbursement of Expenses of any amount pursuant to Section 6.3(a) or a Termination Fee pursuant to Section 6.3(b).

6.3  Effect of Termination.

(a) If this Agreement is terminated pursuant to Section 6.1(d), 6.1(g) or 6.2(a) (but subject to the provisions of Section 6.2(b)), then the Company shall pay Parent an amount equal to the sum of Parent’s Expenses (not to exceed $3,500,000 in the aggregate with respect to a termination pursuant to Section 6.1(d) or 6.1(g) and not to exceed $2,000,000 in the aggregate with respect to a termination pursuant to Section 6.2(a)) for which Parent has not theretofore been reimbursed by the Company. “Expenses” means all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of financing sources, counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the Financing. Payment of Parent’s Expenses pursuant to this Section 6.3(a) shall be made not later than five

Business Days after delivery to the Company of notice of demand for payment and a documented itemization setting forth in reasonable detail all Expenses of Parent (which itemization may be supplemented and updated from time to time by Parent until the ninetieth day after Parent delivers such notice of demand for payment).

(b) In the event that (i) any Person makes a Company Takeover Proposal on or before the date of the Special Meeting and thereafter this Agreement is terminated pursuant to Section 6.1(d) and within 12 months of the date of such termination the Company or the Partnership enters into an agreement providing for, or consummates, a Company Takeover Proposal, (ii) this Agreement is terminated pursuant to Section 6.1(h), (iii) this Agreement is terminated by the Company pursuant to Section 6.1(e) or (iv) this Agreement is terminated by Parent pursuant to Section 6.1(g) and within 12 months of the date of such termination the Company enters into an agreement providing for, or consummates, a Company Takeover Proposal, then the Company shall pay to Parent a fee of $8,000,000 (the “Termination Fee”), minus the amount, if any, previously paid pursuant to Section 6.3(a), which amount shall be payable by wire transfer of same day funds, in the case of the foregoing clauses (i) or (iv), on the date of the consummation of such Company Takeover Proposal, and in the case of clause (ii) or (iii), on the date of termination of this Agreement. In no event shall the Termination Fee be paid to Parent pursuant to this Agreement if Parent delivers a Marco Termination Notice or if Parent breaches the covenant contained in Section 6.2(b).

(c) It is expressly agreed that the Termination Fee to be paid pursuant to this Section 6.3 constitutes liquidated damages negotiated at arm’s-length and does not constitute, and is not intended by the Parties to operate as, a penalty. Receipt of the Termination Fee shall constitute the sole and exclusive remedy of Parent, REIT Merger Sub, OP Holdco and OP Merger Sub under the events and circumstances giving rise to payment of the Termination Fee as specified in this Agreement, and none of Parent, REIT Merger Sub, OP Holdco or OP Merger Sub shall (i) seek to obtain any other recovery or judgment against the Company or the Partnership or any of their officers, directors, employees, partners, managers, members or shareholders or (ii) be entitled to seek or obtain any other damages of any kind, including consequential, indirect or punitive damages.

(d) In the event of termination of this Agreement by either the Company or Parent as provided in Section 6.1 or 6.2(a), this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, REIT Merger Sub, OP Holdco, OP Merger Sub, the Company or the Partnership, other than the confidentiality provisions of Section 4.3(c), this Section 6.3 and Article VII, which provisions shall survive such termination. Notwithstanding the foregoing, to the extent that such termination results from the willful and material breach by a Party of any representation or warranty set forth in this Agreement, from the material breach by a Party of any covenant set forth in this Agreement or a breach by Parent of the covenant in Section 6.2(b), then such Party shall be liable for any damages incurred or suffered by the other Parties as a result of such breach.

ARTICLE VII

MISCELLANEOUS

7.1  Survival.  None of the representations and warranties of the Parties will survive the Effective Time.

7.2  Press Releases and Announcements.  No Party shall issue any press release or announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that each of the Company and Parent may make any public disclosure it believes in good faith, based upon the advice of its counsel, is required by law or regulation or the listing standards of the New York Stock Exchange (in which case the Company or Parent will advise the other to the extent practicable prior to making the disclosure and, to the extent practicable, give such other party the reasonable opportunity to comment on such proposed public disclosure).

7.3  Entire Agreement.  This Agreement (including the documents referred to herein), the Guaranty and the Confidentiality Agreement constitute the entire agreement among the Parties and supersede any prior understandings, agreements, or representations by or among the Parties, written or oral, that may have related in any way to the subject matter hereof.

7.4  Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other Parties.

7.5  Third-Party Beneficiaries.   Nothing in this Agreement, express or implied, is intended or shall be construed to create any third-party beneficiaries, except as provided in Section 4.2(a) hereof.

7.6  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

7.7  Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

7.8  Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Company or the Partnership:	Copy to:

Boykin Lodging Company	Baker & Hostetler LLP
45 West Prospect Avenue, Suite 1500	3200 National City Center
Cleveland, Ohio 44115	Cleveland, Ohio 44114
Attn: President and Chief Operating Officer	Attn: John M. Gherlein

If to Parent, REIT Merger Sub, OP Holdco or OP Merger Sub:	Copy to:

Braveheart Investors LP	Davies Ward Phillips & Vineberg LLP
Westmont USA Development Inc.	625 Madison Avenue, 12th Floor
5847 San Felipe Road, Suite 450	New York, New York 10022
Houston, Texas 77057	Attn: Gerald D. Shepherd
Attn: Kenny Gibson and Mohamed Thowfeek

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

7.9  Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Ohio.

7.10  Consent to Jurisdiction; Venue.

(a) Each of the Parties irrevocably submits to the exclusive jurisdiction of the state courts of Ohio and to the jurisdiction of the United States District Court for the Northern District of Ohio, for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the Parties irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any Ohio state or federal court sitting in the City of Cleveland. Each of the Parties agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the Parties irrevocably consents to the service of any summons and complaint and any other process in any other action or proceeding relating to this Agreement, on behalf of itself or its property, by the personal delivery of copies of such process to such Party. Nothing in this Section 7.10 shall affect the right of any Party hereto to serve legal process in any other manner permitted by law.

7.11  Amendments and Waivers.  The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors or other governing bodies. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence.

7.12  Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

7.13  Expenses.  Except as provided in Section 6.3(a), each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

7.14  Construction.  The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the context requires, words used in the singular shall be construed to mean or include the plural and vice versa, and pronouns of any gender shall be deemed to include and designate the masculine, feminine or neuter gender.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BOYKIN LODGING COMPANY

By:	/s/ Richard C. Conti
Richard C. Conti,
President and Chief Operating Officer

BOYKIN HOTEL PROPERTIES, L.P.

By: Boykin Lodging Company, its general partner

By:	/s/ Richard C. Conti
Richard C. Conti,
President and Chief Operating Officer

BRAVEHEART INVESTORS LP

By: BRAVEHEART GP, LLC, its general partner

By:	/s/ Mohamed Thowfeek
Mohamed Thowfeek,
Assistant Vice President

BRAVEHEART II REALTY (OHIO) CORP.

By:	/s/ Mohamed Thowfeek
Mohamed Thowfeek,
Assistant Secretary and Treasurer

BRAVEHEART II PROPERTIES HOLDING LLC

By:	/s/ Mohamed Thowfeek
Mohamed Thowfeek,
Assistant Secretary and Treasurer

BRAVEHEART II PROPERTIES COMPANY LLC

By:	Braveheart II Realty (Ohio) Corp., its managing member

By:	/s/ Mohamed Thowfeek
Mohamed Thowfeek,
Assistant Secretary and Treasurer

DISCLOSURE SCHEDULE
TO
AGREEMENT AND PLAN OF MERGER
AMONG
BRAVEHEART INVESTORS LP, BRAVEHEART II REALTY (OHIO) CORP.,
BRAVEHEART II PROPERTIES HOLDING LLC, BRAVEHEART II PROPERTIES
COMPANY LLC, BOYKIN LODGING COMPANY AND BOYKIN HOTEL PROPERTIES, L.P.

Section 3.1(d) — Subsidiaries

Section 3.1(e) — Capitalization of the Company

Section 3.1(f) — Capitalization of the Partnership

Section 3.1(g) — Filings with the SEC

Section 3.1(i) — Absence of Undisclosed Liabilities

Section 3.1(j) — No Conflicts

Section 3.1(k) — Litigation

Section 3.1(l) — Material Contracts

Section 3.1(m) — Employee Benefits

Section 3.1(n) — Taxes

Section 3.1(o) — Compliance with Laws

Section 3.1(p) — Environmental, Health and Safety Matters

Section 3.1(q) — Title to Assets

Section 3.1(r) — Labor Matters

Section 3.1(s) — Intellectual Property

Section 3.1(t) — Transactions with Affiliates

Section 3.1(y) — Brokers’ Fees

Section 3.1(aa) — Insurance

Section 4.3(c)(ii) — Transitional Working Group

Section 4.3(g) — Operation of Business

THE COMPANY AGREES TO FURNISH SUPPLEMENTALLY A COPY OF ANY OMITTED EXHIBIT AND SCHEDULE TO THE SECURITIES AND EXCHANGE COMMISSION UPON REQUEST.

SOLICITORS, 36866, 00013, 101313236.1

Exhibit B

[LETTERHEAD OF UBS SECURITIES LLC]

May 19, 2006

The Board of Directors
Boykin Lodging Company
Guildhall Building, Suite 1500
45 W. Prospect Avenue
Cleveland, Ohio 44115

Dear Members of the Board:

We understand that Boykin Lodging Company, an Ohio corporation (“Boykin REIT”), is considering a transaction whereby (i) Braveheart II Realty (Ohio) Corp. (“REIT Merger Sub”), an Ohio corporation and wholly owned subsidiary of Braveheart Investors LP (“Parent”), a Delaware limited partnership and affiliate of Westmont Hospitality Group, Inc., a Texas corporation, and Cadim, Inc., a Quebec corporation, will merge with and into Boykin REIT and (ii) Braveheart II Properties Company LLC (“OP Merger Sub”), an Ohio limited liability company and wholly owned subsidiary of Braveheart II Properties Holding LLC (“OP Holdco”), an Ohio limited liability company and indirect wholly owned subsidiary of Parent, will merge with and into Boykin Hotel Properties, L.P. (“Boykin OP”), an Ohio limited partnership of which Boykin REIT is General Partner (such mergers, the “Transaction”). Pursuant to the terms of the Agreement and Plan of Merger, dated as of May 19, 2006 (the “Merger Agreement”), among Parent, REIT Merger Sub, OP Holdco and OP Merger Sub (collectively, “Westmont”), on the one hand, and Boykin REIT and Boykin OP (collectively, “Boykin”), on the other hand, each outstanding common share, without par value, of Boykin REIT (each such share, a “Boykin Common Share”) will be converted into the right to receive $11.00 in cash (the “Consideration”), a portion of which will be payable by Boykin REIT in the form of one or more cash dividends prior to the closing of the Transaction, as specified in the Merger Agreement. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to holders of Boykin Common Shares (other than holders of Boykin Common Shares who are proposing to acquire, or are affiliates of entities proposing to acquire, any of the Excluded Properties (as defined below) and their respective affiliates (collectively, the “Excluded Holders”)) of the Consideration to be received by such holders in the Transaction.

UBS Securities LLC (“UBS”) has acted as financial advisor to the Boykin REIT in connection with the Transaction and will receive a fee for its services, a portion of which is payable in connection with this opinion and a significant portion of which is contingent upon consummation of the Transaction. In the ordinary course of business, UBS, its successors and affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of Boykin REIT and/or affiliates of Westmont and, accordingly, may at any time hold a long or short position in such securities.

Our opinion does not address the relative merits of the Transaction or any other transaction involving Boykin as compared to other business strategies or transactions that might be available with respect to Boykin or Boykin REIT’s underlying business decision to effect the Transaction or any other transaction. Our opinion does not constitute a recommendation to any shareholder of Boykin REIT as to how such shareholder should vote or act with respect to the Transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to (i) the terms, other than the Consideration with respect to Boykin Common Shares to the extent expressly specified herein, of the Merger Agreement or any related documents, including, without limitation, any matters relating to any other securities of Boykin REIT or Boykin OP or the consideration payable in the Transaction for such securities, (ii) the form of the Transaction or (iii) any aspect or implication of any other transaction involving Boykin, including, without limitation, the proposed sales by Boykin or its affiliates of the Radisson Suite Beach Resort — Marco Island, the Pink Shell Beach Resort and the Banana Bay Resort and Marina located in Marathon, Florida (collectively, the “Excluded Properties” and, such proposed sales, the “Excluded Property Sales”). We also were not asked to, and we did not, participate in the negotiation or

B-1

The Board of Directors
Boykin Lodging Company
May 19, 2006

structuring of any of the Excluded Property Sales. In rendering this opinion, we have assumed, with your consent, that (i) Boykin and Westmont will comply with all material terms of the Merger Agreement and (ii) the Transaction will be consummated in accordance with the terms of the Merger Agreement without any adverse waiver or amendment of any material term or condition thereof. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction or any other transaction involving Boykin will be obtained without any material adverse effect on Boykin or the Transaction.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to Boykin; (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of Boykin that were provided to us by the management of Boykin and not publicly available, including financial forecasts and estimates relating to Boykin (both with and without the Excluded Properties) prepared by the management of Boykin; (iii) conducted discussions with members of the senior management of Boykin concerning the business and financial prospects of Boykin; (iv) reviewed publicly available financial and stock market data with respect to certain other companies we believe to be generally relevant; (v) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions we believe to be generally relevant; (vi) reviewed current and historical market prices of Boykin Common Shares; (vii) reviewed the Merger Agreement; (viii) reviewed the definitive purchase agreements relating to the Excluded Property Sales; and (ix) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate. At your request, we contacted third parties to solicit indications of interest in a possible business combination with Boykin and held discussions with certain of these parties prior to the date hereof. Although we were not authorized to, and we did not, solicit indications of interest in a possible acquisition of any of the Excluded Properties, we conducted discussions with Boykin regarding its efforts to solicit indications of interest in the possible acquisition of the Excluded Properties.

In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information provided to or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Boykin, nor have we been furnished with any such evaluation or appraisal (other than appraisals with respect to the Excluded Properties prepared by independent consultants to Boykin and provided to us by Boykin). We are not real estate appraisers and express no opinion as to the value of any individual property of Boykin, or the price at which any such property may be transferable, at any time. With respect to the financial forecasts and estimates referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Boykin as to the future performance of Boykin. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to us as of, the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by holders of Boykin Common Shares (other than the Excluded Holders) in the Transaction is fair, from a financial point of view, to such holders.

This opinion is provided for the benefit of the Board of Directors in connection with, and for the purpose of, its evaluation of the Transaction.

Very truly yours,

/s/ UBS Securities LLC
UBS SECURITIES LLC

B-2

Exhibit C

[LETTERHEAD OF HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.]

May 19, 2006

The Special Committee of the Board of Directors
The Board of Directors
Boykin Lodging Company
45 West Prospect Avenue
Guildhall Building Suite 1500
Cleveland, OH 44115

Dear Members of the Committee and Members of the Board of Directors:

We understand that the Boykin Lodging Company (the “Company”) or one of its subsidiary entities intends to enter into or has entered into four agreements as follows:

a)	a Hotel Purchase Agreement dated May 7, 2006 pursuant to which the Company will sell the Radisson Suite Beach Resort — Marco Island to Marriott Ownership Resorts, Inc. (the “Hotel Buyer”) for cash consideration of Fifty-Eight Million Dollars ($58,000,000.00) (the “Marco Island Hotel Sale”);

b)	a Limited Liability Company Interests Purchase Agreement and a Limited Liability Company Interests and Asset Purchase Agreement pursuant to which the Company will sell its interests in the properties known as Pink Shell and Banana Bay to entities controlled by the Company’s Chairman and Chief Executive Officer, Mr. Robert W. Boykin, for aggregate cash consideration of $11.3 million, subject to certain adjustments (the “Pink Shell and Banana Bay Sale”) (the Marco Island Radisson Inn, Pink Shell and Banana Bay assets being referred to herein as the “Excluded Assets”);

c)	a Merger Agreement (defined herein) pursuant to which the Company and Boykin Hotel Properties, L.P. will each merge (the “Mergers”) with affiliates of Westmont (the “Merger Buyer”), and in connection with such Mergers the Merger Buyer will pay the holders of the Company’s outstanding common shares aggregate cash consideration currently proposed by Merger Buyer to be (i) (x) cash consideration of $11.00 per share less the REIT Dividend Per Share Amount (as defined in the Merger Agreement) multiplied by (y) the number of Common Share Equivalents (as defined in the Merger Agreement) less (ii) the Aggregate Limited Partner Merger Consideration (as defined in the Merger Agreement), if any (the “Merger Consideration”).

The Marco Island Hotel Sale, the Pink Shell and Banana Bay Sale and the Mergers are collectively referred to as the “Transaction.”

The Special Committee of the Board of Directors (the “Committee”) has requested that Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Committee and to the Board of Directors as to whether, as of the date hereof: (a) the consideration to be received by the Company in connection with the Pink Shell and Banana Bay Sale is fair, from a financial point of view, to the Company and (b) the Merger Consideration to be received by the Company’s shareholders is fair, from a financial point of view, to the Company’s shareholders.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed the Company’s annual reports to shareholders on Form 10-K for the fiscal years ended December 31, 2003, December 31, 2004 and December 31, 2005 and the Company’s quarterly report to shareholders on Form 10-Q for the quarter ended March 31, 2006;

2.	held conversations with representatives of the Company regarding the operations, financial condition, future prospects and projected operations and performance of the Company regarding the Transaction;

3.	held conversations with representatives of the Company’s investment bankers and counsel regarding the Company, the Transaction, and related matters;

4.	visited the Company’s Pink Shell and Banana Bay assets and held discussions with the Company’s on site management regarding the operations and performance of such assets;

5.	reviewed the Hotel Purchase Agreement dated May 7, 2006 between Boykin Marco LLC and Marriott Ownerships Resorts, Inc. regarding the Marco Island Sale;

6.	a. the May 17, 2006 draft of the Agreement and Plan of Merger among BRAVEHEART INVESTORS LP, BRAVEHEART II REALTY (OHIO) CORP., BRAVEHEART II PROPERTIES HOLDING LLC, BRAVEHEART II PROPERTIES COMPANY LLC, BOYKIN LODGING COMPANY and BOYKIN HOTEL PROPERTIES, L.P. (the “Merger Agreement”),

b.	the May 18, 2006 draft of the Limited Liability Company Interests Purchase Agreement by and among BellBoy, Inc., New Banana Bay LLC, and JABO LLC, regarding the sale of the Company’s interests in Banana Bay, and

c.	the May 18, 2006 draft of the Limited Liability Company Interests and Asset Purchase Agreement by and among Boykin Hotel Properties, L.P., Sanibel View Development, LLC, White Sand Villas Development, LLC, , BeachBoy, LLC, Pink Shell Realty, LLC, and BellBoy, Inc., as sellers, and New Pink Shell LLC, and JABO LLC, regarding the sale of the Company’s interests in Pink Shell;

7.	reviewed the Radisson — Marco Island appraisal dated March 15, 2006;

8.	reviewed the Pink Shell Resort appraisal dated November 11, 2005;

9.	reviewed the Banana Bay Resort appraisal dated November 10, 2005;

10.	reviewed the Offering Memorandum pertaining to the Company and prepared by UBS Investment Bank on behalf of the Company dated March 2005;

11.	reviewed presentations to Board of Directors of the Company dated December 22, 2004, April 29, 2005, June 2, 2005, August 17, 2005, August 25, 2005, December 1, 2005, and February 2006 prepared by UBS Investment Bank;

12.	reviewed forecasts and projections prepared by the Company’s management with respect to the Company for the fiscal years ending December 31, 2006 through 2008;

13.	reviewed forecasts and projections prepared by the Company’s management with respect to Pink Shell for the fiscal years ending December 31, 2006 through 2008;

14.	reviewed forecasts and projections prepared by the Company’s management with respect to Marathon for the fiscal years ending December 31, 2006 through 2007;

15.	reviewed the historical market prices and trading volume for Boykin’s publicly traded securities and those of certain publicly traded companies which we deemed relevant;

16.	reviewed certain publicly available financial data for certain companies that we deemed relevant and publicly available transaction prices and premiums paid in other change of control transactions that we deemed relevant for companies in related industries to the Company; and

17.	conducted such other studies, analyses and inquiries as we have deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised us, and we have assumed, without independent verification, that the financial forecasts and projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company, and we express no opinion with respect to such forecasts and projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company since the date of the most recent financial statements provided to us, and that there are no information or facts that would make any of the information reviewed by us incomplete or misleading. We also have assumed that the Company is not party to any material pending transaction, including, without limitation, any external financing, recapitalization, acquisition or merger, divestiture or spin-off (other than the Transaction).

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the agreements identified in items 5 and 6 above and all other related documents and instruments that are referred to therein are true and correct, (b) each party to all such agreements will perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the agreements provided to us, without any amendments or modifications thereto or any adjustment to the aggregate consideration (through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise). We also have relied upon and assumed, without independent verification, that all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed that would result in the disposition of any material portion of the assets of the Company, or otherwise have an adverse effect on the Company or any expected benefits of the Transaction. In addition, we have relied upon and assumed, without independent verification, that the final forms of the draft documents identified above will not differ in any material respect from such draft documents.

Furthermore, we have not been requested to make, and, other than as set forth above, have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of the Company or any other party. We express no opinion regarding the liquidation value of any entity. Furthermore, we have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or any other party is a party or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company or any other party is a party or may be subject. With your consent, this Opinion makes no assumption concerning, and therefore does not consider, the potential effects of any such litigation, claims or investigations or possible assertions of claims, outcomes or damages arising out of any such matters.

We have not been requested to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Transaction or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, or (c) advise the Committee, the Board of Directors or any other party with respect to alternatives to the Transaction. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring after the date hereof. We have not considered, nor are we expressing any opinion herein with respect to, the prices at which the Company’s common stock has traded or may trade subsequent to the disclosure or consummation of the Transaction.

This Opinion is furnished solely for the use and benefit of the Committee and the Board in connection with their consideration of the Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, for any other purpose, without our express, prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to any security holder as to how such security holder should vote with respect to the Transaction.

In the ordinary course of business, certain of our affiliates may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including bank loans and other obligations) of the Company and any other party that may be involved in the Transaction.

We have not been requested to opine as to, and this Opinion does not address: (i) the underlying business decision of the Committee, the Board of Directors, the Company, its security holders or any other party to proceed with or effect the Transaction, (ii) the fairness of any portion or aspect of the Transaction not expressly addressed in this Opinion, (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or any other party other than those set forth in this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or any other party or the effect of any other transaction in which the Company or any other party might engage, (v) the tax or legal consequences of the Transaction to either the Company, its security holders, or any other party, or (vi) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s or any other party’s security holders vis-à-vis any other class or group of the Company’s or such other party’s security holders. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with your consent, on advice that the Company, the Committee, and the Board of Directors have received from its and the Company’s outside counsel and the independent accountants, and on the assumptions of the management of the Company, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company and the Transaction.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, (a) the consideration to be received by the Company in connection with the Pink Shell and Banana Bay Sale is fair, from a financial point of view, to the Company and (b) the Merger Consideration to be received by the Company’s shareholders is fair, from a financial point of view, to the Company’s shareholders.

/s/ Houlihan Lokey Howard & Zukin Financial Advisors, Inc.
HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

Exhibit D

SECTION 1701.85 OF THE OHIO REVISED CODE

Section 1701.85. Dissenting shareholder’s demand for fair cash value of shares

(A) (1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in Sections 1701.74, 1701.76 and 1701.84 of the Revised Code, only in compliance with this section.

(2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

(3) The dissenting shareholder entitled to relief under division (C) of Section 1701.84 of the Revised Code in the case of a merger pursuant to Section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of Section 1701.84 of the Revised Code in the case of a merger pursuant to Section 1701.801 [1701.80.1] of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in Section 1701.80 or 1701.801 [1701.80.1] of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

(4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

(5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholder’s failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or as fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

(C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken, and, in the case of a merger pursuant to Section 1701.80 or 1701.801 [1701.80.1] of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

(D) (1) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

(a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

(b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

(c) The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;

(d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

(2) For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

(E) From the time of the dissenting shareholder’s giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

ê Please fold and detach card at perforation before mailing. ê

BOYKIN LODGING COMPANY	PROXY
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY
     The undersigned hereby appoints Richard C. Conti, Shereen P. Jones and Andrew C. Alexander, and each of them, attorneys and proxies of the undersigned, with full power of substitution, to attend the Special Meeting of Shareholders of Boykin Lodging Company to be held at the Cleveland Airport Marriott, 4277 West 150 th Street, Cleveland, Ohio 44135, on ___, 2006, at 10:00 a.m., local time, or any adjournment or postponement thereof, and to vote the number of common shares of Boykin Lodging Company which the undersigned would be entitled to vote, and with all the power the undersigned would possess if personally present, as instructed on the reverse.
Receipt of the Notice of Special Meeting of Shareholders to be held on ___, 2006 and the Proxy Statement dated ___, 2006, is hereby acknowledged.

Dated:	_______________________________,	2006

Signature(s)

(Please sign exactly as your name or names appear hereon, indicating, where proper, official position or representative capacity.)
PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY. THANK YOU.

YOUR VOTE IS IMPORTANT
Please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope or by facsimile to ___________ so your shares may be represented at the Special Meeting of Shareholders.
ê Please fold and detach card at perforation before mailing. ê

BOYKIN LODGING COMPANY	PROXY
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1. The Proxies will vote as specified below, or, if a choice is not specified, they will vote FOR Proposal 1 and with discretionary authority on all other matters that may come before the Special Meeting or any adjournments or postponements thereof.
1.	Approval and adoption of the Agreement and Plan of Merger, dated as of May 19, 2006, among Braveheart Investors LP, Braveheart II Realty (Ohio) Corp., Braveheart II Properties Holding LLC, Braveheart II Properties Company LLC, Boykin Lodging Company and Boykin Hotel Properties, L.P.

☐ FOR	☐ AGAINST	☐ ABSTAIN
2.	In their discretion, the named proxies are authorized to vote upon such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.
(Continued and to be signed on reverse side)